UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Motorola, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

PRINCIPAL EXECUTIVE OFFICES: 1303 East Algonquin Road Schaumburg, Illinois 60196 April 8, 2008	PLACE OF MEETING: Rosemont Theater 5400 N. River Road Rosemont, IL 60018

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Our Annual Meeting will be held at the Rosemont Theater, 5400 N. River Road, Rosemont, Illinois 60018 on Monday, May 5, 2008 at 5:00 P.M., local time.

The purpose of the meeting is to:

1.	elect fourteen directors for a one-year term;

2.	ratify the appointment of KPMG LLP as Motorola’s independent registered public accounting firm for 2008;

3.	consider and vote upon three shareholder proposals, if properly presented at the meeting; and

4.	act upon such other matters as may properly come before the meeting.

Only Motorola stockholders of record at the close of business on March 14, 2008 (the “record date”) will be entitled to vote at the meeting. Please vote in one of the following ways:

•	mark, sign, date and return the enclosed proxy card using the postage-paid envelope provided;

•	visit the website shown on your proxy card to vote via the Internet;

•	use the toll-free telephone number shown on your proxy card; or

•	in person at the Annual Meeting.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, your vote is important and we encourage you to vote promptly by one of the methods listed above. If you have any questions or need assistance in voting your shares of Motorola common stock, please call D.F. King & Co., Inc., which is assisting Motorola, toll-free at 1-800-549-6697.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES). YOU WILL BE REQUIRED TO PROVIDE THE ADMISSION TICKET THAT IS DETACHABLE FROM YOUR PROXY CARD OR PROVIDE OTHER EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,
A. Peter Lawson
Secretary

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2008

April 8, 2008

Dear fellow stockholder:

You are cordially invited to attend Motorola’s 2008 Annual Stockholders Meeting. The meeting will be held on Monday, May 5, 2008 at 5:00 p.m., local time, at the Rosemont Theater, 5400 N. River Road, Rosemont, Illinois 60018.

I encourage each of you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement, and if your schedule permits, to attend the meeting. I would appreciate your support of the 14 nominated directors and the ratification of the appointment of KPMG LLP as our registered public accounting firm. Your vote is important, so please act at your first opportunity.

On behalf of your Board of Directors, thank you for your continued support of Motorola.

Gregory Q. Brown
President and CEO
Motorola, Inc.

PROXY STATEMENT

PROXY STATEMENT

PROXY STATEMENT

ABOUT THE 2008 ANNUAL MEETING

This proxy statement (the “Proxy Statement”) is being furnished to holders of common stock, $3 par value per share (the “Common Stock”), of Motorola, Inc. (“Motorola”, or the “Company”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board”) to be used at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Rosemont Theater, 5400 N. River Road, Rosemont, Illinois 60018 on Monday, May 5, 2008 at 5:00 P.M., local time, for the purposes set forth in the Notice of 2008 Annual Meeting of Stockholders.

This Proxy Statement, the form of proxy and the Company’s 2007 Annual Report are being mailed to stockholders on or after April 11, 2008. You may view and Motorola’s print the Proxy Statement and the 2007 Annual Report at http://ww3.ics.adp.com/streetlink/MOT. The Proxy Statement and the 2007 Annual Report are also available on the Company’s website at www.motorola.com/investor.

On January 31, 2008, the Company received a notice from Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership (collectively, the “Icahn Entities”) for the nomination of four nominees to the Company’s Board of Directors at the Annual Meeting.

On April 7, 2008, the Company, Carl C. Icahn, William R. Hambrecht, Keith A. Meister and the Icahn Entities entered into an agreement (the “Agreement”) pursuant to which the Company: (1) expanded the Board to fourteen members and appointed Mr. Meister as a director, and (2) nominated Mr. Meister and Mr. Hambrecht for election as directors at the Annual Meeting. In connection with, and subject to the terms of, the Agreement, the Icahn Entities have withdrawn their notice of nomination.

In addition, pursuant to the Agreement,

•	The Icahn Entities, Mr. Icahn, Mr. Hambrecht and Mr. Meister (collectively, the “Icahn Signatories”) have agreed to cease efforts related to their own proxy solicitation, which was described in the preliminary proxy statement on Schedule 14A filed on March 12, 2008 by the Icahn Entities and certain other entities controlled by Mr. Icahn with the Securities and Exchange Commission.

•	The Icahn Signatories have agreed, so long as Mr. Hambrecht and/or Mr. Meister is a member of the Board, (1) not to conduct, support, or participate (as part of a group or otherwise) in, any proxy or consent solicitations with respect to the Company, including without limitation with respect to the removal or election of directors, and (2) not to make statements or announcements that constitute an ad hominem attack on the Company, its officers or its directors.

•	The Company has agreed to appoint Mr. Hambrecht and Mr. Meister to any committee of the Board designated to oversee the Company’s announced plan to separate the Company’s mobile devices business and the Company’s broadband and mobility solutions business. The Company has also agreed: (1) to seek the input of Mr. Icahn, Mr. Hambrecht and Mr. Meister regarding significant matters in connection with such plan to separate, and (2) that the new company which includes the Company’s mobile devices business following the separation will not have certain takeover-related protections.

The Board of Directors support the nominees and urge you to elect the 14 nominees by voting on the enclosed proxy card.

The Company filed a complete copy of the Agreement with the Securities and Exchange Commission on April 8, 2008 as Exhibit 99.1 to its Current Report on Form 8-K. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

VOTING PROCEDURES

Who Is Entitled to Vote?

Only stockholders of record at the close of business on March 14, 2008 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On the record date, there were issued and outstanding 2,255,440,473 shares of Common Stock entitled to vote at the Annual Meeting. The Common Stock is the only class of voting securities of the Company.

A list of stockholders entitled to vote at the meeting will be available for examination at the Motorola Innovation Center, 1295 East Algonquin Road, Door 60, Schaumburg, Illinois 60196 for ten days before the Annual Meeting and at the Annual Meeting.

PROXY STATEMENT

How Can I Vote Without Attending the Annual Meeting?

There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting:

•	Vote by Mail. You can vote by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

•	Vote by Internet. You can also vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until the closing of the polls at the Annual Meeting. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•	Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until the closing of the polls at the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

How Can I Change My Vote?

Registered stockholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Delivering timely written notice of revocation to the Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196;

•	Submitting another timely, later-dated proxy by Internet, telephone or mail; or

•	Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

How Many Votes Must be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

How Many Votes Are Required to Elect Directors?

In February 2006, Motorola’s Board of Directors amended the Company’s bylaws and Board Governance Guidelines to adopt a majority vote standard for non-contested director elections. Under the amended bylaws of the Company (the “Bylaws”), a plurality vote standard applies to contested director elections.

The determination of the applicability of the majority voting provisions of the Bylaws is made as at the end of the notice period for nominations. Because the number of nominees timely nominated for the Annual Meeting exceeded the number of directors to be elected at the Annual Meeting as at the close of the notice period for nominations, the plurality vote standard will apply to the 2008 election of directors, meaning the 14 nominees receiving the most votes will be elected. Only votes cast “For” a nominee will be counted. An instruction to “Withhold” authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes “For” a nominee will be counted.

How Many Votes Are Required to Ratify the Appointment of KPMG LLP as Motorola’s Independent Registered Public Accounting Firm?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be

PROXY STATEMENT

required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “Against” the proposal.

How Many Votes Are Required to Pass Any Shareholder Resolution?

In order to recommend that the Board consider adoption of any shareholder proposal, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For any shareholder proposal, an abstention will have the same effect as a vote “Against” the proposal. Broker non-votes will not be voted “For” or “Against” a shareholder proposal and will have no effect on the proposal.

Will My Shares be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). As a result of the Agreement reached between the Company, Mr. Icahn and certain of his affiliates, the election of directors is no longer the subject of a counter-solicitation (i.e., a contested election). Accordingly, the election of directors will be a “discretionary” item. The ratification of the appointment of KPMG LLP is also a “discretionary” item. The three shareholder proposals are “non-discretionary” items.

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting, but have voted your shares over the Internet, by telephone or by signing and returning your proxy card, you have authorized certain members of Motorola’s senior management designated by the Board and named on your proxy card to represent you and to vote your shares as instructed.

What if I Return a Proxy Card But Do Not Provide Specific Voting Instructions For Some or All of the Items?

All shares that have been properly voted—whether by Internet, telephone or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. The Board of Directors recommends a vote “For” the election of the 14 director nominees named in this Proxy Statement, “For” the ratification of the appointment of KPMG LLP as the Company’s independent public accounting firm for 2008, and “Against” each of the three shareholder proposals.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies on the proxy card will have the discretion to vote on those matters for you. At the date we filed this Proxy Statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Do I Vote if I Participate in the Company’s 401(k) Plan?

If you own shares of Common Stock through the Motorola 401(k) Plan (the “401(k) Plan”), you will receive a separate voting instruction form for the shares you hold in the 401(k) Plan. In that case, you must return voting instructions to the trustees for the 401(k) Plan by following the instructions provided on the voting instruction form sent to you by the trustees for the 401(k) Plan. If shares of Common Stock in the 401(k) Plan are not voted either via the Internet, by telephone or by returning the voting instruction form sent to you by the trustees for the 401(k) Plan, those shares will be voted by the trustees in the same proportion as the shares properly voted by other participants owning shares of Common Stock in the 401(k) Plan. If you also own shares of Common Stock outside of the 401(k) Plan, to vote those shares you must vote either via the Internet, by telephone, by returning a proxy card (or voting instruction form for shares held by a broker or bank) as directed on the proxy card (or voting instruction form) or by attending and voting in person at the Annual Meeting.

PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

How Many Directors Are Standing For Election and For What Term?

The number of directors of the Company to be elected at the 2008 Annual Meeting is 14. The directors elected at the 2008 Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.

NOMINEES

Who Are the Nominees?

Each of the nominees named below is currently a director of the Company, except for Mr. Hambrecht. Each of the nominees was elected at the Annual Meeting of Stockholders held on May 7, 2007, except for Mr. Brown, Mr. Hambrecht, Mr. Meister and Mr. Vinciquerra who are standing for election for the first time. Mr. Zander is not standing for re-election. The ages shown are as of January 1, 2008.

GREGORY Q. BROWN, Principal Occupation: President and Chief Executive Officer, Motorola, Inc.
 Director since 2007 Age—47
Mr. Brown joined Motorola in 2003 and became President and Chief Executive Officer on January 1, 2008. From March 2007 through December 2007, Mr. Brown served as President and Chief Operating Officer. From January 2005 through March 2007, Mr. Brown served as Executive Vice President and President of the Networks and Enterprise business and from January 2003 through December 2004 he served as Executive Vice President and President of the Commercial Government and Industrial Solutions Sector. Prior to joining Motorola, Mr. Brown was Chairman and Chief Executive Officer of Micromuse, Inc., a network management software company. Before that, he was President of Ameritech Custom Business Services and Ameritech New Media, Inc. Mr. Brown serves on the Rutgers Board of Overseers and the boards of World Business Chicago, The US-China Business Council and Northwestern Memorial Hospital. Mr. Brown received a B.A. degree in Economics from Rutgers University.

DAVID W. DORMAN, Principal Occupation: Managing Director and Senior Advisor, Warburg Pincus (Chairman of the Board-Elect, Motorola, Inc.)
 Director since 2006 Age—53
Mr. Dorman is Managing Director and Senior Advisor of Warburg Pincus, a global leader in private equity. Prior to holding that position, he was Chairman and Chief Executive Officer of AT&T, a provider of internet and transaction-based voice and data services, from November 2002 until his retirement in January 2006. Previously, Mr. Dorman was President of AT&T from 2000 to November 2002. He began his career in the telecommunications industry at Sprint Corp. in 1981, and ultimately served as President of Sprint Business Services. Mr. Dorman serves on the boards of CVS Corporation, YUM! Brands, Inc., Phorm, Inc., and the Georgia Tech Foundation. Mr. Dorman received a B.S. degree in Industrial Management from the Georgia Institute of Technology.

WILLIAM R. HAMBRECHT, Principal Occupation: Chairman and Chief Executive Officer of WR Hambrecht + Co
 Nominee Age—72
Mr. Hambrecht has been Founder, Chairman and Chief Executive Officer of WR Hambrecht + Co, a financial services firm, since December 1997. Mr. Hambrecht co-founded Hambrecht & Quist in 1968, from which he resigned in December 1997 to form WR Hambrecht + Co. Mr. Hambrecht currently serves on the Board of Trustees for The American University of Beirut and is on the Advisory Investment Committee to the Board of Regents of the University of California. He also serves on the Advisory Council to The J. David Gladstone Institutes. In October 2006, Mr. Hambrecht was inducted to the American Academy of Arts and Sciences. Mr. Hambrecht graduated from Princeton University.

PROXY STATEMENT

JUDY C. LEWENT, Principal Occupation: Retired; Formerly Executive Vice President and Chief Financial Officer, Merck & Co., Inc.
 Director since 1995 Age—58
Ms. Lewent was Chief Financial Officer of Merck & Co., Inc., a pharmaceutical company, from 1990 until her retirement in September 2007. She was also Executive Vice President of Merck from February 2001 through her retirement and had additional responsibilities as President, Human Health Asia from January 2003 until July 2005, when she assumed strategic planning responsibilities for Merck. Ms. Lewent is a director of Dell Inc. She also serves as a trustee of the Rockefeller Family Trust, is a life member of the Massachusetts Institute of Technology Corporation, and is a member of the American Academy of Arts & Sciences. Ms. Lewent received a B.S. degree from Goucher College and an M.S. degree from the MIT Sloan School of Management.

KEITH A. MEISTER, Principal Occupation: Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P.
 Director since 2008 Age—34
Mr. Meister, since August 2003, has served as Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. From August 2003 through March 2006, Mr. Meister also served as Chief Executive Officer of Icahn Enterprises G.P. Inc., and since March 2006, Mr. Meister has served as Principal Executive Officer of Icahn Enterprises G.P. Inc. Since November 2004, Mr. Meister has been a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third-party private investment funds. Since June 2002, Mr. Meister has served as senior investment analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister also serves on the boards of directors of XO Holdings, Inc., WCI Communities, Inc., and Federal-Mogul Corporation. With respect to each company mentioned above, Mr. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.

THOMAS J. MEREDITH, Principal Occupation: General Partner and Co-Founder, Meritage Capital, L.P. and Chief Executive Officer, MFI Capital
 Director since 2005 Age—57
Mr. Meredith served as Acting Chief Financial Officer and Executive Vice President of Motorola from April 1, 2007 until March 1, 2008 and remained an employee of the Company until March 31, 2008. He is a general partner of Meritage Capital, L.P., an investment management firm specializing in multi-manager hedge funds that he co-founded. He is also chief executive officer of MFI Capital. Previously, he was the Managing Director of Dell Ventures and Senior Vice President, Business Development and Strategy of Dell Inc., a computer manufacturer, from 2000 until 2001, and was Chief Financial Officer of Dell Inc. from 1992 until 2000. Mr. Meredith is a director of Motive, Inc. He is also an adjunct professor at the McCombs School of Business at the University of Texas, and serves on the advisory boards of both the Wharton School at the University of Pennsylvania and the LBJ School at the University of Texas. Mr. Meredith received a B.S. degree in Political Science from St. Francis University, a J.D. degree from Duquesne University and an LL.M. degree in Taxation from Georgetown University.

PROXY STATEMENT

NICHOLAS NEGROPONTE, Principal Occupation: Founder and Chairman of the One Laptop Per Child Non-Profit Association
 Director since 1996 Age—64
Mr. Negroponte is the founder and chairman of the One Laptop Per Child non-profit organization created to design, manufacture and distribute laptops that are sufficiently inexpensive to provide every child in the world access to knowledge and modern forms of education. Mr. Negroponte is currently on leave from the Massachusetts Institute of Technology where he was co-founder and chairman emeritus of the MIT Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and experimentation of future forms of human and machine communication. He founded MIT’s pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negroponte received a B.A. and an M.A. in Architecture from MIT.

SAMUEL C. SCOTT III, Principal Occupation: Chairman, President and Chief Executive Officer, Corn Products International
 Director since 1993 Age—63
Mr. Scott is Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business. He was President of the Corn Refining Division of CPC International from 1995 through 1997, when CPC International spun off Corn Products International as a separate corporation. Mr. Scott serves on the Board of Directors of Bank of New York, Abbott Laboratories, Accion International and the Chicago Council on Global Affairs. He also serves as a Trustee of The Conference Board. Mr. Scott received a B.S. degree in Engineering and an M.B.A. from Fairleigh Dickinson University.

RON SOMMER, Principal Occupation: Retired; Formerly Chairman of the Board of Management, Deutsche Telekom AG
 Director since 2004 Age—58
Mr. Sommer was Chairman of the Board of Management of Deutsche Telekom AG, a telecommunication company, from May 1995 until he retired in July 2002. He is a director of Muenchener Rueckversicherung, Celanese, AFK Sistema, Tata Consultancy Services and Weather Industries. Mr. Sommer is also a Member of the International Advisory Board of The Blackstone Group. Mr. Sommer received a Ph.D. degree in Mathematics from the University of Vienna, Austria.

JAMES R. STENGEL, Principal Occupation: Global Marketing Officer, Procter & Gamble Company
 Director since 2005 Age—52
Mr. Stengel has been the Global Marketing Officer of Procter & Gamble Company, a consumer products company, since 2001. He joined Procter & Gamble in 1983. Mr. Stengel served as chairman of the Association of National Advertisers from 2004 through 2006. He is also on the National Underground Freedom Center Board of Directors. Mr. Stengel received a B.A. degree from Franklin & Marshall College and an M.B.A. from Pennsylvania State University.

PROXY STATEMENT

ANTHONY J. VINCIQUERRA, President and Chief Executive Officer, Fox Networks Group
 Director since 2007 Age—53
Mr. Vinciquerra was named President and Chief Executive Officer of Fox Networks Group, a primary operating unit of News Corporation that includes the Fox Television Network, Fox Cable Networks, FOX Sports and Fox Networks Engineering & Operations, in June 2002. Mr. Vinciquerra also oversees Fox Sports Enterprises, which comprises Fox’s interests in professional sports franchises like the Colorado Rockies, stadiums and leading statistical information provider STATS. Mr. Vinciquerra joined Fox in December 2001 as President of the Fox Television Network. Prior to joining Fox, he was Executive Vice President and Chief Operating Officer of Hearst-Argyle Television, a position he had held since 1999. A past Chairman of the National Association of Television Program Executives, he is also a director of the Boston-based Genesis Fund, the fund-raising organization of the National Birth Defects Institute, and a member of the Board of Trustees for Southern California Public Radio. Mr. Vinciquerra received a B.A. degree from the State University of New York.

DOUGLAS A. WARNER III, Principal Occupation: Retired; Formerly Chairman of the Board, J.P. Morgan Chase & Co.
 Director since 2002 Age—61
Mr. Warner was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm, from December 2000 until he retired in November 2001. From 1995 to 2000, he was Chairman of the Board, President and Chief Executive Officer of J.P. Morgan & Co. He is a director of Anheuser-Busch Companies, Inc. and General Electric Company, is on the Board of Counselors of the Bechtel Group Inc. and is a senior advisor at the Carlyle Group, L.P. Mr. Warner is also Chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, and a member of the Yale Investment Committee. Mr. Warner received a B.A. degree from Yale University.

DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
 Director since 1995 Age—68
Dr. White has been Chancellor of the University of Arkansas since 1997. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of J.B. Hunt Transport Services, Inc. and Logility, Inc. Dr. White received a B.S.I.E. from the University of Arkansas, an M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

MILES D. WHITE, Principal Occupation: Chairman of the Board and Chief Executive Officer, Abbott Laboratories
 Director since 2005 Age—52
Mr. White has been Chairman of the Board and Chief Executive Officer of Abbott Laboratories, a pharmaceuticals and biotechnology company, since 1999. Mr. White joined Abbott in 1984. Mr. White serves as Vice Chairman and Director of the Chicago 2016 Committee and also serves on the board of trustees of The Culver Educational Foundation, The Field Museum in Chicago and Northwestern University. Mr. White served as a director of Tribune Company until August of 2007 and was Chairman of the Board of the Federal Reserve Bank of Chicago from 2006 through 2007. Mr. White received a B.S. degree in Mechanical Engineering and an M.B.A. degree from Stanford University.

PROXY STATEMENT

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOURTEEN NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH FOURTEEN NOMINEES AS DIRECTORS.

What if a Nominee is Unable to Serve as Director?

If any of the nominees named above is not available to serve as a director at the time of the 2008 Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

CORPORATE GOVERNANCE MATTERS

What Are the Board’s Corporate Governance Principles?

The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. In order to do that effectively, the Board believes it should be comprised of individuals with appropriate skills and experiences to contribute effectively to this dynamic process. The Board is currently highly diversified; it is comprised of active and former CEOs and CFOs of major corporations and individuals with experience in high-tech fields, investment banking and academia. The Board believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates. The Board also believes that it must remain well-informed about the positive and negative issues, problems and challenges facing Motorola and its industries and markets so that the members can exercise their fiduciary responsibilities to stockholders.

Which Directors Are Independent?

On February 21, 2008, the Board made the determination, based on the recommendation of the Governance and Nominating Committee and in accordance with the Motorola, Inc. Director Independence Guidelines, that Mr. Dorman, Mr. Fuller, Ms. Lewent, Mr. Negroponte, Ms. Nooyi, Mr. Scott, Mr. Sommer, Mr. Stengel, Mr. Vinciquerra, Mr. Warner, Dr. J. White and Mr. M. White were independent during the periods in 2007 and 2008 that they were members of the Board. Mssrs. Brown, Meredith and Zander do not qualify as independent directors since they are employees of the Company. However, the Board determined on February 21, 2008 that following the completion of Mr. Meredith’s interim employment on March 31, 2008 he would again be considered independent. See “What is Motorola’s Relationship with Entities Associated with Its Independent Directors?” for further details.

While the Board is not aware of any matters that would impair the independence of Mr. Hambrecht or Mr. Meister, the determination as to their independence will be made at the May 6, 2008 meeting of the Board.

How Was Independence Determined?

The Motorola, Inc. Director Independence Guidelines include both the NYSE independence standards and categorical standards the Board has adopted to determine if a relationship that a Board member has with the Company is material. The categorical standards adopted by the Board are as follows:

• Contributions or payments (including the provision of goods or services) from Motorola to a charitable organization (including a foundation), a university, or other not-for-profit organization, of which a director or an immediate family member of a director (defined to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home) is an officer, director, trustee or employee, will not impair independence unless the contribution or payment (excluding Motorola matches of charitable contributions made by employees or directors under Motorola’s or the Motorola Foundation’s matching gift programs):
(i) is to an entity of which the director or the director’s spouse currently is an officer, director or trustee, and such person held such position at the time of the contribution,
(ii) was made within the previous three years, and

PROXY STATEMENT

(iii) was in an amount which, in the entity’s last fiscal year prior to the year of the contribution or payment, exceeded the greater of $300,000 or 5% of such entity’s consolidated gross revenues (or equivalent measure).

• Indebtedness of Motorola to a bank or similar entity of which a director or a director’s immediate family member is a director, officer, employee or 10% Owner (as defined below) will not impair independence unless the following are applicable:
(i) the director or the director’s spouse is an executive officer of such entity or an owner who directly or indirectly has a 10% or greater equity or voting interest in such entity (a “10% Owner”) and he or she held that position at any time during the previous twelve months, and
(ii) the total amount of Motorola’s indebtedness during the previous twelve months is more than 5% of the total consolidated assets of such entity in its last fiscal year.

• Other business relationships between a director or a director’s immediate family member, such as consulting, legal or financial advisory services provided to Motorola, will not impair independence unless the following are applicable:
(i) the director or the director’s spouse is a partner, officer or 10% Owner of the company or firm providing such services, and he or she held such position at any time during the previous twelve months, and
(ii) the services that were provided during the previous twelve months were in an amount which, in the company’s or firm’s last fiscal year, exceeded the greater of $1 million or 2% of such company’s or firm’s consolidated gross revenues.

This categorical standard does not include business relationships with Motorola’s independent registered public accounting firm because those relationships are covered by the NYSE independence standards.

• Motorola’s ownership of voting stock of a company of which the director or the director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:
(i) the director or the director’s spouse is an executive officer of that company, and
(ii) Motorola is currently a 10% Owner of that company.

The ownership of Motorola Common Stock by a director or a director’s immediate family member will not be considered to be a material relationship that would impair a director’s independence.

When applying the NYSE independence standards and the categorical standards set forth above, “Motorola” includes Motorola, Inc. and any of its subsidiaries, and the Motorola Foundation. A complete copy of the Motorola, Inc. Director Independence Guidelines is available on the Company’s website at www.motorola.com/investor.

With the election of Paul Liska as Executive Vice President and Chief Financial Officer, Thomas Meredith’s term as Acting Chief Financial Officer and Executive Vice President of Motorola ended on March 1, 2008 and, under the terms of his agreement, his employment ended on March 31, 2008. The Board has determined that after the end of his employment Mr. Meredith’s independence under the Motorola, Inc. Independence Guidelines and the NYSE independence requirements will not be impaired by his status as an employee of the Company from April 1, 2007 through March 31, 2008, because he was serving as an interim employee of the Company at the request of the Board while the Company conducted a search for a permanent chief financial officer.

As previously disclosed, Motorola and the Motorola Foundation have had various commercial and charitable relationships with the Massachusetts Institute of Technology (“MIT”) and the MIT Media Laboratory. Nicholas Negroponte is a tenured professor of MIT on leave, and formerly the Chairman of the MIT Media Laboratory, an academic and research laboratory at MIT. Judy Lewent is a life member of the MIT Corporation and, until June 30, 2007, served on its Executive Committee, which is responsible for general administration and superintendence of the MIT Corporation. Motorola and the Motorola Foundation made payments to MIT in each of the last three years significantly below the threshold described in the guidelines.

Neither Mr. Negroponte nor Ms. Lewent direct the relationship nor do they vote as a member of the Motorola Board of Directors to approve MIT relationships.

All independent directors, other than H. Laurance Fuller and Ron Sommer, had relationships with entities that were reviewed by the Board under the NYSE’s independence standard covering payments for properties or services exceeding the greater of $1 million or 2% of consolidated gross revenues and/or the Board’s categorical standard described above covering contributions or payments to charitable or similar not-for-profit organizations.

PROXY STATEMENT

In each case, the payments or contributions were significantly less than the NYSE independence standard or the categorical standard and were determined by the Board to be immaterial.

Are the Members of the Audit and Legal, Compensation and Leadership and Governance and Nominating Committees Independent?

Yes. The Board has determined that all of the members of the Audit and Legal Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Motorola, Inc. Director Independence Guidelines and the NYSE listing standards for independence.

Where Can I Receive More Information About Motorola’s Corporate Governance Practices?

Motorola maintains a corporate governance page on its website at www.motorola.com/investor that includes information about its corporate governance practices. The following documents are currently included on the website:

•	The Motorola, Inc. Board Governance Guidelines, the current version of which the Board adopted on January 31, 2008;

•	The Motorola, Inc. Director Independence Guidelines, the current version of which the Board adopted on November 15, 2005;

•	The Principles of Conduct for Members of the Motorola, Inc. Board of Directors, the current version of which the Board adopted on February 12, 2007;

•	The Motorola, Inc. Code of Business Conduct, which applies to all employees;

•	The charters of the Audit and Legal Committee, Compensation and Leadership Committee and Governance and Nominating Committee;

•	The Motorola, Inc. Restated Certificate of Incorporation, as amended through May 3, 2000; and

•	The Motorola, Inc. Amended and Restated Bylaws, the current version of which the Board adopted on February 23, 2006.

The Company intends to disclose amendments to the above documents or waivers applicable to its directors, chief executive officer, chief financial officer and corporate controller from certain provisions of its ethical policies and standards for directors and its employees, on the Motorola website. The Company will also provide you a printed copy of these documents if you contact Investor Relations, in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com.

BOARD OF DIRECTORS MATTERS

How Often Did the Board Meet in 2007?

The Board of Directors held 12 meetings during 2007. Overall attendance at Board and committee meetings was 95%. Each incumbent director attended 89% or more of the combined total meetings of the Board and the committees on which he or she served during 2007.

How Many Directors will Comprise the Board?

The Board of Directors currently is comprised of 14 directors. Immediately following the Annual Meeting, the Board will consist of 14 directors. Mr. Zander is not standing for re-election. In the interim between Annual Meetings, the Board has the authority under the Company’s Bylaws to increase or decrease the size of the Board and to fill vacancies.

How Many Executive Sessions of the Board Were Held in 2007?

Independent directors of the Company meet regularly in executive session without management as required by the Motorola, Inc. Board Governance Guidelines. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board of Directors. In 2007, the non-employee members of the Board met in executive session 10 times.

Who Will Serve as Chairman of the Board After the 2008 Annual Meeting of Stockholders?

On March 31, 2008, the Board of Directors elected Mr. Dorman to serve as the next Chairman of the Board. Mr. Dorman will assume the position of Chairman at the time that Mr. Zander ceases to be Chairman for any reason, which is expected to occur immediately after the conclusion of the 2008 Annual Meeting of Stockholders.

Who Currently Serves as the Presiding Director?

The Board re-appointed Mr. Scott its lead director on May 8, 2007. As the lead director, Mr. Scott chairs meetings of the independent

PROXY STATEMENT

directors and serves as liaison with the Chairman of the Board with respect to matters considered by the independent directors. Mr. Scott has served as lead director since May 2005. When Mr. Dorman assumes his position as Chairman of the Board, Mr. Scott will cease his service as lead director and Mr. Dorman will act as the presiding director at meetings of the independent directors.

Will the Directors Attend the Annual Meeting?

Board members are expected to attend the Annual Meeting of stockholders as provided in the Motorola, Inc. Board Governance Guidelines. All of our directors who stood for election at the 2007 Annual Meeting attended that meeting.

What Are the Committees of the Board?

To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has the following committees: (1) Audit and Legal, (2) Compensation and Leadership, (3) Governance and Nominating, (4) Executive, and (5) Finance. Committee membership as of December 31, 2007 and the number of meetings of each committee during 2007 are described below:

	Audit &	Compensation &	Governance &
	Legal	Leadership	Nominating	Executive	Finance

Non-Employee Directors
David W. Dorman	X				X
Judy C. Lewent	X			X	Chair
Keith A. Meister*
Nicholas Negroponte			X
Samuel C. Scott III		Chair		X
Ron Sommer		X
James R. Stengel		X
Anthony J. Vinciquerra	X
Douglas A. Warner III			Chair	X	X
John A. White	Chair
Miles D. White			X
Employee Directors
Edward J. Zander				Chair
Gregory Q. Brown
Thomas J. Meredith					X
Number of Meetings in 2007	12	11	4	None	1

*	Mr. Meister became a director on April 7, 2008 and does not currently serve on any Board committees.

Where Can I Locate the Current Committee Charters?

Current versions of the Audit and Legal Committee charter, Compensation and Leadership Committee charter and Governance and Nominating Committee charter are available on our website at www.motorola.com/investor.

What Are the Functions of the Audit and Legal Committee?

•	Assist the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, disclosure controls and procedures, financial reporting practices and legal and regulatory compliance

•	Hire the independent registered public accounting firm

•	Monitor the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditors

•	Maintain, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm

•	Oversee compliance with the Company’s policies for conducting business, including ethical business standards

PROXY STATEMENT

•	Prepare the report of the Committee included in this Proxy Statement

What Are the Functions of the Compensation and Leadership Committee?

•	Assist the Board in overseeing the management of the Company’s human resources, including:

•	compensation and benefits programs

•	CEO performance and compensation

•	executive development and succession and diversity efforts

•	Oversee the evaluation of the Company’s senior management

•	Review and discuss the Compensation Discussion and Analysis (“CD&A”) with management and make a recommendation to the Board on the inclusion of the CD&A in this Proxy Statement

•	Prepare the report of the Committee included in this Proxy Statement

What Are the Functions of the Governance and Nominating Committee?

•	Identify individuals qualified to become Board members, consistent with the criteria approved by the Board

•	Recommend director nominees and individuals to fill vacant positions

•	Assist the Board in interpreting the Company’s Board Governance Guidelines, the Board’s Principles of Conduct and any other similar governance documents adopted by the Board

•	Oversee the evaluation of the Board and its committees

•	Generally oversee the governance and compensation of the Board

What Are the Functions of the Executive Committee?

•	Act for the Board between meetings on matters already approved in principle by the Board

•	Exercise the authority of the Board on specific matters assigned by the Board from time to time

What Are the Functions of the Finance Committee?

Since mid-2006, the Finance Committee meets on an as needed and ad hoc basis. The Committee’s functions include:

•	Review the Company’s overall financial posture, asset utilization and capital structure

•	Review the need for equity and/or debt financing and specific outside financing proposals

•	Monitor the performance and investments of employee retirement and related funds

•	Review the Company’s dividend payment plans and practices

What is the Decision-Making Process to Determine Executive Compensation?

The Compensation and Leadership Committee has been delegated by the Board the responsibility to oversee the programs under which compensation is paid or awarded to Motorola’s executives and to evaluate the performance of Motorola’s senior management. The specific functions of the Compensation and Leadership Committee are described in this Proxy Statement under “What Are the Functions of the Compensation and Leadership Committee?” and in the Compensation and Leadership Committee’s charter, which the Compensation and Leadership Committee and the Board periodically review and revise as necessary.

The Global Rewards department in Motorola’s Human Resources organization supports the Compensation and Leadership Committee in its work and, in some cases, acts pursuant to delegated authority from the Compensation and Leadership Committee to fulfill various functions in administering Motorola’s compensation programs.

In carrying out its duties, the Compensation and Leadership Committee has direct access to outside advisors, independent compensation consultants and others to assist them. During 2007 and 2008, the Compensation and Leadership Committee directly engaged an outside compensation consulting firm to assist them in their review of the compensation for Motorola’s executive officers.

For more information on the decisions made by the Compensation and Leadership Committee, see the “Compensation Discussion and Analysis”.

What is the Decision-Making Process to Determine Director Compensation?

The Governance and Nominating Committee has been delegated the responsibility by the Board

PROXY STATEMENT

to recommend to the Board the compensation for non-employee directors, which is to be consistent with market practices of other similarly situated companies and is to take into consideration the impact on non-employee directors’ independence and objectivity. The Board has asked the Compensation and Leadership Committee to assist the Governance and Nominating Committee in making such recommendation. Although the charter of the Governance and Nominating Committee authorizes the Committee to delegate director compensation matters to management based on its reasonable judgment, the Committee has chosen not to delegate matters related to director compensation. Management has no role in recommending the amount or form of director compensation.

What is the Role of Independent Compensation Consultants in Executive and Director Compensation Determinations?

In accordance with the Compensation and Leadership Committee’s charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including the sole authority to approve the firm’s or advisor’s fees and other retention terms.

In accordance with this authority, in 2007 and 2008, the Compensation and Leadership Committee retained Mercer (“Mercer”) as an external independent consultant to provide insight and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, relative assessment of pay of Motorola executives to performance, and other topics as the Compensation and Leadership Committee deemed appropriate. See “Independent Consultant Review of Executive Compensation” in “Compensation Discussion and Analysis” for further details on the compensation-related elements the Compensation and Leadership Committee requested be reviewed.

In its 2007 and 2008 independent reviews of Motorola’s senior leadership team’s compensation, Mercer found that Motorola’s current executive compensation programs are fundamentally competitive and sound. The Compensation and Leadership Committee intends to engage an external independent consultant to complete an exhaustive evaluation of the Company’s executive rewards program on a periodic basis, generally every two or three years. The Compensation and Leadership Committee intends to engage an external independent consultant to review the specific compensation of the CEO and all members of the senior leadership team annually. The Compensation and Leadership Committee agreed with the Mercer studies’ conclusions that no substantive revisions to the compensation programs are required.

In 2007, the Compensation and Leadership Committee engaged Mercer to assist the Committee in its review of the compensation for Motorola’s non-employee directors. In view of the market trends outlined by Mercer, the Compensation and Leadership Committee recommended the Governance and Nominating Committee consider: (1) increasing the Audit and Legal Committee Chair annual retainer, (2) introducing stock ownership guidelines equal to four times the annual director retainer fee, and (3) making pro rata equity grants effective upon the election of a new director to the Board if the election occurs at a time other than at the annual grant to directors.

The Governance and Nominating Committee, after reviewing and discussing these recommendations, submitted its recommendations to the Board, which adopted the compensation program currently in place for non-employee directors as described under “How Are the Directors Compensated?”.

What Role, if any, do Executive Officers Play in Determining or Recommending Executive and Director Compensation?

Motorola’s senior leadership team, comprised of the CEO and certain executives designated by the CEO, provides recommendations regarding the design of the Company’s compensation program to the Compensation and Leadership Committee. Upon Compensation and Leadership Committee approval, the senior leadership team is ultimately accountable for executing the objectives of the approved compensation program.

Each member of Motorola’s senior leadership team is ultimately responsible for approving all compensation actions for their respective organizations. When these compensation actions involve other Motorola executives, the involved senior leadership team member is accountable for ensuring the adherence to all established governance procedures.

The CEO is responsible for recommending all compensation actions involving any officer who reports directly to him or any officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, to the Compensation and Leadership Committee for its approval. The CEO cannot unilaterally implement compensation changes for any of his senior leadership team or other direct reports. The CEO takes an active role in Compensation and Leadership Committee meetings at which compensation actions involving his senior leadership team and other direct reports are discussed.

PROXY STATEMENT

The Compensation and Leadership Committee directly engages an outside consulting firm, Mercer, to assist it in its review of the compensation for Motorola’s senior leadership team. Mercer also participates in certain Committee meetings.

The Global Rewards department in Motorola’s Human Resources organization, together with the Senior Vice President, Human Resources, prepares recommendations regarding CEO compensation and brings those recommendations to the Compensation and Leadership Committee. The CEO does not participate in the discussions regarding his compensation at Committee meetings. Mercer is also available at such meetings.

The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the CEO to the Board for its concurrence. The Compensation and Leadership Committee cannot unilaterally approve compensation changes for the CEO.

As stated above, management does not recommend or determine director compensation.

What Are the Director Stock Ownership Guidelines?

Our Board Governance Guidelines provide that, within five years of joining the Board, directors are expected to own Motorola Common Stock with a value equivalent to at least four times the annual retainer fee for directors. For the purposes hereof, Motorola Common Stock includes stock units.

How Are the Directors Compensated?

During 2007, the annual retainer fee paid to each non-employee director was $100,000. In addition: (1) the chairs of the Audit and Legal and Compensation and Leadership Committees each received an additional annual fee of $15,000; (2) the non-employee chairs of the other committees each received an additional annual fee of $10,000; and (3) the members of the Audit and Legal Committee, other than the chair, each received an additional annual fee of $5,000. Beginning in 2008, the annual additional fee to the chair of the Audit and Legal Committee has been increased to $20,000. The Company also reimburses its directors and, in certain circumstances, spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings or other meetings as requested by Motorola.

A director may elect to receive a portion of their retainer and other fees in the form of deferred stock units. The election to receive deferred stock units must be made in 5% increments (e.g., 65% cash / 35% deferred stock units).

Directors receive an annual grant of deferred stock units in the second quarter of the fiscal year. On May 8, 2007, each non-employee director received a deferred stock unit award of 6,780 shares of Common Stock. The number of deferred stock units awarded was determined by dividing $120,000 by the fair market value of a share of Common Stock on the date of grant (rounded up to the next whole number) based on the closing price on the date of grant. The deferred stock units are paid to the director in shares of Common Stock upon termination of service from the Motorola Board of Directors. Dividend equivalents are reinvested in additional deferred stock units subject to the same terms.

As of January 1, 2006, non-employee directors are no longer eligible to participate in the Motorola Management Deferred Compensation Plan. Motorola does not currently have a non-equity incentive plan or pension plan for non-employee directors.

Non-employee directors do not receive any additional fees for attendance at meetings of the Board or its committees or for additional work done on behalf of the Board or a committee. Mssrs. Zander and Brown who are employees of Motorola, receive no additional compensation for serving on the Board or its committees. Further, Mr. Meredith did not receive any additional compensation for Board service while he was Acting Chief Financial Officer.

PROXY STATEMENT

The following table further summarizes compensation paid to the non-employee directors during 2007.

Director Compensation for 2007

						Change in
						Pension
						Value and
	Fees					Nonqualified
	Earned or					Deferred
	Paid in		Stock Awards($)		Option	Compensation	All Other
Name	Cash($)(1)		(2)(3)(4)		Awards($)	Earnings($)(5)	Compensation($)(6)		Total($)
(a)	(b)		(c)		(d)	(f)	(g)		(h)

David W. Dorman	$52,500		$253,840	(7)	$0	$0	$5,000	(8)	$311,340
H. Laurance Fuller(9)	28,750		28,749		0	0	0		57,499
Judy C. Lewent	112,500		120,006		0	0	0		232,506
Thomas J. Meredith	26,250	(10)	0		0	0	0		26,250
Nicholas Negroponte	100,000		120,006		0	0	0		220,006
Indra K. Nooyi(9)	25,000		25,003		0	0	0		50,003
Samuel C. Scott III	115,000		120,006		0	0	0		235,006
Ron Sommer	100,000		120,006		0	0	0		220,006
James R. Stengel	100,000		120,006		0	0	0		220,006
Anthony J. Vinciquerra	34,125		108,376	(11)	0	0	0		142,492
Douglas A. Warner III	110,000		120,006		0	0	5,000	(8)	235,006
John A. White	0		232,511		0	818	5,000	(8)	238,328
Miles D. White	0		221,259		0	0	5,000	(8)	226,259

(1)	As described above, directors may elect to receive a portion of their retainer or other fees in the form of deferred stock units (“DSUs”). The amounts in column (b) are the portion of the annual retainer and any other fees the non-employee director has elected to receive in cash.

(2)	As described above, certain directors have elected to receive DSUs for a portion of their retainer or other fees. In addition, all directors received an annual grant of DSUs on May 8, 2007 (except for Mr. Vinciquerra who was elected on July 26, 2007 and Mr. Fuller and Ms. Nooyi who were not serving at the time of the grant). All amounts in column (c) are the amounts recognized for financial reporting purposes in connection with DSUs, calculated in accordance with revised Statement of Financial Accounting Standards No. 123R (“FAS 123R”), accounting for dividend equivalents. These amounts are the same as the aggregate grant date fair value of DSUs received by each director in 2007. The number of DSUs received and, except as otherwise noted, the value of Motorola Common Stock on each date of grant or purchase are as follows:

		May 8 - $17.70
	March 30 - $17.67	Annual Grant		June 29 - $17.70	September 28 - $18.53	December 31 - $16.04
	Deferred	of Deferred		Deferred	Deferred	Deferred
Director	Stock Units	Stock Units		Stock Units	Stock Units	Stock Units

David W. Dorman	743	11,375	(7)	742	708	818

H. Laurance Fuller	1,627	—		—	—	—

Judy C. Lewent	—	6,780		—	—	—

Nicholas Negroponte	—	6,780		—	—	—

Indra K. Nooyi	1,415	—		—	—	—

Samuel C. Scott III	—	6,780		—	—	—

Ron Sommer	—	6,780		—	—	—

James R. Stengel	—	6,780		—	—	—

Anthony J. Vinciquerra	—	5,187	(11)	—	496	573

Douglas A. Warner III	—	6,780		—	—	—

John A. White	1,486	6,780		1,624	1,552	1,792

Miles D. White	1,486	6,780		1,412	1,349	1,559

PROXY STATEMENT

(3)	As of December 31, 2007, the aggregate equity holdings for the non-employee directors were as follows (except Mr. Fuller and Ms. Nooyi, whose holdings are as of May 7, 2007, the last date of their service as directors):

		Deferred	Restricted	Common
Director	Options	Stock Units	Stock	Stock

David W. Dorman	0	16,807	0	0
H. Laurance Fuller	115,584	0	0	28,919
Judy C. Lewent	115,584	12,553	264	47,340
Nicholas Negroponte	115,584	12,553	0	47,863
Indra K. Nooyi	48,528	91	0	21,835
Samuel C. Scott III	115,584	19,167	12,177	21,669
Ron Sommer	15,000	12,553	0	3,043
James R. Stengel	15,000	12,553	0	7,305
Anthony J. Vinciquerra	0	6,270	0	600
Douglas A. Warner III	65,292	18,348	4,245	20,199
John A. White	56,910	23,865	540	43,728
Miles D. White	0	24,061	0	2,000

(4)	Certain de minimis amounts (less than $50) were paid in cash in lieu of fractional shares.

(5)	The amounts shown in this column are earnings under the Motorola Management Deferred Compensation Plan that were in excess of the threshold for “above-market earnings”. Pursuant to SEC rules, all earnings in 2007 in excess of 5.56% have been deemed “above market earnings”. As of January 1, 2006, non-employee directors are no longer eligible to participate in the plan. Dr. J. White is the only director who participates in the plan.

(6)	The aggregate amount of perquisite and personal benefits, securities, or property given to each named director valued on the basis of aggregate incremental cost to the Company was less than $10,000.

(7)	Mr. Dorman was elected to the Board effective July 10, 2006, and as such he did not receive a DSU award in May 2006, nor did he receive a retainer fee for the first and second quarters of 2006. In May 2007, in addition to the annual grant of 6,780 DSUs made to all non-employee directors at the time, Mr. Dorman was granted a pro rata DSU award of 4,595 DSUs for his service from July 10, 2006 to May 8, 2007.

(8)	These amounts represent matching gift contributions made by the Motorola Foundation at the request of the director to charitable institutions in the name of the respective directors pursuant to the Company’s charitable matching program that is available to all U.S. employees and directors.

(9)	Mr. Fuller and Ms. Nooyi did not stand for re-election at the May 7, 2007 annual meeting. As such, they did not receive a DSU award in May 2007 and they received a retainer fee only for the first and second quarters of 2007.

(10)	This amount is Mr. Meredith’s director fees from January 1, 2007 through March 31, 2007. On April 1, 2007, Mr. Meredith became Acting Chief Financial Officer of the Company. See the “Summary Compensation Table” for information regarding Mr. Meredith’s compensation as Acting Chief Financial Officer.

(11)	Mr. Vinciquerra was elected to the Board effective July 26, 2007, and as such he did not receive a DSU award in May 2007, nor did he receive a retainer fee for the first and second quarters of 2007. Upon his election to the Board, Mr. Vinciquerra was granted a pro rata DSU award of 5,187 DSUs for his service from July 26, 2007 to the date of the 2008 annual DSU award for non-employee directors. The grant is valued at $17.35 per share, the fair market value on the date of grant.

PROXY STATEMENT

Director Retirement Plan and Insurance Coverage

In 1996, the Board terminated its retirement plan. Non-employee directors elected to the Board after the termination date are not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for service after May 31, 1996. In 1998, some directors converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola until they are no longer members of the Board because either: (1) they do not stand for re-election or are not re-elected, or (2) their disability or death. Mr. Fuller, Ms. Lewent, Mr. Negroponte, Mr. Scott and Dr. J. White converted their accrued benefits in the retirement plan in 1998 and, therefore, there are no current directors entitled to receive payment of such benefits in accordance with the applicable payment terms of the retirement plan.

Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such non-employee directors and their spouses during the year ended December 31, 2007 was $2,995.

Related Person Transaction Policy and Procedures

The Company has established written policies and procedures (the “Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving Motorola and its subsidiaries (the “Company”) and Related Persons (as defined below). This Policy supplements the Company’s other conflict of interest policies set forth in the Principles of Conduct for Members of the Motorola, Inc. Board of Directors and the Motorola Code of Business Conduct for employees and its other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.

For purposes of the Related Person Transaction Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities (“5% Holder”) and members of their respective Immediate Family (as defined in the Policy).

The Policy provides that any Transaction since the beginning of the last fiscal year is to be promptly reported to the Company’s General Counsel. The General Counsel will assist with gathering important information about the Transaction and present the information to the applicable Board committee responsible for reviewing the Transaction. The appropriate Board committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the applicable committee will consider such information as it deems important to conclude if the transaction is fair to the Company. The Governance and Nominating Committee will make all determinations regarding transactions involving a director or director nominee. The Audit and Legal Committee will make all determinations involving an executive officer or 5% Holder.

The Company had no Related Person Transactions in 2007.

What is the Process for Identifying and Evaluating Director Candidates?

As stated in the Motorola, Inc. Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee review and consider many factors, including: experience in the context of the Board’s needs; leadership qualities; diversity; ability to exercise sound judgment; existing time commitments; years to retirement age and independence. It also considers ethical standards and integrity.

The Governance and Nominating Committee will consider nominees recommended by Motorola stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive.

The Committee considers recommendations from many sources, including members of the Board, management and search firms. From time-to-time, Motorola hires global search firms to help identify and facilitate the screening and interview process of director nominees. The search firm screens candidates based on the Board’s criteria, performs reference checks, prepares a biography for each candidate for the Committee’s review and helps set up interviews. The Committee and the Chairman of the Board conduct interviews with

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candidates who meet the Board’s criteria. During late 2006 and early 2007, the Governance and Nominating Committee conducted a search and identified Mr. Anthony J. Vinciquerra as a director candidate. The Committee has full discretion in considering its nominations to the Board.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Legal Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal year 2007 are described under “Audit and Legal Committee Matters—Independent Registered Public Accounting Firm Fees”.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.

Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “Against” the proposal.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2008.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit and Legal Committee and the Board. Even if the selection is ratified, the Audit and Legal Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL RE: SAY-ON-PAY

The Company has been advised that the AFL-CIO Reserve Fund, the beneficial owner of 1,500 shares, intends to submit the following proposal for consideration at the 2008 Annual Meeting.

RESOLVED, that the shareholders of Motorola, Inc. (the “Company”) urge the Board of Directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT. The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at our Company has not always been structured in ways that best serve shareholders’ interests. For example, The Corporate Library, an authority on corporate governance, has given our Company a grade of “D,” citing “High Concern” for compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding but gives shareholders a clear voice that could help shape senior executive compensation.

Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jessie Fried, Pay Without Performance, 2004.)

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Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for re-election is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge our Company’s Board to allow shareholders to express their opinion about senior executive compensation at our Company by establishing an annual referendum process. The results of such a vote would, we think, provide our Company with useful information about whether shareholders view the Company’s senior executive compensation practices, as reported each year, to be in shareholders’ best interests.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

The Board of Directors recognizes general shareholder concern around executive compensation at public companies, but urges shareholders to vote against this shareholder-submitted proposal because: (1) legislation is under consideration to adopt a say-on-pay requirement and a multi-industry working group is reviewing the issue, making adoption of any specific say-on-pay formulation at this time premature and potentially harmful; (2) Motorola’s shareholders already have precise and efficient methods to communicate their specific concerns about executive compensation (and other matters) directly to the Board, and these methods are far superior to the non-specific advisory vote recommended by the Proponent; (3) the backward-looking advisory vote advocated by the Proponent would not provide the Board with any more meaningful insight into specific shareholder concerns regarding executive compensation than the existing communication methods; and (4) Motorola’s independent Compensation and Leadership Committee already oversees an executive compensation program that is thoughtful, performance-based, objective and transparent.

Legislation is Under Consideration for a Say-on-Pay Requirement and a Working Group is Reviewing the Issue, Making Adoption of Any Specific Say-on-Pay Formulation at this Time Premature and Potentially Harmful

The Company believes it would be premature to adopt a say-on-pay proposal at this time in light of possible federal legislation on this same matter. Furthermore, a working group of approximately a dozen large U.S. companies and several large pension funds was formed to review the proposal in February 2007 and has not yet released its recommendation. As the Company’s success is dependent on its ability to compete for executive talent, it may be competitively harmful to unilaterally adopt an advisory vote standard until it is uniformly required of our competitors. Therefore, the Company believes it is prudent to continue to carefully monitor the developments regarding the say-on-pay issue before taking any action.

Motorola’s Shareholders Already Have Precise and Efficient Methods to Communicate Their Specific Concerns Directly to the Board

Motorola’s shareholders currently have a number of appropriate tools to communicate specific concerns regarding executive compensation directly to the Board. These tools enable precise communication, rather than the ambiguous results of a general advisory vote. The most direct tool available to shareholders to communicate concerns about executive compensation is the ability to send a message directly to the independent Compensation and Leadership Committee of the Board of Directors. Such a message can be sent one of two ways, either:

Via email to:	or	Through the mail to:

boardofdirectors@motorola.com		Compensation & Leadership Committee
c/o Corporate Secretary, Motorola, Inc.,
1303 East Algonquin Road,
Schaumburg, IL 60196.

An Advisory Vote Provides No Meaningful Insight Into Specific Shareholder Concerns Regarding Executive Compensation

The vote recommended in the proposal would not provide any useful information to Motorola or the members of the independent Compensation and Leadership Committee. For example, if shareholders voted “against” an advisory resolution, Motorola would not be able to determine the specific basis of the disapproval. This lack of clarity as to the meaning of the outcome of the advisory vote requested

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by the proposal largely eliminates any benefits it might offer.

Motorola’s Independent Compensation and Leadership Committee Already Oversees an Executive Compensation Program That Is Thoughtful, Performance-Based, Objective and Transparent

The Compensation and Leadership Committee (the “Committee”) oversees Motorola’s executive compensation program and evaluates the performance of Motorola’s senior executives. The Committee is comprised solely of independent directors and has established a compensation philosophy of providing compensation programs that attract, retain and motivate the best people, with a goal of producing outstanding business performance and shareholder value.

The Board does not believe the advisory vote requested by the Proponent will provide enough detail to enhance the Company’s compensation programs or improve communication between shareholders and the Board. For these reasons and the others stated above, the Board of Directors recommends that you vote AGAINST the adoption of this shareholder-submitted proposal.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL RE: POLICY TO RECOUP UNEARNED MANAGEMENT BONUSES

The Company has been advised that Kenneth Steiner, the beneficial owner of 1,600 shares, intends to submit the following proposal for consideration at the 2008 Annual Meeting.

4—Recoup Unearned Management Bonuses

RESOLVED: Shareholders request our board to adopt a bylaw to enable our company to recoup all unearned incentive bonuses or other incentive payments to all senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved or resulted from error(s). This is to be adopted as a bylaw unless such a bylaw format is absolutely impossible. If such a bylaw were absolutely impossible, then adoption would be as a policy. The Securities and Exchange Commission said there is a substantive distinction between a bylaw and a policy. Restatements are one means to determine such unearned bonuses.

This proposal applies to all such senior executives who received unearned bonuses, not merely the executives who cooked the books. This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans. Our Compensation Committee is urged—for the good of our company—to promptly negotiate revised contracts that are consistent with this proposal even if this means that our executives be asked to voluntarily give up certain rights under their current contracts.

This proposal topic won our 62%-support at our 2007 annual meeting. “Boards should take actions recommended in shareowner proposals that receive a majority of votes cast for and against,” according to The Council of Institutional Investors.

I believe this topic is more relevant to our company now. The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm said that in August 2007 a securities class action suit was filed against Motorola for violation of the Securities Exchange Act of 1934. The complaint alleges that during the second half of 2006, Motorola tried to “artificially inflate” its depressed share price by making a series of “false and misleading” statements about the company’s business and prospects. The complaint states that investors received news of missed sales and revenue projections and fourth quarter results that were below expectations. The complaint estimates that the missed targets resulted in share price declines totaling 15%.

The key point for Motorola according to The Corporate Library is that compensation is at a level that represents high concern for shareholders. Total actual compensation for CEO, Edward Zander, was $11 million in 2006—more than 20% greater than compensation at other similarly sized firms. This suggests that Mr. Zander’s interests are not closely tied to the interests of shareholders. Of the $11 million in total actual compensation paid to Mr. Zander in 2006, about two thirds or $7.4M was generated by value realized from the vesting of stock. This does not look good in light of the complaint’s reference to “artificially” inflated share prices and “false and misleading” statements.

With this in mind please vote yes:

Recoup Unearned Management Bonuses
Yes on 4

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RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

The Board of Directors urges shareholders to vote against this shareholder-submitted proposal because the Company has already adopted a clawback policy. In recognition of shareholder concerns expressed at the 2007 Annual Meeting of Stockholders, the Board of Directors adopted a clawback policy on November 13, 2007, supplementing the recoupment provisions of the Sarbanes-Oxley Act. The adopted policy is the recommendation of the Compensation and Leadership Committee after careful deliberation. The policy for the recoupment of incentive payments upon financial restatement (the “Clawback Policy”), which became effective on January 1, 2008, states in its entirety:

“If, in the opinion of the independent directors of the Board (the “independent directors”) the Company’s financial results are restated due to intentional misconduct by one or more executive officers of the Company, then the independent directors shall use their best efforts to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue against any individual executive officer the independent directors shall consider all relevant facts and circumstances.

To the extent practicable under applicable law, the independent directors may require one or more of the following remedies:

•	Reimbursement of the gross amount of any bonus or incentive compensation paid to such executive officer on or after January 1, 2008 that were subsequently reduced due to the restatement (the “original financial results”);

•	Cancellation of outstanding restricted stock, restricted stock units, stock options and any other equity awards granted to such executive officer on or after January 1, 2008; and/or

•	Reimbursement of any gains realized after January 1, 2008 in the exercise of stock options, vesting of or open market sales of vested, restricted stock, restricted stock units and any other equity awards granted to such executive officer, regardless of when issued if and to the extent that

•	The amount of the bonus or incentive compensation was calculated based on achievement of the original financial results;

•	The executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and

•	The amount of the bonus or incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.

In addition the independent directors may take other disciplinary action, including, without limitation, (1) adjustment of future compensation of the executive officer, (2) termination of the executive officer’s employment, (3) pursuit of any and all remedies available in law and/or equity in any country, and (4) pursuit of such other action as may fit the circumstances of the particular case.

The independent directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors’ power to determine the appropriate punishment for the wrongdoer[s] is in addition to, and not in replacement of, remedies imposed by such entities.

This Policy shall apply in addition to any right of recoupment against the Chief Executive Officer and the Chief Financial Officer under Section 304 of the Sarbanes-Oxley Act of 2002.”

The Board of Directors believes that the existing Clawback Policy is the most appropriate policy formulation for the Company. Further, the Company believes the adoption of the Clawback Policy has addressed the concerns previously expressed by its shareholders. For this reason, the Board of Directors recommends that you vote AGAINST the adoption of this shareholder-submitted proposal.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL RE: A GLOBAL SET OF CORPORATE STANDARDS AT MOTOROLA

The Company has been advised that the New Covenant Growth Fund, the beneficial owner of 43,400 shares intends to submit the following proposal for consideration at the 2008 Annual Meeting. The following proposal has also been co-filed by the General Board of Pension and Health

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Benefits of the United Methodist Church, The Domestic and Foreign Missionary Society of the Episcopal Church, and the General Board of Global Ministries of the United Methodist Church.

Whereas, Motorola, as a global corporation, faces increasingly complex problems as the international social and cultural context within which Motorola operates changes.

Companies are faced with ethical and legal challenges arising from diverse cultures and political and economic contexts. Today, management must address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace, protection of the environment and sustainable community development. Motorola itself does business in countries with human rights challenges including China, Malaysia, Russia, and Israel and the occupied Palestinian territories, for example.

We believe global companies must implement comprehensive codes of conduct, such as those found in “Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance,” developed by an international group of religious investors. (April, 2003, www.bench-marks.org) Companies must formulate policies to reduce risk to reputation in the global marketplace.

In August 2003, the United Nations Sub-Commission on the Promotion and Protection of Human Rights took historic action by adopting “Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights.” (www1.umn.edu/humanrts/links/NormsApril2003.html)

We believe significant commercial advantages may accrue to our company by adopting a comprehensive human rights policy based on the UN Human Rights Norms serving to enhance corporate reputation, improve employee recruitment and retention, improve community and stakeholder relations and reduce risk of adverse publicity, consumer boycotts, divestment campaigns and lawsuits.

Motorola ought to be able to assure shareholders that employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One element of ensuring compliance is utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations that know local culture. Global companies, including Ford, GAP and Hewlett-Packard, are developing credible code enforcement mechanisms.

RESOLVED, the shareholders request the Board of Directors to review and amend, where applicable, Motorola’s policies related to human rights that guide its international and U.S. operations. We request a summary of this review by October 2008 and suggest it be posted on Motorola’s website.

Supporting Statement

Motorola’s current policies contain only three components from existing international human rights codes. These set forth a corporate policy of non-discrimination, no use of forced labor or child labor. We believe that our company’s policies should reflect a more comprehensive understanding of human rights.

Therefore, we recommend the review include policies designed to protect human rights—civil, political, social, environmental, cultural and economic—based on internationally recognized human rights standards. We particularly urge attention to harassment or discrimination against women and other forms of violence in the workplace as well as the rights of minorities. We believe the review should also take note of the Universal Declaration of Human Rights, the Fourth Geneva Convention, the International Covenant on Civil and Political Rights, the core labor standards of the International Labor Organization, the International Covenant on Economic, Cultural and Social Rights, and United Nations resolutions and reports of UN special rapporteurs on countries where Motorola does business.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

The Company agrees with the principles on which this proposal is based and already addresses the concerns it raises, making this proposal unnecessary. In fact, the Company already has in place a comprehensive set of policies and procedures that address human rights, which are designed to ensure that its operations worldwide are conducted using the highest standards of integrity and ethical business conduct applied uniformly and consistently.

The Company’s policies include: the Motorola Code of Business Conduct, the Motorola Human Rights Policy, the Motorola Business Conduct Expectations for Suppliers Policy, and the Motorola EHS Policy. These specific policies are based upon internationally recognized human rights standards,

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such as the Universal Declaration of Human Rights, the core labor standards of the International Labor Organization, the United Nation’s Global Compact, Social Accountability 8000 (SA 8000) standard, and the Organization for Economic Co-operation and Development (OECD) Guidelines for Multinational Enterprises, to name a few.

The Company’s policies reflect a comprehensive understanding of human rights and support the following important areas:

•	Compliance

•	Anti-corruption

•	No unfair business practices

•	Anti-discrimination

•	No forced labor

•	No child labor

•	No harsh or inhumane treatment

•	Freedom of association and collective bargaining

•	Fair working hours and wages

•	Safe and healthy working conditions

•	Environmental sustainability

As part of the Company’s management practices, we periodically perform thorough reviews of the aforementioned policies and update them to keep them in alignment with internationally recognized human rights standards. Such a review is currently being conducted and we plan to post the revised documents to our website when our review is complete.

The Board believes that the Company’s policies effectively articulate our long-standing support for, and continued commitment to, human rights rendering the proposal duplicative and unnecessary. Therefore, the Board of Directors recommends that you vote AGAINST this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of December 31, 2007. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers or acquisitions where the plans governing the options will not be used for future awards, as described below.

					Number of securities
					remaining available for
	Number of				future issuance under
	securities to be		Weighted-average		equity compensation
	issued upon exercise		exercise price		plans (excluding
	of outstanding		of outstanding		securities reflected in
	options and rights		options and rights		column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by Motorola stockholders	229,192,439	(1)(2)(3)	$18.76	(4)	137,493,087	(5)
Equity compensation plans not approved by Motorola stockholders(6)(7)	4,800,205		$16.31		0

Total	233,992,644		$18.71		137,493,087

(1)	This includes shares subject to outstanding options granted under the Motorola Omnibus Incentive Plan of 2006 (“2006 Plan”) and prior stock incentive plans no longer in effect.

(2)	This also includes an aggregate of 10,963,285 restricted or deferred stock units that have been granted or accrued pursuant to dividend equivalent rights under the 2006 Plan and prior stock incentive plans which are no longer in effect. Each restricted or deferred stock unit is intended to be the economic equivalent of a share of Common Stock.

(3)	This does not include 412,252 stock appreciation rights (“SARs”) which are outstanding and exercisable under prior stock incentive plans that are no longer in effect. These SARs enable the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. No security is issued upon the exercise of these SARs.

(4)	This weighted exercise price does not include outstanding restricted or deferred stock units.

(5)	Of these shares: (1) 49,452,690 shares remain available for future issuance under the Company’s employee stock purchase plan, the Motorola Employee Stock Purchase Plan of 1999, as amended; and (2) an aggregate of 88,040,397 shares remain available for future issuance under the 2006 Plan. In addition to stock options, other equity benefits which may be granted under the 2006 Plan are SARs, restricted stock, restricted stock units, deferred stock

24

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units, performance shares and other stock awards. In addition, at the discretion of the Compensation and Leadership Committee, shares of Motorola Common Stock may be issued under the 2006 Plan in payment of awards under the Long Range Incentive Plans.

(6)	The Company’s only non-stockholder approved plan is the Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”). No further grants may be made under the C/A Plan effective May 1, 2006 upon adoption of the 2006 Plan. Since its inception, the major purposes of the C/A Plan were to grant awards: (1) to persons newly hired by the Company, and (2) in connection with the acquisition of businesses. Otherwise, grants were generally made by the Company under the Company’s stockholder approved incentive plans. Awards could not be made under the C/A Plan to directors or executive officers of the Company. The C/A Plan is more fully described below.

(7)	As of December 31, 2007, there were 865,405 shares subject to outstanding stock options which had been assumed by the Company in connection with acquisition transactions, at a weighted average exercise price of $12.53. These options were issued under equity compensation plans of companies acquired by the Company. No additional options may be granted under these equity compensation plans. The table does not include information with respect to these assumed options.

Compensation/Acquisition Plan of 2000

The Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”) was initially adopted on November 7, 2000 by the Board of Directors. Upon the adoption of the 2006 Plan, no further grants may be made under the C/A Plan. The C/A Plan provided that awards could be granted to employees of the Company and its subsidiaries who were not executive officers or directors of the Company, in connection with its recruiting and retention efforts. Since its inception, the major purposes of the C/A Plan have been to grant awards: (1) to persons newly hired by the Company, and (2) in connection with the acquisition of businesses. The C/A Plan permitted the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards.

Awards included options to acquire shares of Common Stock, shares of restricted Common Stock and restricted stock units. Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, options expire 10 years from the date of grant and vest and become exercisable at 25% increments over four years. Awards of restricted stock or restricted stock units consist of shares or rights to shares of Common Stock. The restrictions on individual grants vary, but are designed so that the awards are subject to substantial risk of forfeiture by the employee.

Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs, will immediately become exercisable in full. In addition, the restrictions on all shares of restricted stock or restricted stock units outstanding on the date on which the change in control occurs will be automatically terminated.

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OWNERSHIP OF SECURITIES

Security Ownership of Management and Directors

The following table sets forth information as of February 29, 2008 (except where otherwise noted), regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table (the “Named Executive Officers”), and by all current directors, nominees and executive officers of the Company as a group. Each director, nominee and Named Executive Officer owns less than 1% of the Common Stock. All current directors, nominees and current executive officers as a group own less than 1%.

		Shares Under			Total Shares
		Exercisable			Beneficially
Name	Shares Owned(1)	Options(2)	Stock Units(3)		Owned(4)(5)

Edward J. Zander	484,808	3,905,050	0		4,612,383	(6)
Gregory Q. Brown	67,314	1,625,648	0		2,755,948	(7)
David W. Devonshire*	0	300,730	0		300,730
Thomas J. Meredith	4,223	265,000	505,756	(8)	884,613	(9)
Stuart C. Reed*	0	175,000	0		486,601	(10)
Daniel M. Moloney	35,239	832,685	0		1,179,462	(11)
Ruth A. Fattori*	20,362	355,140	0		532,765	(12)
David W. Dorman	0	0	16,862		16,862
William R. Hambrecht*	0	0	0		0
Judy C. Lewent	47,604	115,584	12,596		175,784	(13)
Keith A. Meister*	0	0	0		0
Nicholas Negroponte	47,863	115,584	12,596		176,043
Samuel C. Scott III	33,889	115,584	19,233		168,706	(14)
Ron Sommer	3,043	15,000	12,596		30,639
James R. Stengel	7,305	15,000	12,596		34,901
Anthony J. Vinciquerra	600	0	6,289		6,889
Douglas A. Warner III	24,458	65,292	18,410		108,160	(15)
John A. White	44,268	56,910	23,940		125,118	(16)
Miles D. White	2,000	0	24,137		26,137	(17)
All current directors, nominees and current executive officers as a group (21 persons)	440,310	9,139,421	665,011		8,203,752	(18)

*	Mr. Devonshire’s holdings are as of June 1, 2007, Ms. Fattori’s holdings are as of January 11, 2008 and Mr. Reed’s holdings are as of February 1, 2008, the dates on which each ceased to be an executive officer. Mr. Hambrecht’s and Mr. Meister’s holdings are as of April 7, 2008.

(1)	Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Motorola Stock Fund of the Company’s 401(k) Plan and the shares listed under “Shares Under Exercisable Options” and “Stock Units”.

(2)	Includes shares under options exercisable on February 29, 2008 and options which become exercisable within 60 days thereafter. Also includes unvested shares under market-based options that only vest if the market price of the Common Stock reaches defined levels.

(3)	Includes stock units which are deemed to be beneficially owned on February 29, 2008 or 60 days thereafter. Stock units are not deemed beneficially owned until the restrictions on the units have lapsed. Each stock unit is intended to be the economic equivalent of a share of Common Stock.

(4)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(5)	Includes interests, if any, in shares held in the Motorola Stock Fund of the Company’s 401(k) Plan, which is subject to certain investment restrictions, the shares listed under “Shares Under Exercisable Options” and units listed under “Stock Units”.

(6)	Mr. Zander has shared voting and investment power over 484,808 of these shares. Mr. Zander’s holdings under “Total Shares Beneficially Owned” include 97,525 stock units that are subject to restrictions and 800,000 unvested

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market-based options that only vest if the market price of the Common Stock reaches defined levels as discussed in the “Mr. Zander’s 2007 Equity Grants” section of the “Compensation Discussion and Analysis”. The stock units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 29, 2008.

(7)	Mr. Brown’s holdings under “Total Shares Beneficially Owned” include 1,062,986 stock units that are subject to restrictions and 679,348 unvested market-based options that only vest if the market price of the Common Stock reaches defined levels as discussed in the “Mr. Brown’s 2007 Equity Grants” section of the “Compensation Discussion and Analysis”. The stock units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 29, 2008.

(8)	This amount for Mr. Meredith includes a grant of 500,000 market-based restricted stock units, the restrictions on which will lapse only if the market price of the Common Stock reaches defined levels as discussed in the “Mr. Meredith’s 2007/2008 Equity Grants” section of the “Compensation Discussion and Analysis”.

(9)	Mr. Meredith’s holdings under “Total Shares Beneficially Owned” include 109,634 stock units that are subject to restrictions. These units are excluded from computation of percentages of shares owned because the restrictions lapse more than 60 days after February 29, 2008.

(10)	Mr. Reed’s holdings under “Total Shares Beneficially Owned” include 311,601 stock units that are subject to restrictions. These units are excluded from computation of percentages of shares owned because the restrictions lapse more than 60 days after February 29, 2008.

(11)	Mr. Moloney’s holdings under “Total Shares Beneficially Owned” include 301,738 stock units that are subject to restrictions. These units are excluded from computation of percentages of shares owned because the restrictions lapse more than 60 days after February 29, 2008.

(12)	Ms. Fattori’s holdings under “Total Shares beneficially Owned” include 157,264 stock units that are subject to restrictions. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 29, 2008.

(13)	Ms. Lewent does not have investment power over 264 of these shares.

(14)	Mr. Scott does not have investment power over 12,177 of these shares.

(15)	Mr. Warner does not have investment power over 4,245 of these shares.

(16)	Dr. John White has shared voting and investment power over 30,551 of these shares and shared voting and no investment power over 540 of these shares.

(17)	Mr. Miles White has shared voting and investment power over 2,000 of these shares.

(18)	All directors, nominees and current executive officers as a group have: sole voting and investment power over 437,706 of these shares, shared voting and investment power over 535,805 of these shares, and have sole voting and no investment power over none of these shares. Included under “Total Shares Beneficially Owned” are 1,834,118 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Common Stock. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 29, 2008.

No directors, nominees or current executive officers have pledged shares of Motorola Common Stock pursuant to any loan or arrangement where there is an expectation that the loan or arrangement may be repaid by foreclosure or other recourse to the shares of Motorola Common Stock.

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Security Ownership of Principal Shareholders

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of the Company’s Common Stock.

	Number of Shares
	and Nature of	Percent of
Name and Address	Beneficial Ownership	Outstanding Shares

Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	248,956,308(1) shares of Common Stock	10.9%
Carl C. Icahn and related entities, 767 Fifth Avenue, 47th Flr., New York, NY 10153(2)(3)	144,562,000(3) shares of Common Stock	6.4%

(1)	Information based solely on a Schedule 13G/A dated February 8, 2008 filed with the Securities and Exchange Commission by Dodge & Cox. The Schedule 13G/A indicates that as of December 31, 2007, Dodge & Cox was the beneficial owner with sole dispositive power of 248,956,308 shares, with sole voting power as to 239,035,958 of such shares and shared voting power as to 417,000 of such shares.

(2)	A Schedule 13D/A was filed with the Securities and Exchange Commission on March 27, 2008, amending a Schedule 13D previously filed on February 6, 2008 and amended on March 5, 2008 (as amended, the “Icahn Schedule 13D”), filed jointly by Carl C. Icahn and the following related entities (collectively, the “Reporting Persons”): (a) High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of whose address is White Plains Plaza, 445 Hamilton Avenue-Suite 1210, White Plains, NY 10601, and (b) Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), and Icahn Partners Master Fund III LP (“Icahn Master III”), each of whose address is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands.

(3)	Solely based on information in the Icahn Schedule 13D, as of the date of the Icahn Schedule 13D: (a) High River Limited Partnership was the beneficial owner with sole voting and dispositive power of 28,912,400 shares and each of: Hopper Investments LLC, Barberry Corp. and Carl C. Icahn has shared voting and shared dispositive power with regard to such shares and may be deemed to indirectly own such shares but disclaim beneficial ownership of such shares for all other purposes; (b) Icahn Master has sole voting power and sole dispositive power with regard to 49,637,981 shares and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares and may be deemed to indirectly own such shares but disclaim beneficial ownership of such shares for all other purposes; (c) Icahn Master II has sole voting power and sole dispositive power with regard to 16,055,423 shares and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares and may be deemed to indirectly own such shares but disclaim beneficial ownership of such shares for all other purposes; (d) Icahn Master III has sole voting power and sole dispositive power with regard to 6,110,199 shares and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares but disclaim beneficial ownership of such shares for all other purposes; and (d) Icahn Partners has sole voting power and sole dispositive power with regard to 43,845,997 shares and each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares but disclaim beneficial ownership for of such shares for all other purposes.

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Compensation Discussion and Analysis

General Compensation Philosophy

Our general compensation philosophy is to provide world-class reward strategies and programs that attract, retain and motivate the right people, in the right places at the right time. We strive to provide a total compensation package that is competitive with the prevailing practices for the industries and countries in which we operate, allowing for above average total compensation when justified by business results and individual performance.

Executive Compensation Guiding Principles

Our general compensation philosophy is further guided by the following principles specific to our executives:

•	a strong link between pay and performance—both at the Company and the individual level;

•	the opportunity to receive total compensation above the prevailing market median for outstanding Company performance and the correlation of total compensation with the level of success achieved;

•	strongly differentiated pay for superior performers proportional to their contributions to the Company’s success;

•	alignment of our executives’ and our stockholders’ interests to encourage management of the Company from the perspective of owners with a meaningful equity stake;

•	a competitive total rewards package that enables us to attract and motivate high-performing talent and that is competitive with other large-cap, high-tech companies;

•	retention of high performers through meaningful wealth creation opportunities; and

•	a simple and cost-efficient program design.

Components of Our Compensation Program

The compensation program for our Named Executive Officers consists of:

•	base salary;

•	short-term incentives through our annual Motorola Incentive Plan (the “MIP”);

•	long-term incentives through our Long Range Incentive Plans (the “LRIP”), and equity grants;

•	executive benefits and perquisites; and

•	broad-based employee benefits.

With each component of our compensation program, we strive to align the interests of our executives with the interests of our stockholders in different ways—by focusing on short-term and long-term performance goals, by promoting an ownership mentality towards one’s job, by linking individual performance to the Company’s performance, and by ensuring healthy employees.

The Role of the Compensation and Leadership Committee and Executive Officers in Determining Compensation

Motorola’s senior leadership team, comprised of the Chief Executive Officer (the “CEO”) and certain executives designated by the CEO, provides recommendations regarding the design of Motorola’s compensation program to the Compensation and Leadership Committee (the “Committee”). Following Committee approval, Motorola’s senior leadership team is responsible for executing the objectives of our compensation program. Each member of Motorola’s senior leadership team approves all compensation actions for his or her respective part of the organization and is accountable for compliance with established governance procedures.

The CEO is responsible for recommending all compensation actions involving any officer who reports directly to him or any officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, to the Committee for its approval, including any modifications to their compensation. The CEO takes an active role in Committee meetings at which compensation actions involving these officers are discussed. The Committee’s independent compensation consultant, Mercer, also participates in these Committee meetings.

The Global Rewards department in Motorola’s Human Resources organization, together with our Senior Vice President, Human Resources, prepares recommendations regarding CEO compensation for the Committee. The CEO does not participate in the discussions regarding his compensation at Committee meetings. The Committee is responsible for bringing recommended compensation actions involving the CEO to the Board for its concurrence. The Committee cannot unilaterally approve compensation or compensation changes for the CEO.

Our Compensation Mix

We measure the competitiveness of our total direct compensation (base salary + target short-term incentive opportunity + target long-term incentive opportunity) against high-tech market practices. Total direct compensation levels for each executive position are targeted between the 50th and the 65th percentile of similar positions in our comparator group, consisting of 17 large-cap, high-tech companies. We structure our compensation mix to be market competitive for each compensation

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element. Base salary is generally targeted at the 50th percentile of the comparator group, but the exact percentile may differ by individual. Incentive compensation (both annual incentives and long-term incentives) is generally targeted at the 65th percentile of the comparator group, but the exact percentile may differ by individual.

However, as described in more detail below, the Committee, on the recommendation of management, has the discretion to set total compensation above or below the targeted percentile of similar positions in our comparator group when the value of the individual’s experience, performance and specific skill set justifies variation. As a result, competitively superior pay is awarded to those executives who earn it, and the greatest retention value is invested in our strongest performers.

The cost of our compensation program impacts our financial performance. As a result, we continue to remain focused on ensuring that our compensation program is optimized to motivate employees to improve our results on a cost-effective basis.

We also recognize the need to balance the components of our compensation program appropriately depending on an individual’s position and ability to impact the Company’s results. Accordingly, our compensation program is structured so that more than two-thirds of our Named Executive Officer’s targeted total compensation is “at risk” (in the form of equity grants and awards under the LRIP and the MIP) and is dependent upon the Company’s results.

Annually, at the beginning of each year when the Committee reviews salary increases for that year, the Committee reviews an outline of each element of compensation granted and total overall compensation for each member of the senior leadership team. In early 2008, the Committee reviewed the total compensation outline provided by Mercer.

Compensation Benchmarking

The elements, as well as the total direct compensation, of our rewards program for Named Executive Officers are benchmarked against our comparator group. We strive to award both competitive forms of compensation (base salary, short-term incentive compensation and long-term incentive compensation) and to ensure that the individual elements comprising our compensation are competitively positioned in the marketplace.

Our comparator group consists of 17 large-cap, high-tech companies that, in the aggregate, both we and the Committee believe best represent our portfolio of businesses and our competition for executive talent. We believe using our comparator group for our Named Executive Officers in the United States is an appropriate method to understand the executive talent market in which we must compete to attract and retain top-quality talent. The Committee reviews the composition of the comparator group annually to determine if any changes are necessary. Since 2000, we and the Committee have sought to more closely align our compensation program with that of our large-cap, high-tech peers.

In 2007, our comparator group consisted of the following companies: Alcatel-Lucent, Apple, Inc., Cisco Systems, Inc., Dell Inc., Electronic Data Systems Corp., EMC Corp., LM Ericsson Telephone Co., Hewlett-Packard Co., International Business Machines Corp., Intel Corp., Microsoft Corp., Nokia Corp., Nortel Networks Corp., Oracle Corp., QUALCOMM Inc., Sun Microsystems, Inc. and Texas Instruments Inc. Based upon the markets in which we compete for executive talent within our industries, the Committee approved our comparator group, and Mercer, the Committee’s independent consultant, confirmed that the companies comprising the comparator group were appropriate. In 2008, these same companies will again comprise our comparator group.

In addition to our comparator group data, we also gather and analyze supplemental compensation market data from multiple survey sources in order to obtain a more complete picture of the overall compensation environment. We utilize supplemental data gathered from the following survey sources:

Cash Compensation and Long-Term Incentive Compensation Survey Sources

•	CHiPS Executive & Senior Management Total Compensation Survey, published by Pearl Meyer & Partners, a Clark Consulting Practice;

•	Towers Perrin Compensation Data Bank® (CDB) Executive Compensation Database;

•	Radford Executive Survey Custom Compensation Report, published by Radford, an Aon company; and

•	US Executive Pay and Performance Study, published by Mercer.

Additional Long-Term Incentive Compensation Survey Source

•	The Global Long Term Incentive Practices Survey, published by Buck Consultants, an ACS company.

Because these surveys contain competitive compensation market data on a number of companies spanning a number of different industries, our

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market analysis involves narrowing the available data to “cuts” that most accurately reflect our competitive labor market. We complete regression analyses using the appropriate “data cuts” to capture the most accurate market data possible.

In order of priority, the “data cuts” we employ include:

•	the 17 large-cap, high-tech companies that comprise our comparator company group;

•	an expanded comparator company group that includes other high-tech companies (e.g., Google Inc., Palm, Inc., Advanced Micro Devices Inc., etc.);

•	technology companies with annual revenue greater than $500 million; and

•	large-cap companies with annual revenue in the $20 billion to $80 billion range.

We strongly believe in engaging the best talent for critical functions, which may require negotiations with individual executives who have significant retention packages in place with other employers. In order to compensate these individuals for the compensation that they would forfeit by terminating their previous employment, the Committee, on the recommendation of management, may determine that it is in our best interest to offer compensation packages that deviate from our general compensation principles in order to recruit executive talent.

The Committee, on the recommendation of management, may determine it is appropriate to provide certain individuals with compensation outside of our normal cycles. The Committee makes such decisions based on:

•	increased responsibilities or job changes related to shifts in our strategic priorities,

•	retention of critical talent, and

•	strategic investment in individuals identified as candidates for our leadership succession plans.

Accordingly, for some Named Executive Officers, the individual compensation elements are above the target range of the 50th to the 65th percentiles. In determining actual compensation for a Named Executive Officer, the Committee considers such Named Executive Officer’s role, responsibilities, experience, performance, and skill set in making its judgment of the Named Executive Officer’s value to our Company and in the marketplace. These determinations are generally subjective, and the Committee does not rely on formulaic weighting of these factors in making its compensation decisions. Rather, the Committee uses these factors to provide an overall context for its decisions on specific elements of compensation.

Independent Consultant Review of Executive Compensation

The Committee has the discretion, to the extent deemed necessary and appropriate, to retain and terminate compensation consultants, outside counsel or other advisors, including the sole authority to approve fees and other retention terms for any such consultant, counsel or advisor. The Committee’s practice is to engage an external independent consultant to complete an evaluation of our compensation program on a periodic basis, typically every two or three years, and to review the specific compensation of our CEO and our CEO’s direct reports annually.

The Committee’s current compensation consultant, Mercer, is independent from the Company and reports directly to the Chair of the Committee. The Committee believes that Mercer is presently the appropriate consultant to review and assist in the development of our compensation program. Mercer does not have any other significant business relationships with us other than the foreign engagements discussed below. When appropriate, the Committee has discussions with Mercer without management present to protect impartiality.

Due to our global reach and Mercer’s expertise, it may be in the Company’s best interest to retain Mercer for limited services that are unrelated to their role as advisor to the Committee. Accordingly, engagements of Mercer are sometimes made by local management of certain of Motorola’s non-U.S. subsidiaries. Management reports to the Committee regarding any fees for unrelated services and products purchased from Mercer. The most recent review took place in July 2007. At that time, the other work performed for the Company by Mercer involved: (1) pension consulting services in Ireland and the United Kingdom, and (2) the purchase of international compensation survey reports. Mercer has also performed the following international services: (1) medical insurance claims administration in Mexico, (2) group disability claims administration in Australia, and (3) consulting work in Ireland, Australia and New Zealand on benefits and/or reduction-in-force matters. The Committee reviews the services Mercer provides Motorola and other matters of judgment to ensure Mercer’s independence in advising the Committee.

2007 Executive Compensation Review

In January 2007, the Committee engaged Mercer to complete an independent evaluation of our executive rewards program and the compensation of our senior leadership team, including the Named Executive Officers. Mercer’s study concluded that

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the compensation programs for 2007 were fundamentally competitive and sound. The Committee agreed with Mercer’s conclusions that no substantive revisions to our compensation program were required.

2008 Executive Compensation Review

In January 2008, the Committee once again engaged Mercer to independently review our executive rewards program and the compensation of our senior leadership team, including the Named Executive Officers. Mercer’s 2008 executive compensation review studied: (1) the relationship between our actual 2006 senior executive compensation levels and the Company’s performance using available proxy data, (2) the competitiveness of our target executive pay program in light of our executive pay philosophy, and (3) the competitiveness of our “pay mix”, long-term incentive compensation (“LTI”) mix, equity grants and LTI performance metrics compared to the market.

Mercer reviewed the following compensation components in its competitive assessment:

•	base salary;

•	annual bonus (target annual bonus opportunity);

•	total cash compensation (base salary + target annual bonus opportunity);

•	LTI (long-range incentive compensation target opportunity plus equity compensation); and

•	total direct compensation (total cash compensation + LTI).

Mercer relied on both published survey sources, including the surveys listed above under “Compensation Benchmarking,” and peer company proxy data, including data from our comparator group, to determine our competitive positioning relative to the market.

Each position reviewed was matched to the market based on position, responsibility and the scope of the business for which the position was responsible.

Pay and Performance Relationship

Mercer’s study found that our compensation structure is highly leveraged so that strong Company performance leads to above-market pay and weak Company performance results in below-market pay. Mercer found that, overall, Motorola’s business-based performance on select metrics was slightly above the 25th percentile of our peers for 2006 and approximately at median for the three-year period from 2004 to 2006. The metrics were:

(1)	growth: revenue growth, EBITDA growth and EPS growth;
(2)	operating performance: EBITDA per employee, EBITDA margin and net profit margin;
(3)	return: return on assets (ROA), return on equity (ROE) and return on capital (ROC); and
(4)	shareholder value: total shareholder return (TSR), market-to-book ratio, P/E ratio and market-to-sales ratio

Mercer also found that our 2006 cash compensation levels approximated Company performance at the 25th percentile and that our total compensation on a three-year basis (2006 base salary plus 2006 actual bonus and 3-year average LTI valued as of December 31, 2006) approximated Company performance at slightly above the 50th percentile of the peer group.

Pay Mix and Program Provisions Compared to the Market

Mercer’s study found that:

•	Our total target pay mix is generally consistent with our peers, particularly LTI for the Named Executive Officers. Our LTI mix, based on actual awards granted in 2007, includes greater emphasis on restricted stock units compared to our peers.

•	Our annual equity grants have declined in recent years, consistent with our peers and the overall market. Our 2006 run rate approximates the median of our peer group, and total potential equity dilution (overhang) approximates the 25th percentile of our peer group.

•	Our use of economic profit in our three-year Long Range Incentive Plan (LRIP) program is somewhat atypical compared to our peers, which generally use sales and operating or net earnings metrics.

The Committee agreed with the Mercer study’s conclusions and, as discussed below, relied on the study’s findings in setting the 2008 compensation levels for our senior leadership team.

Base Salary

Base salary levels for each Named Executive Officer are generally targeted at the 50th percentile of the comparator group, but the exact percentile may differ by individual. As such, the base salaries for our senior leadership team, including the Named Executive Officers, were established in

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accordance with an external market competitiveness analysis by Mercer. As previously described, the Committee, on the recommendation of management, has the discretion to deviate from the targeted percentile range when a Named Executive Officer’s experience, performance and specific skill set justifies variation.

Mr. Zander’s Base Salary

Pursuant to the terms of the employment agreement the Company entered into with Mr. Zander on December 15, 2003, Mr. Zander’s annual base salary for 2007 was $1,500,000. Mr. Zander’s base salary has not changed since he joined the Company in 2004.

The employment agreement was approved by the Board, based in part on the recommendation of the Committee and a search committee formed in 2003 to facilitate the search for a Company Chairman and CEO. The search committee hired its own external CEO compensation advisors who worked with the external compensation advisors regularly used by the Committee and management to develop the compensation package that is reflected in Mr. Zander’s employment agreement. Comparator data from similarly-sized companies and companies in our industries was gathered and analyzed in determining Mr. Zander’s initial compensation package.

Mr. Brown’s Base Salary

Effective July 2, 2007, the Committee decided to increase Mr. Brown’s base salary from $765,000 to $950,000, in recognition of Mr. Brown’s election as President and Chief Operating Officer. The Committee determined that the base salary adjustment appropriately rewarded Mr. Brown for his performance, recognized his increased responsibilities and was necessary to pay a competitive base salary to Mr. Brown in his new role.

Effective January 1, 2008, the Committee decided, with the independent Board members concurrence, to increase Mr. Brown’s base salary from $950,000 to $1,200,000, in recognition of Mr. Brown’s election as CEO. The Committee determined that the base salary adjustment was appropriate in light of Mr. Brown’s expanded responsibilities and was necessary to pay a competitive base salary to Mr. Brown in his new role as President and CEO.

Mr. Devonshire’s Base Salary

Mr. Devonshire’s base salary has remained at $625,000 since March 2004. On September 18, 2007, the Company and Mr. Devonshire entered into a separation agreement with respect to Mr. Devonshire’s separation from the Company on December 31, 2007. This agreement is discussed under “Employment Contracts, Termination of Employment and Change in Control Arrangements”.

Mr. Meredith’s Base Salary

Mr. Meredith became Acting Chief Financial Officer of the Company on April 1, 2007. On March 27, 2007, in connection with becoming Acting Chief Financial Officer, Mr. Meredith entered into an employment agreement with a term of six months that provided him a base salary of $1 per year. On October 2, 2007, the Committee approved an amended and restated employment agreement with respect to Mr. Meredith’s continuing interim tenure with Motorola. Mr. Meredith’s interim tenure as Acting Chief Financial Officer and Executive Vice President was extended on a month-to-month basis through no later than April 1, 2008. Beginning October 1, 2007, Motorola began paying Mr. Meredith a gross monthly base salary of $75,000 with a pro rata payment if the employment period ended prior to the last business day of the month.

Mr. Meredith’s term as Acting Chief Financial Officer and Executive Vice President ended on March 1, 2008 and, under the terms of his agreement, his employment ended on March 31, 2008.

Mr. Moloney’s Base Salary

As part of the annual salary review process, Mr. Moloney’s base salary was increased from $550,000 to $600,000, effective July 2, 2007. The Committee determined that this base salary increase appropriately rewarded Mr. Moloney for his strong leadership performance, recognized his increased responsibilities as the head of the combined Home and Networks Mobility business, and was necessary to provide a competitive base salary to Mr. Moloney.

In January 2008, the Committee decided that Mr. Moloney’s base salary would not be increased at that time.

Mr. Reed’s Base Salary

As part of the annual salary review process, Mr. Reed’s base salary was increased from $475,000 to $500,000, effective July 2, 2007. This salary adjustment was in recognition of Mr. Reed’s strong leadership of the supply chain organization. On July 16, 2007, Mr. Reed was appointed to lead the Mobile Devices business. In connection with this appointment and in light of his increased responsibilities, Mr. Reed’s base salary was increased from $500,000 to $600,000. The

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Committee determined that the base salary adjustment appropriately rewarded Mr. Reed and was necessary to provide a competitive base salary to Mr. Reed in his new role.

In January 2008, the Committee decided that Mr. Reed’s base salary would not be increased at that time.

On March 7, 2008, the Company and Mr. Reed entered into a separation agreement with respect to Mr. Reed’s separation from the Company on December 31, 2008. This agreement is discussed under “Employment Contracts, Termination of Employment and Change in Control Arrangements”.

Ms. Fattori’s Base Salary

Ms. Fattori’s base salary has remained at $490,000 since March 2006. On December 20, 2007, the Company and Ms. Fattori entered into a separation agreement with respect to Ms. Fattori’s separation from the Company on November 14, 2008. This agreement is discussed under “Employment Contracts, Termination of Employment and Change in Control Arrangements”.

Short-Term Incentives

The MIP is a cash-based, pay-for-performance annual incentive plan that was initiated in January 2002 and applies to all of our regular employees (excluding those employees participating in a sales incentive plan), including the Named Executive Officers. This discussion of the MIP relates to MIP awards granted in 2007 under the 2006 MIP Plan, as amended. In March 2008, the Committee also approved a 2008 MIP (the “2008 MIP”). For information regarding the impact of Section 162(m) of the Internal Revenue Code on awards granted under the MIP, see the discussion set forth under “The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design”.

Similar to many of our competitors, we use our annual incentive plan, the MIP, to reward employees for their contributions to strong annual business performance. Through the MIP, we strive to promote teamwork, strengthen our financial performance and improve customer satisfaction and quality. Moreover, the MIP supports our goals of: attracting and retaining the talent we need to succeed; focusing employees’ attention on critical business goals; sharing the financial benefits of superior performance; and providing pay that is competitive with our comparator companies.

MIP Incentive Formula

The payout value of awards under the MIP is based on the following incentive formula:

Performance Factors

Eligible Earnings	×	Individual Incentive Target	×	Business Performance Factor	×	Individual Performance	=	MIP Award

MIP Individual Incentive Target

The MIP Individual Incentive Targets are based on market-competitive data and are established as a percentage of eligible earnings (generally, base salary). At the beginning of each year, the Committee designates individual target levels for each of our Named Executive Officers. Individual Incentive Targets for each Named Executive Officer are generally targeted between the 50th and 65th percentile of the comparator group, but the exact percentile may differ by individual.

For 2007, the Individual Incentive Targets for our Named Executive Officers ranged from 85% to 135% of base salary, depending on the responsibilities of each individual’s position, as set forth below:

Named		Individual MIP Target
Executive Officer		as % of Base Salary

•	Mr. Zander	135%
•	Mr. Brown	122%
•	Mr. Meredith	n/a *
•	Mr. Devonshire	95%
•	Mr. Moloney	95%
•	Mr. Reed	95%
•	Ms. Fattori	85%

* Pursuant to the terms of his employment agreement, Mr. Meredith did not participate in the MIP in 2007.

The Individual Incentive Targets for our Named Executive Officers were established by the Committee based on Mercer’s market competitiveness analysis.

MIP Business Performance Factor

At the beginning of each year, the Committee establishes Business Performance Factor targets for the Company as a whole and for specified business units. While most employees receive rewards based, in part, on the performance of their particular business unit (and such unit’s corresponding Business Performance Factor), 100% of the award for each of our Named Executive Officers is based on the overall Motorola Business Performance Factor.

The Committee has discretion under the MIP to make adjustments to the targets that comprise the Business Performance Factor during the year. In May 2007, the Committee revised the Business

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Performance Factor targets for one of our business units and the Company as a whole to more appropriately motivate employees through the end of the year based on our expected financial performance.

In 2007, the MIP Business Performance Factor measures and their relative weights were:

•	Operating Earnings (60% weight): calculated as consolidated earnings before income taxes, according to GAAP, excluding the effects of one-time events separately identified in earnings releases, such as restructuring activities, sales of marketable securities, stock compensation expense and mergers or acquisitions.

•	Operating Cash Flow (10% weight): calculated according to GAAP, which excludes gains on sales of investments and securities and acquisition-related costs, including intangible amortization and in-process research and development.

•	Revenue Growth (10% weight): calculated as the year-over-year percentage change in net sales after discounts according to GAAP.

•	Quality-Specific Measures (combined 20% weight): calculated based on performance against company-defined metrics for Customer Advocacy, Reliability, Flawless Launch and Cost of Poor Quality.

The following table sets forth the minimum, maximum and target levels for each of the 2007 MIP Business Performance measures, as well as the actual 2007 performance levels and the calculation of the total MIP Business Performance Factor for the Company as a whole.

	Minimum	Performance
MIP	Threshold	Level for		Actual Fiscal				Weighted
Business	for Any	Maximum		Year 2007	Resulting Performance			Contributing
Performance Measure	Payout	Payout	Target	Performance	Factor		Weight	Result

Operating earnings	$1.77 billion	$3.00 billion	$3.00 billion	$159 million	Below threshold	0%	60%	0%
Operating cash flow	$1.81 billion	$3.40 billion	$3.40 billion	$785 million	Below threshold	0%	10%	0%
Revenue growth	-17.5%	10.0%	10.0%	-14.5%	Above threshold, below target	30%	10%	3%
Quality					Above threshold, below target	46%	20%	9%
Total MIP Business Performance Factor								12%

The Company’s actual 2007 performance with relation to the Operating Earnings and Operating Cash Flow measures fell below the minimum performance thresholds and, accordingly, did not contribute to an incentive payout under the MIP.

The Company’s actual 2007 performance with relation to the Revenue Growth measure exceeded the minimum performance threshold, but was less than the target performance level. Accordingly, performance was sufficient to contribute to an incentive payout, with a 30% performance factor for the Revenue Growth measure. The resulting weighted contribution of this measure to the total Business Performance Factor was 3% (30% actual performance x 10% weight).

The Committee determined that the Company’s 2007 performance on the quality-specific measures discussed above exceeded the minimum threshold performance level, but was less than the target performance level. Accordingly, performance was sufficient to contribute to an incentive payout, with a 46% performance factor for the quality-specific measures. The resulting weighted contribution to the total Business Performance Factor of this measure was 9% (46% actual performance x 20% weight). The specific goals for each of the quality-specific measures are designed to incentivize improvements in product development, manufacturing efficiency and customer service and, as such, are aspirational in nature.

Based on our 2007 performance, the Company-wide MIP Business Performance Factor was 12% (0%+0%+3%+9%) of the established target award level.

MIP Individual Performance Factor

The MIP Individual Performance Factor gives the Committee the ability to adjust the awards, which are formula-driven based on business results, according to an individual’s contribution to our success. We believe that the most effective performance management process establishes a tight and clear link between individual and organizational goals and performance. We strive to establish a clear line of sight between our performance management process and our business strategy. Individual performance is measured by both what an individual accomplishes (goal achievement) and how the individual accomplishes those goals (behaviors).

Since not all Named Executive Officers perform at the same level, nor contribute equally to the metrics used to determine the MIP Business

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Performance Factors, the Committee has the discretion to adjust awards to account for these differences in individual contribution and performance. We believe that this discretion results in a stronger pay-for-performance culture. Individual Performance adjustments are made by the Committee based on its determination of how much to differentiate among individual participants. The use of Individual Performance multipliers demonstrates our commitment to strongly differentiate rewards to the senior leadership team based on individual performance. Individual Performance multipliers for our Named Executive Officers range from 0% (no award paid) for poor performance to 130% (130% of the formula-driven award) for exceptional performance, demonstrating our commitment to strongly differentiate rewards for superior performers.

The Committee determined that because of poor overall Company performance in 2007, no individual Named Executive Officer should receive an incentive payout under the 2007 MIP that was greater than was generated by the Business Performance Factor formula. As a result, the 2007 Individual Performance multiplier for each Named Executive Officer was limited to 1.0.

Based on our 2007 Business Performance Factor (12%) and the 2007 Individual Performance multiplier (1.0), the 2007 MIP award for each of our Named Executive Officers was 12% of the established target award level. The following table sets forth the 2007 MIP awards for each of our Named Executive Officers:

Named Executive Officer	Target MIP Award		Actual MIP Award

Mr. Zander	$2,025,000		$243,000
Mr. Brown	$1,043,683		$125,242
Mr. Meredith	n/a	*	n/a	*
Mr. Devonshire	$399,639		$47,957
Mr. Moloney	$546,250		$65,550
Mr. Reed	$478,236		$57,388
Ms. Fattori	$416,500		$49,980

* Pursuant to the terms of his employment agreement, Mr. Meredith is not eligible to participate in the 2007 MIP.

Mr. Brown’s 2008 MIP Individual Incentive Targets

In 2008, in light of his expanded role and responsibilities as CEO and acting head of the Mobile Devices business, the Committee took actions to strongly incentivize Mr. Brown in his efforts to rapidly improve the Company’s performance. In order to incentivize actions to improve performance on both a company-wide basis and specifically in the Mobile Devices business, the Committee structured Mr. Brown’s incentive pay for 2008 as two separate awards.

Mr. Brown’s Individual Incentive Target with respect to his 2008 MIP award based on company-wide performance was set at 220% of his eligible earnings. For 2008, the target for a separate cash-based pay-for-performance award was set at 130% of his eligible earnings (the “Special 2008 MIP Award”). The Special 2008 MIP Award is based on Mobile Devices performance as measured by gross margin earned from new product introductions in the Company’s Mobile Devices business and operating earnings of the Mobile Devices business. The Special 2008 MIP Award is subject to the terms and conditions of the 2008 MIP and may be paid separately or together with any other award that Mr. Brown earns under the 2008 MIP.

2007 Discretionary Bonus Awards

In April 2007, the Committee approved the payment of one-time discretionary cash bonuses to 122 Motorola employees (a “2007 Discretionary Bonus Award”). These 2007 Discretionary Bonus Awards were paid in recognition of these employees’ efforts and to promote the retention of these employees. Mr. Moloney received a 2007 Discretionary Bonus Award of $100,000. Mr. Reed received a 2007 Discretionary Bonus Award of $115,000. Ms. Fattori received a 2007 Discretionary Bonus Award of $110,000.

Long-Term Incentives (“LTI”)

Our LTI programs are designed to encourage creation of long-term value for our stockholders, promote employee retention and encourage stock ownership. These programs include: (1) the LRIP, and (2) grants of stock options, restricted stock units or other equity.

Many of our employees participate in one or more of our LTI programs, which we believe promote a focus on long-term results and align employee and stockholder interests. In designing and refining our programs, we carefully consider the impact of equity expensing, actions taken by our comparator group to reduce the use of stock options, and our dilution and overhang levels. As a result, during 2007 we made certain changes to our equity programs in the interest of achieving the appropriate balance between cost competitiveness and maintaining employee incentives.

LTI levels for our Named Executive Officers are generally targeted at the 65th percentile of the comparator group, but the exact percentile may differ by individual. Our Named Executive Officers receive a large proportion of their overall targeted

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compensation (approximately two-thirds) in the form of LTI in order to align the interests of senior management and stockholders and to promote a focus on long-term results. The LRIP accounts for roughly one-third of the total targeted LTI value, and the balance comes in the form of equity grants.

Targeted LTI value for each of our Named Executive Officers was established based on a market competitiveness analysis by Mercer.

Long Range Incentive Plan

The LRIP is a pay-for-performance, multi-year incentive plan. The initial three-year cycle started on January 1, 2005 and concluded on December 31, 2007. A second three-year cycle started on January 1, 2006 and will conclude on December 31, 2008. A third three-year cycle started on January 1, 2007 and will conclude on December 31, 2009. A fourth three-year cycle started on January 1, 2008 and will conclude on December 31, 2010.

Participation in the LRIP is limited to our elected officers — including all Named Executive Officers and corporate, senior and executive vice presidents (approximately 110 participants in total).

The LRIP has a three-year performance cycle with different annual financial targets for each of the three years. Annual performance against the financial targets is averaged to determine performance for the complete performance cycle. In addition, Total Shareholder Return (“TSR”) during the three-year performance cycle must exceed certain values relative to our comparator group (and, for cycles beginning on or after January 1, 2006, as a stand-alone value) in order for the full LRIP award to be paid. Threshold levels of performance against the established targets (both the financial targets and TSR targets) must be satisfied in order for a LRIP award to be paid. If these threshold levels of performance are not met, no LRIP award is earned. Additionally, the Committee has the discretion to reduce a participant’s LRIP award based on individual performance. LRIP awards, if any, are measured in cash and paid in cash or shares of Common Stock. The form of payment is determined by the Committee, in its sole discretion, at the conclusion of a performance cycle.

LRIP Incentive Formula

The payout value of awards under the LRIP is based on the following incentive formula:

Base Salary at Cycle Start	×	Individual Incentive Target	×	LRIP Business Performance Factor	=	LRIP Award

LRIP Individual Incentive Targets

The LRIP Individual Incentive Targets are based on market-competitive data and are established as a percentage of base salary at the start of a performance cycle. The Committee designates target levels for all LRIP participants. For the LRIP cycles beginning in 2005, 2006 and 2007, the Individual Incentive Targets for our Named Executive Officers ranged from 133% to 250% of base salary at the start of the performance cycle, depending on the responsibilities of each individual’s position, as set forth below:

		Individual LRIP Target
Named		as % of Base Salary
Executive Officer		2005-2007	2006-2008		2007-2009

•	Mr. Zander	250%	—	*	—	*
•	Mr. Brown	183%	222%		238%
•	Mr. Meredith	n/a **	n/a	**	n/a	**
•	Mr. Devonshire	133%	—	*	—	*
•	Mr. Moloney	150%	150%		150%
•	Mr. Reed	142%	—	*	—	*
•	Ms. Fattori	150%	—	*	—	*

* In connection with their departures from the Company, Mr. Zander, Mr. Devonshire, Ms. Fattori and Mr. Reed forfeited their rights to any payouts under the LRIP for cycles ending after December 31, 2007.

** Pursuant to the terms of his employment agreement, Mr. Meredith is not eligible to participate in the LRIP.

LRIP Business Performance Factor

The LRIP Business Performance Factor is calculated in a three-step process.

Step 1: Establish annual performance targets and record actual annual performance.

LRIP awards are based on: (1) Annual Improvement in Economic Profit, and (2) Annual Growth in Sales. By combining these measures, LRIP awards emphasize the importance of balancing growth and profitability. While LRIP awards are not directly tied to the price of our Common Stock, the progress made against these two measures should equate to value created for stockholders.

•	Economic Profit is defined as: Net Operating Profit (after taxes) minus Capital Charge (which is equal to the average of invested capital at the beginning and the end of each year, multiplied by the cost of capital).

•	Annual Growth in Sales is equal to the percentage change in annual net sales for each individual year within the LRIP cycle.

Specific Economic Profit and Annual Growth in Sales targets are established and the LRIP

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Business Performance Matrix is developed at the beginning of each year within a performance cycle. The LRIP Business Performance Matrix outlines the Business Performance Factor to be used for specific levels of performance against the established targets for Improvement in Economic Profit and Annual Growth in Sales. The LRIP Business Performance Factors range from 0% (for performance below threshold) to 200% (for maximum performance). At the conclusion of each year, the Company’s performance against the LRIP business performance targets is measured and recorded. Based on the Company’s annual performance, the appropriate annual Business Performance Factor is determined by reference to that year’s Business Performance Matrix.

The LRIP performance targets for each year represent a substantial stretch in performance. In setting these “stretch” performance objectives, we realize that achievement of target performance is very difficult. We believe that the establishment of stretch performance objectives is appropriate because we target long-term incentive compensation levels at the 65th percentile of our comparator group.

The following table sets forth the yearly minimum, maximum and target levels for each of the 2005-2007 LRIP Business Performance measures, as well as the actual 2007 performance levels and the calculation of the Total LRIP Business Performance Factor.

Step 1									Step 2	Step 3
		Minimum	Performance		Actual				Weighted	Reduction
	Business	Threshold	Level for		Fiscal	Resulting			Baseline	Per Total
	Performance	for Any	Maximum		Year	Performance			Contributing	Shareholder	Resulting
Year	Measure	Payout	Payout	Target	Performance	Factor		Weight	Result	Return	LRIP BPF

2007	Sales Growth Economic Profit	10% $56 million	20% $500 million	13.9% $300 million	-14.5% -$2.6 million	Below threshold	0%	33.3%	0
2006	Sales Growth Economic Profit	5% $146 million	18% $710 million	13.1% $512 million	21.3% $62 million	Below threshold	0%	33.3%	0
2005	Sales Growth Economic Profit	7% $218 million	10% $507 million	9.1% $376 million	19.0% $899 million	Exceeded maximum	200%	33.3%	67%	(50)%	33%
Total LRIP Business Performance Factor											33%

Since the LRIP has a three-year performance cycle, no LRIP award is payable based on our performance in any one performance year. Step 2 and Step 3 below detail the additional components involved in the determining a LRIP award.

Step 2: Average the recorded annual performance results to determine the foundation of the LRIP award.

The Business Performance Factor for each year in the performance cycle are averaged together to determine the LRIP cycle’s baseline award.

•	The 2005-2007 LRIP cycle began on January 1, 2005 and concluded on December 31, 2007. The average of the three Business Performance Factors (2005 = 200%; 2006 = 0% and 2007 = 0%) is 67%. As a result, the LRIP baseline award for the 2005-2007 performance cycle is 67% of target.

•	The 2006-2008 LRIP cycle began on January 1, 2006 and will conclude on December 31, 2008. The Business Performance Factors for each of 2006 and 2007 were 0%.

•	The 2007-2009 LRIP cycle began on January 1, 2007 and will conclude on December 31, 2009. The Business Performance Factor for 2007 is 0%.

Step 3: Measure our three-year TSR compared with our comparator group to determine the final Business Performance Factor to be used for the LRIP cycle.

For LRIP purposes, TSR is calculated as follows:

Ending share price
(200-day average through last day of cycle, e.g. December 31, 2007)
+	Value of reinvested dividends

=	Total ending value

–	Beginning share price (200-day average through day preceding first day of cycle, e.g. December 31, 2004)

=	Total value created

÷	Beginning share price
=	Total shareholder return

For the 2005-2007 LRIP cycle, in order for the full LRIP awards to be paid, our three-year TSR must exceed the average TSR of our comparator group. If our three-year TSR is equal to or above the 50th percentile of our comparator group, then the full LRIP Business Performance Factor is applied. If our three-year TSR is below the 50th percentile but above the 35th percentile of our comparator group, then the LRIP Business Performance Factor is reduced by 25%. If our three-year TSR is below the 35th percentile of our comparator group,

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then the LRIP Business Performance Factor is reduced by 50%.

Our three-year TSR for the 2005-2007 LRIP cycle was 13.1%, placing us at the 25th percentile of our comparator group. As a result, the LRIP Business Performance Factor was reduced by 50% from 67% to 33%. Based on this Business Performance Factor, the LRIP awards for each of our Named Executive Officers for the 2005-2007 performance cycle were as follows:

Named
Executive Officer		Target LRIP Award	Actual LRIP Award
•	Mr. Zander	$3,750,000	$1,250,000
•	Mr. Brown	$1,082,917	$360,972
•	Mr. Meredith	n/a*	n/a	*
•	Mr. Devonshire	$833,333	$277,778
•	Mr. Moloney	$720,000	$240,000
•	Mr. Reed	$602,083	$200,694
•	Ms. Fattori	$712,500	$237,500

* Pursuant to the terms of his employment agreement, Mr. Meredith did not participate in LRIP.

2006-2008 and 2007-2009 LRIP Cycles

For the 2006-2008 and the 2007-2009 LRIP cycles, in order for a full LRIP award to be paid: (1) our three-year TSR must exceed the 55th percentile of our comparator group, and (2) our “absolute” three-year TSR must be positive (i.e., greater than 0%).

If our three-year TSR is equal to or above the 55th percentile of our comparator group, then the full LRIP Business Performance Factor is applied. If our three-year TSR is below the 55th percentile but above the 25th percentile of our comparator group, then a “haircut” reduction is applied to the LRIP Business Performance Factor. The “haircut” is linear between performance at the 55th percentile (no reduction) and the 25th percentile (50% reduction). If our three-year TSR is below the 25th percentile of our comparator group, then the Committee will use its discretion to determine if any 2006-2008 LRIP or 2007-2009 LRIP awards are paid. In addition, our “absolute” three-year TSR must be positive (i.e., greater than 0%) to ensure that any 2006-2008 LRIP or 2007-2009 LRIP award will be paid. In the event that our three-year TSR is at or above the 75th percentile, the Committee could use its discretion to determine an increase in an award under the 2006-2008 or 2007-2009 LRIP cycles above the formula-driven award is warranted. The Committee has not previously exercised such discretion.

Impact of Individual Performance on LRIP Awards

Our CEO may adjust the amount of the LRIP award to any participant at any time prior to payment as a result of the participant’s performance during the performance cycle; provided, however, that any such adjustment may not result in a payment to the participant in excess of the participant’s maximum award under the LRIP. Any such adjustment to a payment to a member of the senior leadership team, including any Named Executive Officer, is subject to the approval of the Committee.

Likewise, the Committee (with or without counsel from the CEO) may reduce the amount of the LRIP award to any member of the senior leadership team, including any Named Executive Officer, at any time prior to payment as a result of the participant’s performance during the performance cycle. The Committee did not adjust any of the LRIP awards of any of the Named Executive Officers for the 2005-2007 cycle.

Mr. Brown’s LRIP Targets

As a result of Mr. Brown’s election as CEO, the Committee decided, with the independent Board members concurrence, that Mr. Brown’s Individual Incentive Target for 2008 under the 2006-2008 LRIP cycle and for 2008 and 2009 under the 2007-2009 LRIP cycle will each be 250% of his base pay rate in effect at the commencement of the performance cycle. The Committee also established Mr. Brown’s target award for the performance cycle under the 2008-2010 LRIP cycle with a target payout at 350% of his base pay rate in effect at the commencement of the performance cycle.

Equity Awards

Equity awards are the other component of our long-term incentive program. To reward, retain and motivate employees in 2007, the Committee, on the recommendation of management, awarded stock options and restricted stock units (“RSUs”). Stock options provide economic value to the holder if the price of our Common Stock increases from the grant date to the time the option is exercised. In contrast, RSUs convert to shares of our Common Stock when they vest, so they have a gross value at the time of vesting equal to the then-current market value of our Common Stock. While stock options motivate employees by providing more potential upside, RSUs assist us in retaining employees because RSUs have value even if our stock price does not increase.

Only the Committee may grant equity awards to an executive who reports directly to the CEO.

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We do not structure the timing of equity award grants to precede or coincide with the disclosure of material non-public information. Since 2002, the grant date for the annual equity award has always been within a few days of the annual Motorola stockholders meeting. This practice is expected to continue in 2008.

A wide range of employees participate in our stock option plans. On May 8, 2007, the Committee granted stock options to approximately 35,500 employees, including Named Executive Officers, as part of our annual award of stock options. These options generally vest and become exercisable in four equal annual installments, with the first installment vesting on May 8, 2008. The per share exercise price for the stock options is $17.70, the Fair Market Value of our Common Stock on the date of the grant. The stock options expire on May 8, 2017. Approximately 96% of the stock options covered by the May 8, 2007 grant went to employees other than the Named Executive Officers.

We also grant RSUs: (1) to help make new employees “whole” for the compensation that they forfeit by terminating their previous employment; (2) to encourage retention of critical talent; (3) as a strategic investment in individuals deemed critical to our leadership succession plans; and (4) to reward performance. In 2007, approximately 2,000 of our approximately 65,000 employees received a restricted stock unit grant.

Fair Market Value Definition

Until March 1, 2007, “Grant Date Fair Market Value” was defined as the closing price for a share of our Common Stock on the last trading day before the date of grant for equity awards. For equity award grants on or after March 1, 2007, “Grant Date Fair Market Value” (also termed “Fair Market Value”) is defined as the closing price for a share of our Common Stock on the date of grant.

The official source for the closing price is the New York Stock Exchange Composite Transactions in the Wall Street Journal at www.online.wsj.com.

Mr. Zander’s 2007 Equity Grants

In May 2007, as part of the annual award of equity grants, the Committee granted Mr. Zander market-based stock options to purchase 800,000 shares of Motorola Common Stock. The Committee relied on market-based stock options as added incentive to Mr. Zander to make the performance improvements necessary to stimulate stock price growth. The market-based options vest only if the closing price of a share of Motorola Common Stock meets or exceed the dollar amount set forth below on at least ten trading days within any thirty consecutive trading days all of which fall within the two years following the date of grant:

Dollar Amount	Options Vested

$22.00 per share	300,000
$25.00 per share	500,000

Mr. Brown’s 2007 and 2008 Equity Grants

In April 2007, in connection with Mr. Brown’s election as President and COO, the Committee granted Mr. Brown options to acquire 400,000 shares of Motorola Common Stock, with an expiration on the tenth anniversary of the date of grant. The stock options vest 25% per year annually starting with the first anniversary of the date of grant. Additionally, the Committee granted Mr. Brown 350,000 RSUs, 50% of which vest on the thirty-month anniversary of the date of grant and the remaining 50% vest on the sixty-month anniversary of the date of grant. The Committee determined that the grant of stock options and restricted stock units appropriately rewarded Mr. Brown for his performance, recognized his increased responsibilities after his election as President and COO and was necessary to provide competitive equity grants. Because of the size and the timing of these grants, Mr. Brown did not receive a separate award as part of the May 2007 annual broad-based employee equity grant.

In January 2008, the Committee decided, with the independent Board members concurrence, to grant Mr. Brown, in connection with his election to CEO, market-based, premium-priced options to acquire 679,348 shares of Motorola Common Stock that vest only if the market price of the Common Stock reaches defined levels as described below (“Performance Options”). The Performance Options, if vested, expire on the tenth anniversary of the date of grant.

The exercise price for the Performance Options is $13.31, which is equal to 115.7% of the Fair Market Value of a share of Motorola Common Stock on the date of grant, as defined above in “Fair Market Value Definition”.

The Performance Options vest as follows:

•	226,449 Performance Options vest if the closing price for a share of Motorola’s Common Stock meets or exceeds $16.00 for 10 trading days out of any 30 consecutive trading days from February 1, 2008 until January 31, 2011;

•	226,449 Performance Options vest if the closing price for a share of Motorola’s Common Stock meets or exceeds $20.00 for 10 trading days out of any 30 consecutive

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trading days from February 1, 2008 until January 31, 2013; and

•	226,450 Performance Options vest if the closing price for a share of Motorola’s Common Stock meets or exceeds $23.00 for 10 trading days out of any 30 consecutive trading days from February 1, 2008 until January 31, 2015.

The Committee granted the Performance Options to provide Mr. Brown added incentive to make the Company performance improvements necessary to stimulate stock price growth.

Additionally, the Committee decided, with the independent Board members concurrence, to grant Mr. Brown, in connection with his election to CEO, 303,438 RSUs, 50% of which vest on the thirty-month anniversary of the date of grant and the remaining 50% of which vest on the sixty-month anniversary of the date of grant. The Committee granted the RSUs to Mr. Brown in light of his expanded role and responsibilities as CEO.

Mr. Devonshire’s 2007 Equity Grants

Mr. Devonshire did not receive any equity grants in 2007.

Mr. Meredith’s 2007 and 2008 Equity Grants

In connection with becoming Acting Chief Financial Officer of the Company on April 1, 2007, Mr. Meredith entered into an employment agreement that provided him: (1) options to acquire 250,000 shares of Motorola Common Stock with a one-year vesting period and a ten-year duration; and (2) 500,000 market-based RSUs that vest only if the closing price of the Company’s Common Stock meets or exceeds the dollar amounts set forth below for at least ten trading days during any thirty consecutive trading days prior to April 2, 2009:

Dollar Amount	RSUs Vested

$20.00 per share	165,000
$22.00 per share	165,000
$24.00 per share	170,000

The Committee granted the market-based RSUs to provide Mr. Meredith added incentive to make the performance improvements necessary to stimulate stock price growth.

In October 2007, the Committee approved an amended and restated employment agreement with respect to Mr. Meredith’s continuing interim tenure with Motorola that provides for additional equity awards while Mr. Meredith is a Motorola employee. The agreement is described under “Employment Contracts, Termination of Employment and Change in Control Arrangements”.

Mr. Meredith’s term as Acting Chief Financial Officer and Executive Vice President ended on March 1, 2008 and, under the terms of this agreement, his employment ended on March 31, 2008.

Mr. Moloney’s 2007 Equity Grants

In July 2007, in lieu of an annual equity grant, the Committee granted Mr. Moloney options to acquire 200,000 shares of Motorola Common Stock that expire on the tenth anniversary of the date of grant. The stock options vest 25% per year annually starting with the first anniversary of the date of grant. Additionally, the Committee granted Mr. Moloney 200,000 RSUs, 50% of which vest on the 2-year anniversary of the date of grant and the remaining 50% of which vest on the 4-year anniversary of the date of grant. The Committee determined that the grants of stock options and RSUs appropriately rewarded Mr. Moloney for his strong leadership performance, recognized his increased responsibilities as the head of the combined Home and Networks Mobility business and were necessary to provide a level of equity awards that were appropriate for the competitive market.

Mr. Reed’s 2007 Equity Grants

In May 2007, as part of the annual award of equity grants, the Committee granted Mr. Reed options to acquire 150,000 shares of Motorola Common Stock that expire on the tenth anniversary of the date of grant. The stock options vest 25% per year annually starting with the first anniversary of the date of grant. Additionally, the Committee granted Mr. Reed 100,000 RSUs, 50% of which vest on the thirty-month anniversary of the date of grant and the remaining 50% of which vest on the sixty-month anniversary of the date of grant. The Committee determined that the grants of stock options and RSUs appropriately rewarded Mr. Reed for his strong leadership of the supply chain organization and were necessary to provide a level of equity awards that was appropriate for the competitive market.

On July 16, 2007, Mr. Reed was appointed to lead the Mobile Devices business. In connection with this appointment, the Committee granted Mr. Reed options to acquire 100,000 shares of Motorola Common Stock that expire on the tenth anniversary of the date of grant. The stock options vest 25% per year annually starting with the first anniversary of the date of grant. Additionally, the Committee granted Mr. Reed 100,000 RSUs, 50% of which vest on the thirty-month anniversary of the date of grant and the remaining 50% of which vest on the sixty-month anniversary of the date of

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grant. The Committee determined that the grants of stock options and RSUs appropriately rewarded Mr. Reed for the expanded responsibilities of his new role and were necessary to provide equity awards that were appropriate for the competitive market in light of Mr. Reed’s new role.

Ms. Fattori’s 2007 Equity Grants

In May 2007, as part of the annual award of equity grants, the Committee granted Ms. Fattori options to acquire 75,000 shares of Motorola Common Stock that expire on the tenth anniversary of the date of grant. The stock options vest 25% per year annually starting with the first anniversary of the date of grant. Additionally, the Committee granted Ms. Fattori 30,000 RSUs, 50% of which vest on the thirty-month anniversary of the date of grant and the remaining 50% of which vest on the sixty-month anniversary of the date of grant. The Committee determined that the grants of stock options and RSUs appropriately rewarded Ms. Fattori for her performance and were necessary to provide a level of equity awards that was appropriate for the competitive market.

Recoupment of Incentive Compensation Awards

Effective January 1, 2008, if, in the opinion of the independent directors of the Board, the Company’s financial results are restated due to intentional misconduct by one or more of the Company’s executive officers, then the independent directors have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. The independent directors may, based upon the facts and circumstances surrounding the restatement, direct that we recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to an executive officer on or after January 1, 2008. In addition, the independent directors may also seek to recoup any gains realized after January 1, 2008 in respect of equity-based awards, including stock options and restricted stock units, regardless of when issued.

The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) the executive officer in question engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

In addition, the independent directors may take other disciplinary action, including, without limitation: (1) adjustment of future compensation of the executive officer, (2) termination of the executive officer’s employment, (3) pursuit of any and all remedies available in law and/or equity in any country, and (4) pursuit of such other action as may fit the circumstances of the particular case. The independent directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors’ power to determine the appropriate punishment for the wrongdoers is in addition to, and not in replacement of, remedies imposed by such entities and is in addition to any right of recoupment against the CEO or CFO, under Section 304 of the Sarbanes-Oxley Act of 2002.

Executive Benefits and Perquisites

Since 2000, the Committee and management have sought to more closely align our total executive rewards programs with that of our comparator group. Our philosophy is to pay between the 50th and 65th percentile for total rewards for executive positions in our comparator group given average business performance. These rewards are supplemented by additional performance-based compensation that is substantially leveraged. As a result, we provide few executive-only benefits and perquisites. Our executive benefits and perquisites are described below.

•	Executive Health Coaching and Executive Physical Exam Program. Because the health of our executives is critical to driving our success, we introduced a health coaching program and an annual executive physical program for our senior and executive vice presidents, including each of our Named Executive Officers. The health coaching program provides Motorola executives with personal health coaching recommendations and encouragement to reach exercise, weight management, nutrition, smoking cessation and stress management goals. For tax purposes, the value of executive health coaching services provided is treated as imputed income. Effective January 1, 2008, the executive health coaching program was terminated and executives are now eligible to participate in a broad-based health coaching program available to all regular U.S. employees.

•	Motorola Management Deferred Compensation Plan. The Motorola Management Deferred Compensation Plan is a non-qualified deferred compensation plan that is unfunded and unsecured and allows our eligible elected officers, including each of our Named Executive

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Officers, the opportunity to defer taxes on their base salary and cash incentive compensation. The Company does not contribute to this plan. The plan is not intended to provide above-market or preferential earnings (as these terms are defined under SEC regulations) on compensation deferred under the plan. Effective January 1, 2008, because of low participation in the plan, we temporarily closed the Motorola Deferred Compensation Plan to new deferrals.

•	Motorola Executive Financial Planning Program. The Motorola Executive Financial Planning Program provides our elected officers, including each of our Named Executive Officers, with comprehensive financial planning assistance, designed to help them achieve the highest value from their compensation package. Our benchmarking shows that financial planning assistance is one of the most common executive perquisites among our comparator group. The annual allowance is $10,000 for our senior executives, including our Named Executive Officers.

•	Change in Control Protection. The Board considers the maintenance of a sound management team to be essential to protecting and enhancing the Company’s best interests and the best interests of our stockholders. To that end, we recognize that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and our stockholders. Accordingly, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of our management to their assigned duties without the distraction that may arise from the possibility of a change in control. As a result, we have established the Senior Officer Change in Control Severance Plan. Our Senior Officer Change in Control Severance Plan uses a “double trigger”. In other words, in order for severance benefits to be “triggered” both: (1) a change in control must occur, and (2) an executive must be involuntarily terminated for a reason other than “cause” or must leave for “good reason” within 24 months of the change in control. For a description of benefits provided under our Senior Officer Change in Control Severance Plan, see the information under “Change in Control Arrangements”.

•	Personal Aircraft Use. The Motorola CEO is active in professional and civic communities, has significant amounts of private and personal information readily available about him on the Internet, has strong visibility and travels extensively as CEO. As a result, while serving as CEO, Mr. Zander was entitled to use of our aircraft for personal travel in connection with our overall security program.

As part of his employment agreement in connection with serving as Acting Chief Financial Officer, Mr. Meredith was entitled to use our aircraft for up to 165 hours of personal travel. From time to time and on a limited basis, we permit other executives to use our aircraft for personal travel.

Broad-based Employee Benefits

As U.S. employees, our Named Executive Officers have the opportunity to participate in a number of benefits programs that are generally available to all regular U.S. employees. These benefits include healthcare plans (medical and dental benefits, behavioral health program, vision and hearing care program, health coaching, onsite wellness programs and wellness centers/fitness centers), life and disability plans (group life insurance, business travel accident insurance and short-term and long-term disability income plans), investment plans (401(k) plan, the MOTshare Plan (Employee Stock Purchase Plan) and previously existing pension plans that were available to employees who began employment prior to January 1, 2005), and work/life plans (programs that assist with daily needs such as childcare, adoption assistance, dependent care account and long-term care insurance).

Pension Plans

Our Pension Plans are offered to pension-eligible employees hired before January 1, 2005. We offer two different qualified pension plans, the Portable Pension Plan and the Traditional Pension Plan. We also offer a non-qualified plan, the Motorola Supplemental Pension Plan, to highly-compensated employees whose qualified pension plan benefits are reduced by annual salary limits imposed by the IRS.

Beginning in January 2008, to calculate a participant’s benefit, the Portable Pension Plan and the Traditional Pension Plan use the participant’s average compensation (base salary and lump-sum merit pay, excluding incentive plan awards) for the five years of highest pay during the last 10 calendar years ending December 31, 2007. Going forward from that date, earnings from each subsequent year of employment

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are also included in the average to calculate the pension benefit. Annual compensation used to calculate a participant’s benefit may not exceed certain limits set by the IRS ($225,000 in 2007).

The benefit payable to plan participants under MSPP is the amount by which their pension plan benefit is reduced by the applicable IRS limits or as a result of their participation in the Motorola Management Deferred Compensation Plan. A participant’s pension benefit and MSPP benefit together cannot exceed 70% of their final average earnings at retirement.

The Impact of Compensation Amounts Realizable on the Other Elements of Compensation

We deliberately design our compensation program to attract, retain and motivate high-quality talent. In making compensation decisions, the Committee reviews and benchmarks total compensation against our comparator group. We follow a policy of ensuring that total compensation, as well as each element comprising total compensation, is competitive. As a result, we do not specifically limit one element of compensation in response to the amounts potentially realizable under other compensation elements. However, we place certain limits on benefits available under our life and disability plans and our investment plans, including our pension plans. Our “qualified” plans are also subject to IRS limits.

Departure of Ed Zander as CEO and Election of Greg Brown as CEO

On November 30, 2007, we announced that Edward J. Zander, our Chairman and CEO, would step down from his position as CEO effective December 31, 2007. Mr. Zander is expected to continue to serve as Chairman of the Board of Directors until the 2008 annual meeting of stockholders. Mr. Zander will not be nominated, or stand for re-election, to the Board of Directors at the 2008 annual meeting of stockholders. Beginning January 1, 2008, Mr. Zander serves as Strategic Advisor to the CEO, a non-officer employee position, through January 5, 2009. During this time, Mr. Zander will continue to receive his regular base salary and benefits and Mr. Zander’s stock options and RSUs will continue to vest and be exercisable or settled in accordance with their terms. Mr. Zander will not be eligible to participate in our 2008 incentive bonus plans and will not receive any new equity grants in 2008. He will also forfeit any stock options and restricted stock units that have not vested as of January 5, 2009.

We also announced on November 30, 2007 that Gregory Q. Brown, who has served as President and Chief Operating Officer since March 21, 2007, was elected President and CEO effective January 1, 2008.

The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our compensation program is an important, but not the sole, consideration in its design. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and certain other highly compensated executive officers (the “covered officers”) to $1,000,000 annually. Our short-term and long-term incentive programs have been designed to provide for the deductibility of compensation paid to the covered officers under our incentive plans. In particular, in order to satisfy the Section 162(m) qualification requirements, under our 2006 Omnibus Incentive Plan, each year the Committee allocates an incentive pool, equal to 5% of our consolidated operating earnings, among the covered officers under our MIP. Once the amount of the pool and the allocations are determined at the end of the year, the Committee retains “negative discretion” to reduce (but not increase) the amount of any award payable to the covered officers to the amounts payable based on the MIP performance criteria using the actual minimum, target and maximum awards by position. In 2007, the Committee exercised this discretion to reduce the value of the awards payable under the incentive pool to Mr. Devonshire, Ms. Fattori, Mr. Moloney and Mr. Reed to the value of each such officer’s 2007 MIP award. For a discussion of the covered officers’ 2007 MIP awards, see “Short-Term Incentives”. Notwithstanding the above, the Committee reserves the right to provide for compensation to executive officers that may not be deductible.

In the first quarter of 2006, we began expensing equity awards in accordance with FAS 123R. This results in significantly higher accounting expenses for our stock option awards. Like many of the companies within our comparator group, we have taken measures to ensure our equity grant practices remain competitive but also cost-effective (e.g., by generally lowering grant guidelines and participation rates).

Stock Ownership Requirements

In order to align the interests of senior management with the interests of our stockholders, the Board requires our senior leadership team, including each of our Named Executive Officers, and all other senior and executive vice presidents (approximately 35 executives), to maintain prescribed ownership levels of our Stock (as defined below). The

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stock ownership guidelines set a minimum level of ownership of: for the CEO, Stock with a value equal to four times base salary; for executive vice presidents, Stock with a value equal to the lesser of three times base salary or the value of 50,000 shares; and for senior vice presidents, Stock with a value equal to the lesser of two times base salary or the value of 25,000 shares. For purposes hereof, Stock means shares of Common Stock owned outright, restricted stock, restricted stock units and stock owned in benefit plans such as the 401(k) Plan and the MOTshare Plan, each of which count toward fulfilling the ownership guidelines. New senior executives are given a reasonable amount of time to meet the ownership requirements.

Securities Trading Policy

Executives and other employees, including our Named Executive Officers, may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and hedging transactions, such as zero-cost collars and forward sale contracts. Our securities trading policy is designed to ensure compliance with applicable insider trading rules.

The following “Report of Compensation and Leadership Committee on Executive Compensation” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF COMPENSATION AND LEADERSHIP COMMITTEE ON EXECUTIVE COMPENSATION

Throughout 2007, Director Samuel C. Scott III was the Chair and Directors Ron Sommer and James R. Stengel served on the Compensation and Leadership Committee (the “Committee”) of Motorola, Inc. Indra K. Nooyi served on the Committee until the 2007 Annual Meeting of Stockholders on May 7, 2007.

During 2007, the Committee was comprised solely of non-employee directors who were each: (i) independent as defined under the NYSE listing standards for independence and the Motorola, Inc. Director Independence Guidelines, (ii) a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code. During 2008, the Committee will be comprised of directors who meet these same standards.

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with Motorola management. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A and incorporated by reference into Motorola’s 2007 Annual Report on Form 10-K.

Respectfully submitted,

Samuel C. Scott III, Chairman Ron Sommer James R. Stengel

PROXY STATEMENT

NAMED EXECUTIVE OFFICER COMPENSATION

2007 Summary Compensation Table

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation		All Other
		Salary		Bonus	Awards	Awards	Compensation	Earnings		Compensation		Total
Name and Principal Position	Year	($)(1)		($)(2)	($)(3)	($)(3)	($)(4)	($)		($)		($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)		(i)		(j)

Edward J. Zander	2007	$1,500,000		$0	$2,634,351	$10,757,176	$1,493,000	$47,288	(5)	$826,255	(6)	$17,258,070
Chairman of the Board	2006	1,500,000		0	2,528,100	7,751,046	1,265,000	552,595	(5)	426,662		14,023,403
Former Chief Executive Officer
Gregory Q. Brown	2007	857,500		0	2,843,141	2,838,459	486,214	9,356	(7)	88,525	(8)	7,123,195
President and Chief Executive Officer	2006	726,923		0	2,002,835	2,847,391	500,000	24,820	(7)	6,600		6,108,569
David W. Devonshire	2007	625,000		0	10,442	670,056	325,735	25,616	(9)	242,600	(10)	1,899,449
Chief Financial Officer (Former)	2006	625,000		0	50,120	2,647,231	300,000	94,864	(9)	28,300		3,745,515
Thomas J. Meredith	2007	251,251	(11)	0	5,129,445	1,175,625	0	0		658,802	(12)	7,215,123
Acting Chief Financial Officer (Former)
Stuart C. Reed	2007	533,654		115,000	949,055	1,159,313	258,082	0		23,330	(13)	3,038,434
Executive Vice President, President, Mobile Devices (Former)
Daniel M. Moloney	2007	575,000		100,000	865,100	1,124,116	305,550	0	(14)	26,396	(15)	2,996,162
Executive Vice President, President, Home & Networks Mobility
Ruth A. Fattori	2007	505,000		110,000	632,644	1,345,198	287,480	11,108	(16)	30,024	(17)	2,921,454
Executive Vice President, Human Resources (Former)

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan and the Motorola Management Deferred Compensation Plan.

(2)	In April 2007, Mr. Reed, Mr. Moloney and Ms. Fattori received a one-time discretionary cash bonus in recognition of their efforts and to promote retention of these officers.

(3)	The amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal years ended December 31, 2007 and December 31, 2006, respectively, for awards pursuant to the Motorola Omnibus Incentive Plan of 2006 and prior stock incentive plans and, thus may include amounts from awards granted both in and prior to 2007 and 2006, respectively. Assumptions used in the calculation of these amounts are included in Note 8, “Share-Based Compensation Plans and Other Incentive Plans” in the Company’s Forms 10-K for the fiscal years ended December 31, 2007 and December 31, 2006, respectively, and Note 1, “Summary of Significant Accounting Policies” in the Company’s Form 10-K for the fiscal year ended December 31, 2004. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The dollar amounts recognized in 2007 as expense of equity awards calculated under FAS 123R (for the purpose of these footnotes, termed “2007 Expenses”) are as follows:

	FY 2002 GRANT		FY 2003 GRANT		FY 2004 GRANT		FY 2005 GRANT		FY 2006 GRANT		FY 2007 GRANT
	Stock($)	Option($)	Stock($)	Option($)	Stock($)	Option($)	Stock($)	Option($)	Stock($)	Option($)	Stock($)	Option($)

Mr. Zander	—	—	—	—	$1,745,251	$4,682,046	$464,100	$1,542,000	$425,000	$1,854,000	—	$2,679,130
Mr. Brown	—	—	$116,126	$77,499	—	928,586	309,400	566,000	1,538,600	811,125	$879,015	455,250
Mr. Devonshire	$10,442	—	—	108,942	—	245,802	—	141,500	—	173,813	—	—
Mr. Meredith	—	—	—	—	—	—	—	—	—	—	5,129,445	1,175,625
Mr. Reed	—	—	—	—	—	—	318,600	340,875	212,500	579,375	417,955	239,063
Mr. Moloney	—	—	—	60,892	—	600,850	—	318,375	439,600	—	425,500	144,000
Ms. Fattori	—	—	—	—	190,187	409,042	154,700	389,125	212,500	463,500	75,257	83,531

For Mr. Devonshire, actual forfeitures are factored into the above 2007 Expenses. Mr. Devonshire forfeited unvested equity awards scheduled to vest after December 31, 2007 and, accordingly, a total of $1,683,344 was credited to option expenses under FAS 123R calculations for his forfeited options in the appropriate grant years.

PROXY STATEMENT

(4)	In 2007, the amounts in column (g) consist of cash awards earned under the 2006 Motorola Incentive Plan (the “MIP”) and the Motorola Long Range Incentive Plan (the “LRIP”) 2005—2007 cycle as follows:

	Mr. Zander	Mr. Brown	Mr. Devonshire	Mr. Meredith	Mr. Reed	Mr. Moloney	Ms. Fattori

MIP	$243,000	$125,242	$47,957	n/a*	$57,388	$65,550	$49,980
LRIP	$1,250,000	$360,972	$277,778	n/a*	$200,694	$240,000	$237,500

*	Pursuant to the terms of his employment agreement, Mr. Meredith is not eligible to participate in the MIP and LRIP.

In 2006, the amount in column (g) are the awards earned under the MIP. There were no payments under any Motorola long-range incentive plan in 2006.

(5)	In 2007, this amount consists of: (i) the aggregate change in present value from December 31, 2006 to December 31, 2007 of Mr. Zander’s benefits under the Motorola Inc. Pension Plan (the “Motorola Pension Plan”) of $5,279 and under the Motorola Supplemental Pension Plan (“MSPP”) of $28,265, and (ii) $13,744 in earnings on nonqualified deferred compensation in excess of the threshold for 2007 “above-market earnings” established pursuant to SEC rules. In 2006, this amount consists of: (i) the aggregate change in present value from December 31, 2005 to December 31, 2006 of Mr. Zander’s benefits under the Motorola Pension Plan of $8,618 and under the MSPP of $48,683, and (ii) $495,294 in earnings on nonqualified deferred compensation in excess of the threshold for 2006 “above-market earnings” established pursuant to SEC rules. As further described in the “Nonqualified Deferred Compensation in 2007” table, all earnings in 2007 above 5.56% have been deemed “above market earnings”. Pursuant to SEC rules, all earnings in 2006 above 5.74% were deemed “above market earnings”.

(6)	In 2007, this amount consists of: (i) Company perquisite costs for Mr. Zander of $820,982, including $733,629 for personal use of Company aircraft and costs for personal use of car and driver, financial planning, security system monitoring service and spousal business travel, (ii) a tax gross-up of $408 for income imputed to Mr. Zander, and (iii) contributions made by the Company to the 401(k) plan in the amount of $4,865. The incremental cost to the Company for Mr. Zander’s personal use of Company aircraft is calculated by multiplying the number of hours Mr. Zander travels in a particular plane by the direct cost per flight hour per plane. Direct costs include fuel, maintenance, labor, parts, loading and parking fees, catering and crew.

(7)	In 2007, this amount is the aggregate change in present value from December 31, 2006 to December 31, 2007 of Mr. Brown’s benefits under the Motorola Pension Plan of $1,889 and under the MSPP of $7,467. In 2006, this amount is the aggregate change in present value from December 31, 2005 to December 31, 2006 of Mr. Brown’s benefits under the Motorola Pension Plan of $6,956 and under the MSPP of $17,864.

(8)	This amount consists of: (i) Company perquisite costs for Mr. Brown of $82,194, including $80,844 for personal use of Company aircraft and costs for health coaching, and (ii) contributions made by the Company to the 401(k) Plan in the amount of $6,331. The incremental cost to the Company for Mr. Brown’s personal use of Company aircraft is calculated by multiplying the number of hours Mr. Brown travels in a particular plane by the direct cost per flight hour per plane. Direct costs include fuel, maintenance, labor, parts, loading and parking fees, catering and crew.

(9)	In 2007, this amount consists of: (i) the aggregate change in present value from December 31, 2006 to December 31, 2007 of Mr. Devonshire’s benefits under the Motorola Pension Plan of $7,693 and under the MSPP of $13,174, and (ii) $4,749 in earnings on nonqualified deferred compensation in excess of the threshold for 2007 “above-market earnings” established pursuant to SEC rules. In 2006, this amount consists of: (i) the aggregate change in present value from December 31, 2005 to December 31, 2006 of Mr. Devonshire’s benefits under the Motorola Pension Plan of $8,405 and under the MSPP of $15,056, and (ii) $71,403 in earnings on nonqualified deferred compensation in excess of the threshold for 2006 “above-market earnings” established pursuant to SEC rules.

(10)	In 2007, this amount consists of: (i) a one-time retirement allowance of $225,000 in connection with Mr. Devonshire’s retirement in December 2007, (ii) Company perquisite costs for Mr. Devonshire of $10,850, including costs for financial planning and spousal business travel, and (iii) Company contributions to the 401(k) Plan in the amount of $6,750.

(11)	This amount consists of: (i) Mr. Meredith’s director fees from January 1, 2007 through March 31, 2007 of $26,250, and (ii) salary in connection with his services as Acting Chief Financial Officer of the Company from April 1, 2007 until December 31, 2007 of $225,001.

(12)	This amount consists of: (i) Company perquisite costs for Mr. Meredith of $658,061, including $577,487 for personal use of Company aircraft, $78,735 for relocation benefits, and costs for spousal business travel, and (ii) a tax gross-up of $741 for income imputed to Mr. Meredith.

(13)	This amount consists of: (i) Company perquisite costs for Mr. Reed of $14,288, including costs for financial planning, health coaching and spousal business travel, (ii) a tax gross-up of $81 for income imputed to Mr. Reed, and (iii) Company contributions to the 401(k) Plan in the amount of $8,961.

(14)	In 2007, the aggregate change in present value from December 31, 2006 to December 31, 2007 of Mr. Moloney’s benefits under all pension plans, including benefits under the General Instrument Pension Plan and the General Instrument SERP plan (“GISP”) was negative and therefore is reflected as $0. During 2007, the change in the

PROXY STATEMENT

present value of his benefit under the Motorola Pension Plan and the MSPP was $410 and $2,069, respectively. There was a negative change in present value of his benefit under the General Instrument Pension Plan and the GISP of ($14,055) and ($6,279), respectively. In connection with the Company’s acquisition of General Instrument Corporation in January of 2000, the value of Mr. Moloney’s benefits under the General Instrument Pension Plan and the GISP were frozen as of December 31, 2000.

(15)	This amount consists of: (i) Company perquisite costs for Mr. Moloney of $18,578, including costs for financial planning, personal use of Company aircraft, health coaching and spousal business travel, (ii) tax gross-ups of $1,068 for income imputed to Mr. Moloney, and (iii) Company contributions to the 401(k) Plan in the amount of $6,750.

(16)	In 2007, this amount is the aggregate change in present value from December 31, 2006 to December 31, 2007 of Ms. Fattori’s benefits under the Motorola Pension Plan of $5,172 and under the MSPP of $5,936.

(17)	This amount consists of: (i) Company perquisite costs for Ms. Fattori of $23,274, including costs for financial planning, personal use of Company aircraft and health coaching, and (ii) Company contributions to the 401(k) Plan in the amount of $6,750.

Compensation Proportion

Our executive compensation program is structured so that more than two-thirds of our senior executives’ targeted total compensation is “at risk” (in the form of equity grants, awards under the LRIP and awards under the MIP) and is therefore dependent upon Motorola’s results. In determining the “at risk” proportion between cash and equity among our total mix of compensation, we consider the employee position and responsibilities, the employee’s ability to impact Motorola’s results, and the competitive market for executive talent in our industry. We strive to balance the components of our compensation program appropriately in light of these factors. For a further discussion of our compensation methodology, see the “Compensation Discussion and Analysis”. For a discussion of the material terms of employment agreements with our Named Executive Officers, see “Employment Contracts, Termination of Employment and Change in Control Arrangements”. For a discussion of the material terms of the 2007 grants of plan based awards, see the footnotes to the “Grants of Plan-Based Awards in 2007” table and the “Compensation Discussion and Analysis”.

PROXY STATEMENT

Grants of Plan-Based Awards in 2007

										All Other		All Other
										Stock		Option
										Awards:		Awards:		Exercise	Grant Date
										Number of		Number of		or Base	Fair Value
			Estimated Future Payouts Under			Estimated Future Payouts Under				Shares of		Securities		Price of	of Stock
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)				Stock or		Underlying		Option	and
			Threshold	Target	Maximum	Threshold	Target		Maximum	Units		Options		Awards	Option
Name	Grant Date		($)	($)	($)	(#)	(#)		(#)	(#)(2)		(#)(3)		($/Sh)(4)	Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)		(k)	(l)
Edward J. Zander	01/01/2007	(5)	$0	$2,025,000	$2,632,500	—	—		—	—		—		—	—
	05/08/2007		—	—	—	0	800,000	(6)	800,000	—		—		—	$3,464,000	(6)
Gregory Q. Brown	01/01/2007	(5)	0	1,043,683	1,356,788	—	—		—	—		—		—	—
	01/01/2007	(7)	835,125	1,670,250	3,340,500	—	—		—	—		—		—	—
	04/05/2007		—	—	—	—	—		—	350,000	(8)	—		—	5,860,098
	04/05/2007		—	—	—	—	—		—	—		400,000	(9)	$17.59	2,428,000
David W. Devonshire	01/01/2007	(5)	0	399,639	591,531	—	—		—	—		—		—	—
	01/01/2007	(7)	0	0	0	—	—		—	—		—		—	—
Thomas J. Meredith	04/02/2007		—	—	—	0	500,000	(10)	500,000	—		—		—	5,424,600
	04/02/2007		—	—	—	—	—		—	—		250,000	(11)	17.56	1,517,500
	10/31/2007		—	—	—	—	—		—	—		30,441	(12)	18.79	199,997
	11/30/2007		—	—	—	—	—		—	—		34,423	(12)	15.97	199,998
	12/31/2007		—	—	—	—	—		—	—		37,383	(12)	16.04	199,999
	10/31/2007		—	—	—	—	—		—	15,966	(13)	—		—	284,354
	11/30/2007		—	—	—	—	—		—	18,786	(13)	—		—	281,602
	12/31/2007		—	—	—	—	—		—	18,704	(13)	—		—	281,682
Stuart C. Reed	01/01/2007	(5)	0	478,236	621,707	—	—		—	—		—		—	—
	01/01/2007	(7)	356,250	712,500	1,425,000	—	—		—	—		—		—	—
	05/08/2007		—	—	—	—	—		—	100,000	(14)	—		—	1,672,370	(15)
	07/25/2007		—	—	—	—	—		—	100,000	(16)	—		—	1,671,000	(15)
	05/08/2007		—	—	—	—	—		—	—		150,000	(17)	17.70	891,000	(15)
	07/25/2007		—	—	—	—	—		—	—		100,000	(18)	17.68	576,000	(15)
Daniel M. Moloney	01/01/2007	(5)	0	546,250	710,125	—	—		—	—		—		—	—
	01/01/2007	(7)	412,500	825,000	1,650,000	—	—		—	—		—		—	—
	07/05/2007		—	—	—	—	—		—	200,000	(19)	—		—	3,404,000
	07/05/2007		—	—	—	—	—		—	—		200,000	(20)	17.80	1,152,000
Ruth A. Fattori	01/01/2007	(5)	0	416,500	541,450	—	—		—	—		—		—	—
	01/01/2007	(7)	367,500	735,000	1,470,000	—	—		—	—		—		—	—
	05/08/2007		—	—	—	—	—		—	30,000	(21)	—		—	501,711	(22)
	05/08/2007		—	—	—	—	—		—	—		75,000	(23)	17.70	445,500	(22)

(1)	These columns represent the number of shares of Motorola Common Stock or the number of shares of Common Stock underlying options to be paid out or vested upon the satisfaction of certain conditions under equity incentive plan awards granted in 2007.

(2)	In the aggregate, the restricted stock units (“RSUs”) described in this table represent approximately 0.0006% of the total shares of Common Stock outstanding on January 31, 2008. RSUs granted on or after May 1, 2006 are not eligible for dividend equivalent rights. These RSUs were granted under the Motorola Omnibus Incentive Plan of 2006 to acquire shares of Common Stock and were valued at the fair market value at the time of the grant, as defined in the “Fair Market Value Definition” section of the “Compensation Discussion and Analysis”.

(3)	In the aggregate, the options described in this table are exercisable for approximately 0.001% of the total shares of Common Stock outstanding on January 31, 2008. These options could expire earlier in certain situations. These options were granted at the fair market value under the Motorola Omnibus Incentive Plan of 2006 to acquire shares of Common Stock, as defined in the “Fair Market Value Definition” section of the “Compensation Discussion and Analysis”. The options carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. Unvested options are generally forfeited upon retirement.

(4)	The exercise price of option awards is based on the fair market value of Motorola Common Stock at the time of grant. See the “Fair Market Value Definition” section of the “Compensation Discussion and Analysis” for further details.

PROXY STATEMENT

(5)	These grants are made pursuant to the 2006 Motorola Incentive Plan, as amended (the “MIP”), and are payable in cash. MIP is Motorola’s annual pay-for-performance bonus plan that is based upon a formula that combines Company performance and personal performance. Awards may be $0 under the formula. Targets assume individual and business performance factors of 1.0. Awards under the MIP for 2007 are determined using a participant’s “eligible earnings” (generally, base salary) for the plan year.

(6)	800,000 market-based options were granted to Mr. Zander on May 8, 2007. These options vest and become exercisable as follows: (1) 300,000 options vest if the closing price for a share of the Company’s Common Stock meets or exceeds $22.00 for 10 trading days out of any 30 consecutive trading days from May 8, 2007 until May 8, 2009, and (2) an additional 500,000 options vest if the closing price for a share of the Company’s Common Stock meets or exceeds $25.00 for 10 trading days out of any 30 consecutive trading days from May 8, 2007 until May 8, 2009. These options have an exercise price of $17.70 and any vested options expire on May 8, 2017. This amount does not account for any forfeitures of equity in connection with Mr. Zander’s separation agreement.

(7)	These grants are for the 2007-2009 LRIP cycle under the Motorola Long-Range Incentive Plan of 2006 (the “LRIP”). Awards under the 2007-2009 LRIP cycle are determined in dollars but, at the discretion of the Compensation and Leadership Committee, may be paid in cash or Common Stock and are not within the scope of FAS 123R. The values accrue on a dollar basis throughout the three-year cycle. LRIP has a three-year cycle that has financial targets set annually. The measures/metrics used are: (a) annual improvement in economic profit, and (b) annual growth in sales. For a discussion of the LRIP, including the targets and plan mechanics, see the “Compensation Discussion and Analysis”. The amounts in the table represent 2007 performance which may be reduced to $0 at the end of the three-year cycle based upon total cycle performance. The amounts under “Threshold” assume the performance level necessary to generate an award was achieved. The amounts under “Target” assume performance factors of 1.0. The amounts under “Maximum” would be an extraordinary event for both the Company and the individual, the probability of which is remote.

(8)	Mr. Brown was granted 350,000 RSUs on April 5, 2007. The restrictions on 175,000 of the RSUs lapse on October 5, 2009 and the restrictions on the other 175,000 RSUs lapse on April 5, 2012.

(9)	Mr. Brown was granted 400,000 options on April 5, 2007. The options vest and become exercisable in four equal annual installments with the first installment vesting on April 5, 2008. The options expire on April 5, 2017, 10 years from the date of grant.

(10)	500,000 market-based RSUs were granted to Mr. Meredith on April 2, 2007. The restrictions on the RSUs lapse only if the following conditions are met before expiration: (1) restrictions on 165,000 RSUs lapse if the closing price of the Company’s Common Stock meets or exceeds $20.00 for 10 trading days out of any 30 consecutive trading days, (2) restrictions on an additional 165,000 RSUs lapse if the closing price of the Company’s Common Stock meets or exceeds $22.00 for 10 trading days out of any 30 consecutive trading days, and (3) restrictions on an additional 170,000 RSUs lapse if the closing price of the Company’s Common Stock meets or exceeds $24.00 for 10 trading days out of any 30 consecutive trading days. These market-based RSUs expire on April 2, 2009 and no dividends accrue. The restrictions on this award can continue to lapse as long as Mr. Meredith continues his service as a member of the Board.

(11)	250,000 options were granted to Mr. Meredith on April 2, 2007. The options vest and become exercisable on April 2, 2008. The options expire on April 2, 2017, 10 years from the date of grant.

(12)	These options were granted to Mr. Meredith on October 31, 2007, November 30, 2007 and December 31, 2007, respectively, under the terms of Mr. Meredith’s amended employment agreement as discussed in “Employment Contracts, Termination of Employment and Change in Control Arrangements”. These options vest and become exercisable in four equal annual installments with the first installment vesting on October 31, 2008, November 30, 2008 and December 31, 2008, respectively by grant. The options expire 10 years from the date of grant. These awards continue to vest as long as Mr. Meredith continues his service as a member of the Board.

(13)	These RSUs were granted to Mr. Meredith on October 31, 2007, November 30, 2007 and December 31, 2007, respectively, under the terms of Mr. Meredith’s amended employment agreement as discussed in “Employment Contracts, Termination of Employment and Change in Control Arrangements”. For each grant, the restrictions on half of the RSUs lapse 30 months from the date of grant and the restrictions on the other half of the RSUs lapse 60 months from the date of grant. The restrictions on these awards can continue to lapse as long as Mr. Meredith continues his service as a member of the Board.

(14)	100,000 RSUs were granted to Mr. Reed on May 8, 2007 as part of the Company’s annual broad-based employee equity grant. The restrictions on 50,000 RSUs lapse on November 8, 2009 and the restrictions on the other 50,000 RSUs lapse on May 8, 2012.

(15)	This amount does not account for any forfeitures of equity in connection with Mr. Reed’s separation agreement.

(16)	100,000 RSUs were granted to Mr. Reed on July 25, 2007. The restrictions on 50,000 RSUs lapse on December 25, 2009 and the restrictions on the other 50,000 RSUs lapse on July 25, 2012.

PROXY STATEMENT

(17)	150,000 options were granted to Mr. Reed on May 8, 2007 as part of the Company’s annual broad-based employee equity grant. The options vest and become exercisable in four equal annual installments with the first installment vesting on May 8, 2008. The options expire on May 8, 2017, 10 years from the date of grant.

(18)	100,000 options were granted to Mr. Reed on July 25, 2007. These options vest and become exercisable in four equal annual installments with the first installment vesting on July 25, 2008. The options expire on July 25, 2017, 10 years from the date of grant.

(19)	200,000 RSUs were granted to Mr. Moloney on July 5, 2007. The restrictions on 100,000 RSUs lapse on July 5, 2009 and the restrictions on the other 100,000 RSUs lapse on July 5, 2011.

(20)	200,000 options were granted to Mr. Moloney on July 5, 2007. These options vest and become exercisable in four equal annual installments with the first installment vesting on July 5, 2008. The options expire on July 5, 2017, 10 years from the date of grant.

(21)	30,000 RSUs were granted to Ms. Fattori on May 8, 2007 as part of the Company’s annual broad-based employee equity grant. The restrictions on 15,000 RSUs lapse on November 8, 2009 and the restrictions on the other 15,000 RSUs lapse on May 8, 2012.

(22)	This amount does not account for any forfeitures of equity in connection with Ms. Fattori’s separation agreement.

(23)	75,000 options were granted to Ms. Fattori on May 8, 2007 as part of the Company’s annual broad-based employee equity grant. These options vest and become exercisable in four equal annual installments with the first installment vesting on May 8, 2008. The options expire on May 8, 2017, 10 years from the date of grant.

PROXY STATEMENT

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards								Stock Awards
														Equity
														Incentive
					Equity									Plan
					Incentive							Equity		Awards:
					Plan							Incentive Plan		Market or
	Number of		Number of		Awards:				Number of			Awards:		Payout Value
	Securities		Securities		Number of				Shares or			Number of		of Unearned
	Underlying		Underlying		Securities				Units of		Market Value	Unearned		Shares, Units
	Unexercised		Unexercised		Underlying		Option		Stock That		of Shares or	Shares, Units		or Other
	Options (#)		Options (#)		Unexercised		Exercise	Option	Have Not		Units of Stock	or Other Rights		Rights That
	Exercisable		Unexercisable		Unearned		Price	Expiration	Vested		That Have Not	That Have Not		Have Not
Name	(Vested)		(Unvested)		Options (#)		($)	Date	(#)(1)		Vested ($)(1)	Vested (#)		Vested ($)
(a)	(b)		(c)		(d)		(e)	(f)	(g)		(h)	(i)		(j)
Edward J. Zander	1,131,570		377,190	(2)	—		$12.9742	01/05/2014	429,538	(3)	$6,889,790	—		—
	796,290		265,430	(4)	—		16.3028	05/04/2014	—		—	—		—
	150,000		150,000	(5)	—		15.91	02/14/2015	—		—	—		—
	375,000		375,000	(6)	—		15.47	05/03/2015	—		—	—		—
	200,000		600,000	(7)	—		21.25	05/03/2016	—		—	—		—
	0		—		800,000	(8)	17.70	05/08/2017	—		—	—		—
Gregory Q. Brown	223,520	(9)	0		—		7.7398	01/01/2013	783,626	(10)	12,569,361	—		—
	97,790	(11)	0		—		7.2745	05/06/2013	—		—	—		—
	237,490		118,745	(4)	—		16.3028	05/04/2014	—		—	—		—
	200,000		200,000	(6)	—		15.47	05/03/2015	—		—	—		—
	87,500		262,500	(7)	—		21.25	05/03/2016	—		—	—		—
	0		400,000	(12)	—		17.59	04/05/2017	—		—	—		—
David W. Devonshire	0		125,730	(4)	—		16.3028	05/04/2014	—		—	—		—
	0		200,000	(6)	—		15.47	05/03/2015	—		—	—		—
	75,000		225,000	(7)	—		21.25	05/03/2016	—		—	—		—
Thomas J. Meredith	15,000		15,000	(13)	—		15.47	05/03/2015	59,193	(14)	$949,456	500,000	(15)	$8,020,000
	0		250,000	(16)	—		17.56	04/02/2017	—		—	—		—
	0		30,441	(17)	—		18.79	10/31/2017	—		—	—		—
	0		34,423	(18)	—		15.97	11/30/2017	—		—	—		—
	0		37,383	(19)	—		16.04	12/31/2017	—		—	—		—
Stuart C. Reed	75,000		75,000	(20)	—		15.93	04/22/2015	311,391	(21)	4,994,712	—		—
	62,500		187,500	(7)	—		21.25	05/03/2016	—		—	—		—
	0		150,000	(22)	—		17.70	05/08/2017	—		—	—		—
	0		100,000	(23)	—		17.68	07/25/2017	—		—	—		—
Daniel M. Moloney	335,280	(24)	0		—		40.5154	01/12/2015	301,738	(25)	4,839,878	—		—
	111,760	(26)	0		—		12.8937	03/16/2011	—		—	—		—
	26,760	(27)	0		—		11.99	02/14/2012	—		—	—		—
	15,880	(28)	0		—		13.1979	06/07/2012	—		—	—		—
	230,505		76,835	(4)	—		16.3028	05/04/2014	—		—	—		—
	112,500		112,500	(6)	—		15.47	05/03/2015	—		—	—		—
	0		200,000	(29)	—		17.80	07/05/2017	—		—	—		—
Ruth A. Fattori	167,640		55,880	(30)	—		15.4438	11/01/2014	157,001	(31)	2,518,296	—		—
	137,500		137,500	(6)	—		15.47	05/03/2015	—		—	—		—
	50,000		50,000	(7)	—		21.25	05/03/2016	—		—	—		—
	0		75,000	(22)	—		17.70	05/08/2017	—		—	—		—

(1)	Awards of restricted stock units (“RSUs”) prior to May 1, 2006 are entitled to dividend equivalent rights. RSU grants on or after May 1, 2006 are not entitled to dividend equivalent rights. Dividend equivalent rights accrued until December 31, 2007 are included in the outstanding awards for the purposes of this table. Market value in column (h) is determined using the closing price of Motorola Common Stock on December 31, 2007 of $16.04. Expected equity award forfeitures for Mr. Zander, Ms. Fattori and Mr. Reed in connection with each person’s separation agreement as discussed in “Employment Contracts, Termination of Employment and Change in Control Agreements” are not factored into the market values included in this column.

(2)	These stock options were granted to Mr. Zander on January 5, 2004. The original grant of options vested and became exercisable in four equal annual installments with the first installment having vested on January 5, 2005 and the final installment having vested on January 5, 2008.

PROXY STATEMENT

(3)	200,000 of these RSUs were granted on January 5, 2004 and the restrictions lapsed on January 5, 2008. 43,908 of these RSUs were granted on May 4, 2004 and the restrictions lapse on May 4, 2008. 75,000 of these RSUs were granted on May 3, 2005 and the restrictions lapse on May 3, 2010. 100,000 of these RSUs were granted on May 3, 2006, with the restrictions on 50,000 RSUs lapsing on November 3, 2008 and the restrictions on the other 50,000 RSUs lapsing on May 3, 2011. The other 10,630 RSUs represent accrued dividend equivalent rights. For a discussion of awards that will not vest pursuant to Mr. Zander’s separation agreement, see “Employment Contracts, Termination of Employment and Change in Control Arrangements”.

(4)	These stock options were granted on May 4, 2004 as part of the Company’s annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 4, 2005.

(5)	These stock options were granted to Mr. Zander on February 14, 2005. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on February 14, 2006. The installment vesting on February 14, 2009 is expected to be forfeited per Mr. Zander’s separation agreement.

(6)	These stock options were granted on May 3, 2005 as part of the Company’s annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 3, 2006. In regards to Mr. Zander and Ms. Fattori, the installment vesting on May 3, 2009 is expected to be forfeited pursuant to each person’s separation agreement.

(7)	These stock options were granted on May 3, 2006 as part of the Company’s annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 3, 2007. In regards to Mr. Zander, Ms. Fattori and Mr. Reed, the installments vesting on May 3, 2009 and May 3, 2010 are expected to be forfeited pursuant to each person’s separation agreement.

(8)	800,000 market-based options were granted to Mr. Zander on May 8, 2007. These options vest and become exercisable as follows: (1) 300,000 options vest if the closing price for a share of the Company’s Common Stock meets or exceeds $22.00 for 10 trading days out of any 30 consecutive trading days from May 8, 2007 until May 8, 2009, and (2) an additional 500,000 option shares vest if the closing price for a share of the Company’s Common Stock meets or exceeds $25.00 for 10 trading days out of any 30 consecutive trading days from May 8, 2007 until May 8, 2009. These options have an exercise price of $17.70 and any vested options expire on May 8, 2017.

(9)	These stock options were granted to Mr. Brown on January 1, 2003. The original grant of options vested and became exercisable 10% on January 1, 2004, 20% on January 1, 2005, 30% on January 1, 2006 and 40% on January 1, 2007.

(10)	25,000 of these RSUs were granted on January 1, 2003 and the restrictions on the original grant lapsed in four equal annual installments with the restrictions on the first installment having lapsed on January 1, 2005. 50,000 of these RSUs were granted on May 3, 2005 and the restrictions lapse on May 3, 2010. 350,000 of these RSUs were granted on March 6, 2006, with the restrictions on 175,000 RSUs lapsing on September 6, 2008 and the restrictions on the other 175,000 RSUs lapsing on March 6, 2011. 350,000 of these RSUs were granted on April 5, 2007, with the restrictions on 175,000 RSUs lapsing on October 5, 2009 and the restrictions on the other 175,000 RSUs lapsing on April 5, 2012. The other 8,626 RSUs represent accrued dividend equivalent rights.

(11)	These stock options were granted to Mr. Brown as part of the Company’s annual broad-based employee equity grant on May 6, 2003. The original grant of options vested and became exercisable in four equal annual installments with the first installment having vested on May 6, 2004 and the final installment having vested on May 6, 2007.

(12)	These stock options were granted to Mr. Brown on April 5, 2007. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment vesting on April 5, 2008.

(13)	These stock options were granted to Mr. Meredith in his capacity as a director on May 3, 2005 and vested on May 3, 2006.

(14)	5,648 DSUs were granted to Mr. Meredith on May 3, 2006 in connection with the annual grant to directors and the restrictions lapse upon termination of his service as a director. 15,966 RSUs were granted on October 31, 2007, 18,786 RSUs were granted on November 30, 2007, and 18,704 RSUs were granted on December 31, 2007. For each grant, the restrictions on half of the RSUs lapse 30 months from the date of grant and the restrictions on the other half of the RSUs lapse 60 months from the date of grant. The other 89 RSUs represent accrued dividend equivalent rights. The restrictions on these awards can continue to lapse as long as Mr. Meredith continues his service as a member of the Board.

(15)	500,000 market-based RSUs were granted to Mr. Meredith on April 2, 2007. The restrictions on the RSUs lapse only if the following conditions are met before expiration: (1) the restrictions on 165,000 lapse if the closing price of the Company’s Common Stock meets or exceeds $20.00 for 10 trading days out of any 30 consecutive trading days, (2) the restrictions on an additional 165,000 RSUs lapse if the closing price of the Company’s Common Stock meets or exceeds $22.00 for 10 trading days out of any 30 consecutive trading days, and (3) the restrictions on an additional 170,000 lapse if the closing price of the Company’s Common Stock meets or exceeds $24.00 for 10 trading days out of any 30 consecutive trading days. These market-based RSUs expire on April 2, 2009 and no

PROXY STATEMENT

dividends accrue. The restrictions on this award can continue to lapse as long as Mr. Meredith continues his service as a member of the Board.

(16)	These stock options were granted to Mr. Meredith on April 2, 2007 and vested on April 2, 2008.

(17)	These stock options were granted to Mr. Meredith on October 31, 2007. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment vesting on October 31, 2008.

(18)	These stock options were granted to Mr. Meredith on November 30, 2007. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment vesting on November 30, 2008.

(19)	These stock options were granted to Mr. Meredith on December 31, 2007. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment vesting on December 31, 2008.

(20)	These stock options were granted to Mr. Reed on April 22, 2005. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on April 22, 2006. The April 22, 2009 vesting is expected to be forfeited per Mr. Reed’s separation agreement.

(21)	60,000 of these RSUs were granted to Mr. Reed on April 22, 2005 and the restrictions lapse on April 22, 2008. 50,000 of these RSUs were granted on May 3, 2006, with the restrictions on 25,000 RSUs lapsing on November 3, 2008 and the restrictions on the other 25,000 RSUs lapsing on May 3, 2011. 100,000 of these RSUs were granted on May 8, 2007, with the restrictions on 50,000 RSUs lapsing on November 8, 2009 and the restrictions on the other 175,000 RSUs lapsing on May 8, 2012. 100,000 of these RSUs were granted on July 25, 2007, with the restrictions on 50,000 RSUs lapsing on December 25, 2009 and the restrictions on the other 175,000 RSUs lapsing on July 25, 2012. The other 1,391 RSUs represent accrued dividend equivalent rights. For a discussion of awards that will not vest pursuant to Mr. Reed’s separation agreement, see “Employment Contracts, Termination of Employment and Change in Control Arrangements”.

(22)	These stock options were granted on May 8, 2007 as part of the annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment vesting on May 8, 2008. In regards to Ms. Fattori and Mr. Reed, the installments vesting on May 8, 2009, May 8, 2010 and May 8, 2011 are expected to be forfeited pursuant to each person’s separation agreement.

(23)	These stock options were granted to Mr. Reed on July 25, 2007. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment vesting on July 25, 2008. The installments vesting on July 25, 2009, July 25, 2010 and July 25, 2011 are expected to be forfeited pursuant to Mr. Reed’s separation agreement.

(24)	These stock options were granted to Mr. Moloney on January 12, 2000. These options vested in four equal annual installments with the first installment having vested on January 12, 2001 and the final installment having vested on January 12, 2004.

(25)	100,000 of these RSUs were granted on March 6, 2006, with the restrictions on 50,000 RSUs lapsing on September 6, 2008 and the restrictions on the other 50,000 RSUs lapsing on March 6, 2011. 200,000 of these RSUs were granted on July 5, 2007 with the restrictions on 100,000 RSUs lapsing on July 5, 2009 and the restrictions on the other 100,000 RSUs lapsing on July 5, 2011. The other 1,738 RSUs represent accrued dividend equivalent rights.

(26)	These stock options were granted to Mr. Moloney on March 16, 2001. These options vested in four equal annual installments with the first installment having vested on March 16, 2002 and the final installment having vested on March 16, 2005.

(27)	These stock options were granted to Mr. Moloney on February 14, 2002. These options vested in four equal annual installments with the first installment having vested on February 14, 2003 and the final installment having vested on February 14, 2006.

(28)	These stock options were granted to Mr. Moloney on June 7, 2002. These options vested in four equal annual installments with the first installment having vested on June 7, 2003 and the final installment having vested on June 7, 2006.

(29)	These stock options were granted to Mr. Moloney on July 5, 2007. These options vest and become exercisable in four equal annual installments with the first installment vesting on July 5, 2008.

(30)	These stock options were granted to Ms. Fattori on November 1, 2004. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on November 1, 2005.

(31)	50,000 of these RSUs were granted to Ms. Fattori on November 1, 2004 and the restrictions lapse on November 1, 2008. 25,000 of these RSUs were granted on May 3, 2005 and the restrictions lapse on May 3, 2010. 50,000 of these RSUs were granted on May 3, 2006, with the restrictions on 25,000 RSUs lapsing on November 3, 2008 and the restrictions on the other 25,000 RSUs lapsing on May 3, 2011. 30,000 of these RSUs were granted on May 8, 2007, with the restrictions on 15,000 RSUs lapsing on November 8, 2009 and the restrictions on the other 15,000 RSUs lapsing on May 8, 2012. The other 2,001 RSUs represent accrued dividend equivalent rights. For a discussion of the awards that will not vest pursuant to Ms. Fattori’s separation agreement, see “Employment Contracts, Termination of Employment and Change in Control Arrangements”.

PROXY STATEMENT

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards(1)
	Number of		Number
	Shares		of Shares
	Acquired	Value Realized	Acquired		Value Realized
	on Exercise	on Exercise	on Vesting		on Vesting
Name	(#)	$	(#)		($)(3)
(a)	(b)	(c)(2)	(d)		(e)
Edward J. Zander	0	$0	110,605	(4)	$1,989,763	(4)
Gregory Q. Brown	0	0	77,174		1,453,189
David W. Devonshire	363,197	1,928,144	5,306		96,515
Thomas J. Meredith	0	0	0		0
Stuart C. Reed	0	0	0		0
Daniel M. Moloney	77,340	839,402	0		0
Ruth A. Fattori	0	0	25,575		459,071

(1)	Restricted stock units accrued pursuant to dividend equivalent rights are included for the purpose of this table.

(2)	The “Value Realized on Exercise” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares at exercise. The value realized was determined without considering any taxes that may have been owed.

(3)	The “Value Realized on Vesting” is computed by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date. When an award vests on a non-trading day the most recent previous market closing price is used for the purpose of this calculation.

(4)	33,870 of these shares are from vested RSUs whose distribution was previously deferred pursuant to the terms of Mr. Zander’s employment agreement until 6 months after his termination of employment or, if earlier, the first day on which deductibility of this compensation by Motorola was no longer precluded by Section 162(m) of the Internal Revenue Code. Restrictions on these 33,870 deferred RSUs lapsed on May 4, 2007 with a value of $612,370. On January 1, 2008, the deferral on these 33,870 RSUs and Mr. Zander’s other deferred RSUs terminated pursuant to the terms of Mr. Zander’s employment agreement. For a discussion of the terms of such deferral, see “Employment Agreement and Separation Agreement with Edward J. Zander”.

Nonqualified Deferred Compensation in 2007

The Motorola Management Deferred Compensation Plan allows eligible executive participants, including the Named Executive Officers, the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Motorola does not contribute to this plan. The Motorola Management Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan, however, as described below and pursuant to SEC rules, all earnings on nonqualified deferred compensation in 2007 in excess of 5.56% have been deemed “above-market earnings”. Effective January 1, 2008, because of low participation, the Motorola Deferred Compensation Plan was temporarily closed to new deferrals.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)(1)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Edward J. Zander	–	–	$298,154	–	$5,417,130 (2)
Gregory Q. Brown	–	–	–	–	–
David W. Devonshire	–	–	55,469	–	968,365 (3)
Thomas J. Meredith	–	–	–	–	–
Stuart C. Reed	–	–	25,309	–	581,352
Daniel M. Moloney	–	–	13,870	–	329,811
Ruth A. Fattori	–	–	–	–	–

(1)	Pursuant to SEC rules, all earnings on nonqualified deferred compensation in 2007 in excess of 5.56% have been deemed “above-market earnings”. Based on the performance of the funds elected in advance by the participant (as described below), Mr. Zander and Mr. Devonshire each had earnings on nonqualified deferred compensation in excess of 5.56% in 2007. All “above-market earnings” on nonqualified deferred compensation were reported in this year’s “Summary Compensation Table”. See the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table”.

PROXY STATEMENT

(2)	In the 2005 “Summary Compensation Table” under “Bonus,” $4,000,000 of the aggregate balance above was reported as compensation earned under 2004 MIP. On January 1, 2008, deferral of this amount terminated per the terms of Mr. Zander’s employment agreement.

(3)	In the 2003 “Summary Compensation Table” under “Bonus,” $287,500 of the aggregate balance above was reported in connection with Mr. Devonshire’s employment offer and another $287,500 of the aggregate balance above was reported in connection with his completion one year of service.

The Motorola Management Deferred Compensation Plan uses the following funds as the index for calculating investment returns on a participant’s deferrals. The participant’s deferrals are deemed to be invested in these funds as per the participant’s election. The participant does not actually own any share of the investment options he/she selects. The investment fund choices mirror the fund choices available in the Motorola 401(k) plan (with the exception of the Motorola stock fund). The funds are available only through variable universal life insurance products, and are not publicly traded mutual funds.

Fund Offering	Investment Classification	1-Year Annualized Average

* Short-Term Investment Fund	Money Market	5.24%
* Short-Term Bond Fund	Short-Term Bond	5.88%
* Long-Term Bond Fund	Long-Term Bond	7.06%
* Balanced Fund I	Moderate Allocation	6.76%
* Balanced Fund II	Moderate Allocation	6.62%
* Large Company Equity Fund	Large Blend	5.40%
* Mid-Sized Company Equity Fund	Mid-Cap Blend	7.97%
* Small Company Equity Fund	Small Blend	−1.52%
* International Equity Fund	Foreign Large Blend	11.34%

Deferral elections can be changed only during the open enrollment period prior to each plan (calendar) year. Changes to distribution elections must be filed at least 12 months in advance. Any change will require that the payment start date be at least five years later than the previous payment start date. A participant may postpone or change his/her termination payment distribution election once per plan (calendar) year. Hardship withdrawals are available, but all other nonscheduled withdrawals are not available. Termination payments cannot be earlier than six months after separation from service, except in the event of disability, death or, possibly, a change in control of the Company. The amounts reported in the “Aggregate Earnings in Last FY” column represent all earnings on nonqualified deferred compensation in 2007. The portion of earnings reported as “above-market earnings” in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represents the amount in excess of the 5.56% threshold established for 2007 pursuant to SEC rules.

RETIREMENT PLANS

The Motorola, Inc. Pension Plan (the “Pension Plan”) and the Motorola Supplemental Pension Plan (the “MSPP”) are intended to provide pension benefits to the Named Executive Officers in the future. Prior to January 1, 2005, most regular U.S. employees who had completed one year of employment with the Company or certain of its subsidiaries were eligible to participate in one or more of the Company’s pension plans. Those employees become vested after five years of service. Effective January 1, 2005, newly-hired employees were no longer eligible to participate in the Pension Plan or the MSPP. Effective January 1, 2008, employees in the Pension Plan not yet vested, become vested after three years of service. Normal retirement is at age 65. Effective January 1, 2000, no additional officers were eligible for participation in the Motorola Elected Officers Supplementary Retirement Plan.

Traditional and Portable Plan

The Pension Plan contains two benefit formulas, referred to as the Traditional Plan and the Portable Plan. The Traditional Plan provides an annual pension annuity benefit based on the participant’s final average earnings and the participant’s benefit service, offset by the participant’s estimated Social Security benefit. The Traditional Plan formula consists of (1) for service from 1978 through 1987, the sum of 40% of the first $20,000 of final average earnings, plus 35% of final average earnings in excess of $20,000 multiplied by a fraction whose numerator is the number of months of service during that period and whose denominator is 420, plus (2) for service after 1987, 75% of final average earnings, multiplied by a fraction whose numerator is the number of months of service after 1987 (not exceeding 420) and whose denominator is 420, minus (3) 50% of the participant’s primary annual Social Security benefit at age 65, or the participant’s later retirement age (including any delayed retirement credits or similar adjustments earned after February 1, 2006), multiplied by a fraction whose numerator is the number of months

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of benefit service after 1977 (not exceeding 420) and whose denominator is 420.

The Portable Plan provides a lump-sum pension benefit based on the participant’s final average earnings, and a “benefit percentage” determined by the participant’s vesting service and the participant’s benefit service. The Portable Plan formula consists of (1) final average earnings multiplied by the participant’s benefit percentage which cumulative benefit percentage is based on benefit service earned on or after July 1, 2000 and vesting service. A participant’s benefit percentage is determined as follows: 4% for each year of benefit service earned while the participant has five or fewer years of vesting service, plus 5% for each year of benefit service earned while the participant has more than five but less than 10 years of vesting service, plus 6% for each year of benefit service earned while the participant has more than 10 but less than 15 years of vesting service, plus 7% for each year of benefit service earned while the participant has more than 15 years of vesting service, plus (2) the participant’s Traditional Plan benefit as of June 30, 2000 (if applicable) converted to a lump-sum based on the participant’s age and the interest rate in effect for the year of payment.

Both Plans use final average earnings to calculate the participant’s pension benefit. Final average earnings is the average compensation for the five years of highest pay during the last 10 calendar year of Motorola employment. Eligible earnings include regular earnings, commissions, overtime, lump-sum merit pay, participant contributions to the Motorola 401(k) Plan and other pre-tax plans and incentive pay with respect to the period January 1, 2000 to February 3, 2002. After February 3, 2002, incentive pay was excluded from the definition of eligible compensation. Beginning in January 2008, the benefit will be based on the average of the five highest years of earnings within the last ten calendar years prior to December 31, 2007 averaged with future earnings.

Motorola Supplemental Pension Plan

The MSPP provides benefits for highly compensated individuals whose tax qualified Pension Plan benefits are reduced by certain IRS limits or by participation in the Motorola Management Deferred Compensation Plan. The IRS annual salary limitation (Section 401(a)(17) of the Internal Revenue Code) and certain other IRS requirements reduce pension benefits from tax-qualified Pension Plans for certain highly compensated individuals. The MSPP is designed to offset these limitations. The MSPP is a non-qualified plan, which means benefits are not subject to certain nondiscrimination testing and reporting requirements of the Employment Retirement Income Security Act of 1974 (“ERISA”); however, these amounts are unsecured, leaving the participants in the status of a general creditor of the Company.

Effective January 1, 2007, the MSPP began imposing a limitation on the amount of eligible compensation that will be considered when calculating any MSPP benefit. For purposes of determining whether an employee is eligible for an MSPP benefit, the amount of eligible compensation used for the benefit formula under the MSPP will be equal to the Section 401(a)(17) limit plus $175,000 (i.e., $400,000 in 2007) (the “Earnings Cap”). Consequently, the Earnings Cap will only increase if the IRS statutorily increases the Section 401(a)(17) limit from year to year. Regardless of the Earnings Cap, a special transition rule is provided for those employees whose eligible compensation already exceeded the newly imposed Earnings Cap. If, as of January 1, 2007, an employee’s eligible compensation exceeds the Earnings Cap effective January 1, 2007, for MSPP purposes, that employee’s MSPP benefit will, from January 1, 2007 and forward, be computed assuming the employee’s eligible compensation is the greater of (1) the employee’s frozen January 1, 2007 eligible compensation amount, or (2) the Earnings Cap for the given year. Additionally, beginning in January 2008, the benefit will be based on the average of the five highest years of earnings within the last ten calendar years prior to December 31, 2007 averaged with future earnings.

An individual is eligible to participate in MSPP if he or she is age 55 or older with at least five years of service, is eligible to receive a pension plan benefit, was currently eligible to accrue additional benefits under the pension plan at the time of termination of employment, and the individual’s pension benefit is reduced by Internal Revenue Code limitations. A participant’s pension benefit and MSPP benefit together cannot exceed 70% of his or her final average earnings at retirement.

General Instrument Corporation Pension Plan and Supplemental Executive Retirement Plan

The General Instrument Corporation Pension Plan, frozen on December 31, 2000, provides a pension annuity benefit based on the participant’s benefit service, average monthly compensation and excess monthly compensation.

The General Instrument Corporation Supplemental Executive Retirement Plan (“GISP”), frozen on December 31, 2000, provides benefits for highly compensated individuals whose tax qualified Pension Plan benefits are reduced by certain IRS limits, similar to the MSPP.

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Pension Benefits in 2007

Assumptions described in Note 7, “Retirement Benefits” in the Company’s Form 10-K for the fiscal year ended December 31, 2007 are also used below and incorporated by reference.

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
Name	Plan Name	Service(#)(1)	Benefit($)	Fiscal Year($)
(a)	(b)	(c)	(d)	(e)

Edward J. Zander	Pension Plan	4 yrs	$30,883	$0
	Supplemental Pension Plan	4 yrs	181,291	0
Gregory Q. Brown	Pension Plan	5 yrs	31,325	0
	Supplemental Pension Plan	5 yrs	64,415	0
David W. Devonshire	Pension Plan	5 yrs 10 mths	48,149	0
	Supplemental Pension Plan	5 yrs 10 mths	93,144	0
Thomas J. Meredith	Pension Plan(2)	0	0	0
	Supplemental Pension Plan(2)	0	0	0
Stuart C. Reed	Pension Plan(2)	0	0	0
	Supplemental Pension Plan(2)	0	0	0
Daniel M. Moloney	Pension Plan(3)	24 yrs 6 mths	195,416(3)	0
	Supplemental Pension Plan(4)	24 yrs 6 mths	181,275(4)	0
Ruth A. Fattori	Pension Plan	3 yrs 2 mths	22,891	0
	Supplemental Pension Plan	3 yrs 2 mths	27,837	0

(1)	When Motorola acquires a company, it does not credit or negotiate crediting years of service for the purpose of benefit accruals or augmentation. In certain circumstances, prior service may count toward eligibility and vesting service.

(2)	Mssrs. Meredith and Reed were hired after January 1, 2005 and therefore are not eligible to participate in either the Pension Plan or the MSPP.

(3)	In connection with the Company’s acquisition of General Instrument Corporation in January of 2000, Mr. Moloney’s benefit under the General Instrument Pension Plan was frozen as of December 31, 2000 at $35,413 and is included in the amount listed in column (d).

(4)	In connection with the Company’s acquisition of General Instrument Corporation in January of 2000, Mr. Moloney’s benefit under the General Instrument SERP plan was frozen as of December 31, 2000 at $15,822 and is included in the amount listed in column (d).

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreement and Separation Agreement with Edward J. Zander

On December 15, 2003, the Company entered into an employment agreement with Mr. Zander, effective as of January 5, 2004. The following summarizes the terms of the agreement as amended through May 8, 2007 and as in effect prior to November 29, 2007, after which date the terms of Mr. Zander’s employment were modified as described below. Until December 31, 2007, Mr. Zander served as Chief Executive Officer of the Company, with duties and responsibilities commensurate with the position, and reported directly to our Board. Mr. Zander is expected to serve as Chairman of our Board until the date of our 2008 Annual Meeting of Stockholders, after which date he will no longer serve as a director.

Pursuant to his separation agreement dated November 29, 2007, Mr. Zander stepped down from his position as CEO of the Company on December 31, 2007. Beginning January 1, 2008, Mr. Zander serves as strategic advisor to the CEO, a non-officer employee, through January 5, 2009, and continues to receive his regular base salary of $1.5 million and employee benefits and fringe benefits pursuant to the terms of his employment agreement (excluding use of the Company aircraft other than for Company business). As an employee, Mr. Zander’s stock options and restricted stock units will continue to vest and be exercisable or settled in accordance with their terms. Mr. Zander is not eligible to participate in the Company’s 2008 incentive bonus plans, will not receive any new equity grants in 2008 and will forfeit any stock options and restricted stock units that have not vested as of January 5, 2009.

Since becoming Chairman of the Board and CEO in 2004, Mr. Zander has been paid an annual base salary of $1.5 million. For each fiscal year through the year ended 2007, Mr. Zander was also eligible to receive annual cash bonuses based upon performance targets established by the Compensation

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and Leadership Committee, but in no event could his annual target bonus be less than 135% of his annual base salary, and was eligible to participate in the Company’s long-term incentive plans.

As provided in his employment agreement, Mr. Zander deferred receipt of his 2004 annual bonus of $4 million. In connection with Mr. Zander’s stepping down as CEO, a total of approximately $5.3 million of previously earned but deferred compensation was paid out in January 2008.

Since becoming Chairman of the Board and CEO, he was also eligible to participate in all qualified pension plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives, including reasonable use of Company aircraft for personal use (not less than 100 hours annually) and business purposes, transition housing and a home security system.

Mr. Zander also was covered by our Senior Officer Change in Control Severance Plan. After December 31, 2007, he is no longer covered by this plan.

Pursuant to the terms of his equity awards, upon a change in control of the Company, all equity-based awards granted to Mr. Zander would become fully vested and exercisable, all performance goals would be deemed achieved at target levels, all performance stock would be delivered as promptly as practicable and all performance units, restricted stock units and other incentive awards would be paid out as promptly as practicable. The treatment of outstanding awards set forth above (referred to herein as “Accelerated Treatment”) does not apply: (1) to any market-based equity awards granted on or after May 8, 2007; or (2) if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the change in control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards. With respect to performance-based equity awards granted to Mr. Zander on or after May 8, 2007, upon a change in control, all unvested equity awards will automatically expire, and all vested equity awards will be exercisable until the date of such award’s expiration.

On January 5, 2004, pursuant to his employment agreement, we granted Mr. Zander an option to purchase 1,508,760 shares of Common Stock with a per share exercise price of $12.97. The stock option has a term of 10 years and vested in four equal annual installments commencing on January 5, 2005, with the final installment vesting on January 5, 2008. In addition, on January 5, 2004, we granted Mr. Zander 400,000 restricted stock units, 50% of which vested on January 5, 2006 and the remainder of which vested on January 5, 2008. Mr. Zander agreed to defer settlement of the restricted stock units. In connection with Mr. Zander’s stepping down as CEO, unrestricted shares of Common Stock were delivered to Mr. Zander and settlement is no longer deferred.

Pursuant to his employment agreement and in connection with the Company’s broad-based annual stock option grant, on May 4, 2004, we granted Mr. Zander an option to purchase 1,061,720 shares of Common Stock with a per share exercise price of $16.30. The stock option has a term of 10 years and vests in four equal annual installments commencing on May 4, 2005, subject to Mr. Zander’s continued employment with us through each such date. In addition, on May 4, 2004, we granted Mr. Zander 109,770 restricted stock units, of which 10% vested on May 4, 2005, 20% vested on May 4, 2006, 30% vested on May 4, 2007 and the remaining 40% will vest on May 4, 2008, subject to Mr. Zander’s continued employment with us through such date. Mr. Zander agreed to defer settlement of the restricted stock units. In connection with Mr. Zander’s stepping down as CEO, unrestricted shares of Common Stock were delivered to Mr. Zander and settlement is no longer deferred.

In connection with the replacement of outstanding amounts at his former employer that were forfeited by Mr. Zander, on January 5, 2004, we paid Mr. Zander a lump sum cash payment of $600,000 and granted Mr. Zander 93,024 restricted shares of our Common Stock. The restrictions with respect to these shares of restricted stock lapsed on January 5, 2006.

Employment Agreement with Thomas J. Meredith

On April 1, 2007, Thomas J. Meredith became Acting Chief Financial Officer and Executive Vice President of the Company. On this same date, the Company and Mr. Meredith entered into an employment agreement under which Mr. Meredith would serve as Acting Chief Financial Officer and Executive Vice President from April 1, 2007 through September 30, 2007. The employment agreement provided him with a base salary of $1. Pursuant to his employment agreement, the Company granted 250,000 stock options to Mr. Meredith on April 2, 2007. Pursuant to the employment agreement, the Company also granted 500,000 market-based restricted stock units to Mr. Meredith on April 2, 2007. The first 33% of

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these restricted stock units vest if the closing price of Common Stock meets or exceeds $20.00 per share on at least ten trading days within any thirty consecutive trading days, before April 2, 2009. An additional 33% of these restricted stock units vest if the closing price of Common Stock meets or exceeds $22.00 per share on at least ten trading days within any thirty consecutive trading days, before April 2, 2009. The final 34% of the restricted stock units vest if the closing price of Common Stock meets or exceeds $24.00 per share on at least ten trading days within any thirty consecutive trading days, before April 2, 2009.

On October 4, 2007, the Company and Mr. Meredith entered into an amended and restated employment agreement that extended Mr. Meredith’s interim tenure as Acting Chief Financial Officer and Executive Vice President on a month-to-month basis through not later than April 1, 2008. Under the terms of the amended and restated employment agreement, if the Company appoints a Chief Financial Officer before April 1, 2008, Mr. Meredith’s employment term automatically ends on the earlier of (1) 30 days after that individual’s start date and (2) April 1, 2008.

Under the amended and restated employment agreement, Mr. Meredith receives a gross monthly base salary of $75,000 and is granted equity awards on the last business day of each month of his employment term. Each monthly equity grant will have a value of $500,000, with (1) 60% of the value granted in the form of restricted stock units, one half of which will vest on the thirty-month anniversary of the date of grant and one half of which will vest on the sixty-month anniversary of the date of grant; and (2) 40% of the value granted in the form of stock options to purchase Common Stock (with the number of options based on a Black-Scholes option value on the date of grant), which options vest in four equal annual installments beginning on the one year anniversary of the date of grant. The stock options have a ten-year term. Mr. Meredith will continue to vest in the equity awards after termination of employment as long as he continues to serve on the Board. If Mr. Meredith is removed from the Board or is not renominated to the Board for any reason (other than for cause or due to his voluntary resignation), then all outstanding awards will fully vest and all options will be exercisable for their full term.

During his employment term, Mr. Meredith was eligible to participate in the health and welfare, perquisite, fringe benefits and other arrangements generally available to other senior executives. He was also able to use the aircraft for up to 165 hours for personal use (increased from 125 hours of personal use per an amendment dated January 30, 2008). Personal use of the Company aircraft was available to Mr. Meredith because of the temporary nature of his position. Mr. Meredith is not eligible to participate in the Company’s annual or long-term incentive plans.

Upon a change in control, all equity-based awards granted to Mr. Meredith pursuant to both the original employment agreement and the amended and restated employment agreement would become fully vested and exercisable (or, if applicable, all restrictions would lapse), and all restricted stock units would be paid out as promptly as practicable. Such treatment (referred to herein as “Accelerated Treatment”) does not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the change in control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards. Such assumed or replaced awards shall provide for Accelerated Treatment, (1) with respect to the equity-based awards granted to Mr. Meredith on April 2, 2007, if Mr. Meredith is involuntarily terminated or quits for “Good Reason” prior to April 1, 2008, (2) with respect to the monthly equity-based awards granted to Mr. Meredith pursuant to the amended and restated employment agreement, if Mr. Meredith is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the change in control, and (3) with respect to the monthly stock option awards granted to Mr. Meredith pursuant to the amended and restated employment agreement, if Mr. Meredith’s employment term has ended, he has continued as a member of the Board and he resigns from the Board for “Good Reason,” is removed from the Board or is not renominated to the Board for a reason other than “Cause” within 24 months of the change in control.

Separation Agreement with David W. Devonshire

On September 18, 2007, the Company and David W. Devonshire entered into a separation agreement (the “2007 separation agreement”) with respect to Mr. Devonshire’s formal separation from the Company on December 31, 2007. The severance agreement replaced the Company’s previously disclosed separation arrangement with Mr. Devonshire, which was entered into, along with other compensation arrangements, as an incentive for him to join the Company in March 2002.

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Pursuant to the terms of the 2007 separation agreement, Mr. Devonshire received his regular base pay in regular payroll installments through December 31, 2007, the total gross amount of which was $210,616. Mr. Devonshire remained eligible to receive pro rata payments for incentive awards under the Company’s annual and long-term incentive plans only for performance periods ending in 2007, and he forfeited incentive awards for any performance period ending after December 31, 2007. The 2007 separation agreement also entitles Mr. Devonshire to coverage under the Motorola Post-Employment Health Benefits Plan, at his own expense.

Pursuant to the 2007 separation agreement, the Company paid Mr. Devonshire a $225,000 lump sum in exchange for his agreement to the terms of the separation agreement and a $1,008,134 lump sum within 30 days following Mr. Devonshire’s agreement to a supplemental release of all legal claims arising out of his employment with or his separation from the Company, other than those claims that cannot be waived by law. The 2007 separation agreement also requires Mr. Devonshire to cooperate in all investigations, litigation or other actions regarding matters of which he has knowledge, and to continue to comply with the non-disclosure, non-competition and non-solicitation provisions contained in his prior equity award agreements with the Company. Accordingly, Mr. Devonshire has agreed to notify the Company and provide certain information regarding any employment that he engages in prior to December 31, 2009.

Separation Agreement with Ruth A. Fattori

On December 20, 2007, the Company and Ruth A. Fattori entered into a separation agreement with respect to Ms. Fattori’s formal separation from the Company on November 14, 2008.

Pursuant to the terms of the separation agreement, Ms. Fattori will receive her regular base salary in regular payroll installments through November 14, 2008, the total gross amount of which is $414,612. Ms. Fattori remains eligible to receive payments for incentive awards under the Company’s annual and long-term incentive plans for performance periods ending in 2007, but she will forfeit incentive awards for any performance period ending after December 31, 2007. In addition, equity previously granted to Ms. Fattori will continue to vest in accordance with the original terms of the grants through November 14, 2008, after which all unvested equity awards will be forfeited.

Pursuant to the separation agreement, the Company will pay Ms. Fattori a $197,888 lump sum within 30 days following Ms. Fattori’s agreement to a supplemental release of the Company from all legal claims arising out of her employment with or her separation from the Company, other than those claims that cannot be waived by law. The separation agreement also requires Ms. Fattori to cooperate in all investigations, litigation or other actions regarding matters of which she has knowledge, and to continue to comply with the non-disclosure, non-competition and non-solicitation provisions contained in her prior equity award agreements with the Company. Accordingly, Ms. Fattori has agreed to notify the Company and provide certain information regarding any employment that she engages in prior to November 14, 2010.

Separation Agreement with Stuart C. Reed

On March 7, 2008, the Company and Stuart C. Reed entered into a separation agreement with respect to Mr. Reed’s formal separation from the Company on December 31, 2008. Mr. Reed stepped down from his position as the Company’s President, Mobile Devices on February 1, 2008 but remained an Executive Vice President of the Company until April 4, 2008.

Pursuant to the terms of the separation agreement, Mr. Reed will receive his regular base salary in regular payroll installments through December 31, 2008, the total gross amount of which is $445,479. Mr. Reed remains eligible to receive a pro rata payment under the Company’s cash-based pay-for-performance annual incentive plan, which payment will be equal to three-twelfths of the value of his annual incentive plan award for the full 2008 performance period. He will forfeit any other incentive awards for performance periods ending after December 31, 2007. In addition, equity previously granted to Mr. Reed will continue to vest in accordance with the original terms of the grants through December 31, 2008, after which all unvested equity awards will be forfeited.

Pursuant to the terms of the separation agreement, after December 31, 2008, the Company will pay Mr. Reed a $1,504,521 lump sum within 30 days following Mr. Reed’s agreement to a supplemental release of the Company from all legal claims arising out of his employment with or his separation from the Company, other than those claims that cannot be waived by law. The separation agreement also requires Mr. Reed to cooperate in all investigations, litigation or other actions regarding matters of which he has knowledge, and to continue to comply with the non-disclosure,

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noncompetition and non-solicitation provisions contained in his prior equity award agreements with the Company.

Change in Control Arrangements

The Company has Change in Control Severance Plans (the “Plans”) for its elected officers. The Plan applicable to the Named Executive Officers is the Motorola, Inc. Senior Officer Change in Control Severance Plan (the “Senior Officer Plan”). The Senior Officer Plan provides for the payment of benefits in the event that: (1) an executive officer terminates his or her employment for “Good Reason” (as defined) within two years of a “Change in Control” (as defined), or (2) the executive officer’s employment is involuntarily terminated for any reason other than termination for “Cause” (as defined), Disability, death or normal retirement within two years of a change in control of the Company. In addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an executive officer entitled thereto would be equal to the sum of:

(1) three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding the Change in Control and the annual base salary in effect on the termination date; plus

(2) three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; plus

(3) a pro rata target bonus for the year of termination.

The executive officer would also receive continued medical and insurance benefits for 3 years, and 3 years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise tax under Section 4999 of the Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Senior Officer Plan’s term is for 3 years, subject to automatic one-year extensions unless the Company gives 90 days prior notice that it does not wish to extend. In addition, if a Change in Control occurs during the term, the Plans continue for an additional two years. These Plans replaced individual agreements that the Company began providing in 1988. In addition to plans covering all of the Company’s officers, the general employee population is covered by a change in control severance plan.

In addition, except as otherwise determined by the Compensation and Leadership Committee at the time of the grant of an award, under the 2006 Omnibus Incentive Plan, upon a change in control of the Company: all equity-based awards granted to an executive officer become fully vested and exercisable; all performance goals are deemed achieved at target levels and all other terms and conditions met; all performance stock would be delivered as promptly as practicable; all performance units, restricted stock units and other units would be paid out as promptly as practicable; all annual management incentive awards would be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and all other stock or cash awards would be delivered and paid. Such treatment (referred to herein as “Accelerated Treatment”) does not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the change in control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards. With respect to any awards that are so assumed or replaced, such assumed or replaced awards shall provide for the Accelerated Treatment with respect to any executive officer that is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the change in control.

Termination and Change in Control Table for 2007

The tables below outline the potential payments to our Chief Executive Officer and other Named Executive Officers upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

“Voluntary termination” means a termination initiated by the officer.

“Voluntary termination for Good Reason” occurs when, other than in connection with a Change in Control, employment is terminated by an officer for Good Reason.

“Good Reason” means (1) an officer is assigned duties materially inconsistent with his position, duties, responsibilities and status, or his duties are materially diminished, (2) his annual base salary or target incentive opportunity are reduced, (3) the Company requires regular performance duties beyond a fifty (50) mile radius from the current

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location, or (4) the Company purports to terminate the officer’s employment other than pursuant to a notice of termination which indicates the officer’s employment has been terminated for “Cause”.

“Voluntary termination—Retirement” means, apart from any pension plan, for purposes of the 2006 Omnibus Incentive Plan, the 2005 Long Range Incentive Plan and the 2006 Long Range Incentive Plan, retirement after reaching age 55 with at least 20 years of service, or age 60 with at least 10 years of service, or age 65; and for purposes of the Motorola Incentive Plan, retirement after reaching age 55 with 5 years of service.

“Involuntary Termination—Total and Permanent Disability” means termination of employment following entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan, or a determination of a permanent and total disability under a state workers compensation statute.

“Involuntary Termination—For Cause” means termination of employment following any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures, including among other things, conviction for any criminal violation involving dishonesty, fraud or breach of trust or willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company.

“Involuntary Termination—Not for Cause” means termination of employment for reasons other than “For Cause”, Change in Control as defined below, death, Retirement or Total and Permanent Disability as defined above.

“Involuntary Termination for Change in Control” occurs when, at any time (1) following a Change in Control and prior to the second anniversary of a Change in Control or (2) prior to a Change in Control but after such time as negotiations or discussions that ultimately lead to a Change in Control have commenced, employment is terminated (a) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (b) by the officer after the occurrence of an event giving rise to Good Reason. For purposes of this definition, “Cause” means (1) conviction of any criminal violation involving dishonesty, fraud or breach of trust or (2) willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company, and “Disability” means a condition such that the officer by reason of physical or mental disability becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any 12 month period.

“Change in Control” shall be deemed to have occurred if (1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company, and no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), (2) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holder of the Company’s Common Stock, directly or indirectly, have at least 65% ownership interest, (3) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (4) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

“Separation Agreement” means (1) with respect to Mr. Zander, the retirement term sheet, dated as of November 29, 2007, by and between Mr. Zander and the Company, (2) with respect to Mr. Devonshire, the agreement, dated as of September 18, 2007, by and between Mr. Devonshire and the Company, and (3) with respect to Ms. Fattori, the agreement, dated as of December 20, 2007, by and between Ms. Fattori and the Company.

PROXY STATEMENT

As required, the amounts included in the following tables reflect theoretical potential payouts based on the assumption that the applicable triggering event occurred on December 31, 2007. For each officer, the columns included reflect the triggering events that were theoretically possible on December 31, 2007. No Named Executive Officer is entitled to a payment in connection with Involuntary Termination—For Cause.

Edward J. Zander
Chairman of the Board and	Total and
Former Chief Executive Officer	Permanent	Involuntary
Executive Benefits and Payments	Disability or	Termination		Separation
Upon Termination(1)(2)	Death	Change in Control(3)		Agreement

Compensation
Severance(4)	$0	$16,500,000		$1,500,000
Short-term Incentive(5)	2,025,000	2,025,000		243,000
Long-term Incentives
• 2005-2007 LRIP(5)	3,750,000	3,750,000		1,250,000
• 2006-2008 LRIP	0	0		0
• 2007-2009 LRIP	0	0		0
• Stock Options(Unvested and Accelerated or Continued Vesting)(6)	1,389,639	1,389,639		1,273,014
• Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(6)	6,719,284	6,719,284		4,714,284
Benefits and Perquisites(7)(10)
Health and Welfare Benefits Continuation(8)	0	58,851		19,617
280G Tax Gross-up(9)	0	9,424,956		0

TOTAL	$13,883,923	$39,867,731	(11)	$8,999,915

(1)	On November 29, 2007, Mr. Zander and the Company entered into a Separation Agreement regarding his departure from the Company. This Separation Agreement is described in detail in “Employment Agreement and Separation Agreement with Edward J. Zander” under “Employment Contracts, Termination of Employment and Change in Control Arrangements”. Pursuant to the Separation Agreement, Mr. Zander agreed he would step down from his position as Chief Executive Officer effective as of December 31, 2007.

(2)	For purposes of this analysis, we assumed that (1) severance compensation is paid out in accordance with Mr. Zander’s Separation Agreement and (2) Mr. Zander’s compensation is as follows: base salary is equal to $1,500,000, short-term incentive target opportunity is equal to 135% of base salary, long-term incentive target opportunity under the 2005-2007 LRIP cycle is equal to 250% of cycle salary.

(3)	As a result of Mr. Zander’s Separation Agreement, on January 1, 2008, Mr. Zander is no longer entitled to change in control protection.

(4)	Under the “Change in Control” column, severance is calculated as 3x base salary + 3x the highest bonus during the five full years preceding the termination date pursuant to his agreements with the Company in effect as of December 31, 2007. Under the Separation Agreement column, severance is calculated as amounts payable to Mr. Zander pursuant to his Separation Agreement.

(5)	Assumes the effective date of termination is December 31, 2007 and that the pro rata payment under the short-term incentive is equal to 12/12ths of the target award and the pro rata payment under the 2005-2007 LRIP cycle is equal to 36/36ths of the target award, except as otherwise provided by Mr. Zander’s Separation Agreement.

(6)	Assumes the effective date of termination is December 31, 2007 and the price per share of the Company’s Common Stock on the date of termination is $16.04 per share. Under Total and Permanent Disability or Death and Involuntary Termination—Change in Control, all outstanding unvested equity accelerates, other than market-based options which do not accelerate upon the occurrence of such events. Under the Separation Agreement, all outstanding unvested equity continues to vest per the original terms through January 5, 2009.

(7)	Payments associated with Benefits and Perquisites are limited to the items listed.

(8)	Health and Welfare Benefits Continuation is calculated as 36 months under Involuntary Termination—Change in Control and 12 months pursuant to Mr. Zander’s Separation Agreement.

(9)	If the “parachute payment” (severance + value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds the average W-2 reported compensation for the preceding years. Pursuant to Motorola’s Change in Control Severance Plan, an additional “gross up payment” equal to the value of the excise tax imposed will be paid. The determination of whether and when a “gross up payment” is required, the amount of the “gross up payment” and the assumptions to be utilized in arriving at such determination, will be made by the Company’s independent registered public accounting firm, currently KPMG LLP.

PROXY STATEMENT

(10)	Mr. Zander’s deferred compensation is discussed in “Nonqualified Deferred Compensation in 2007” and there would be no further enhancement or acceleration upon a termination or change in control.

(11)	Our Senior Officer Change in Control Severance Plan uses a “double trigger”. In other words, in order for severance benefits to be “triggered”, (1) a change in control must occur, and (2) an executive must be involuntarily terminated for a reason other than “cause” or must leave for “good reason” within 24 months of the change in control.

The footnotes to each of the following six Named Executive Officers’ tables are found at the conclusion of Ms. Fattori’s table.

Gregory Q. Brown	Voluntary
President, Chief Executive Officer	Termination	Total and
	Good	Permanent
Executive Benefits and Payments	Reason or	Disability	Involuntary Termination
Upon Termination(1)	Retirement	or Death	For Cause	Not For Cause	Change in Control

Compensation
Severance(2)	$0	$0	$0	$1,425,000	$5,849,205
Short-term Incentive(3)	0	1,043,683	0	1,043,683	1,187,500
Long-term Incentives
• 2005-2007 LRIP(3)	0	1,082,917	0	1,082,917	1,082,913
• 2006-2008 LRIP(3)	0	846,667	0	846,667	1,270,000
• 2006-2008 LRIP(3)	0	556,750	0	556,750	1,670,250
• Stock Options (Unvested and Accelerated)(4)	0	114,000	0	0	114,000
• Restricted Stock Units (Unvested and Accelerated)(4)	0	12,431,000	0	0	12,431,000
Benefits and Perquisites(5)(8)
Health and Welfare Benefits Continuation(6)	0	0	0	23,648	47,295
280G Tax Gross-up(7)	0	0	0	0	0

TOTAL	$0	$16,075,016	$0	$4,978,664	$23,652,167	(9)

PROXY STATEMENT

David W. Devonshire
Former Executive Vice President,
Chief Financial Officer
Executive Benefits and Payments	Separation
Upon Termination(1)	Agreement

Compensation
Severance(2)	$1,443,750
Short-term Incentive(3)	47,957
Long-term Incentives
• 2005-2007 LRIP(3)	277,778
• 2006-2008 LRIP(3)	0
• 2007-2009 LRIP(3)	0
• Stock Options (Unvested and Accelerated)(4)	0
• Restricted Stock Units (Unvested and Accelerated)(4)	0
Benefits and Perquisites(5)(8)
Health and Welfare Benefits Continuation(6)	0
280G Tax Gross-up(7)	0

TOTAL	$1,769,485

Thomas J. Meredith
Former Acting Chief Financial Officer and	Voluntary
Executive Vice President	Termination	Total and
	Good	Permanent
Executive Benefits and Payments	Reason or	Disability	Involuntary Termination
Upon Termination(1)	Retirement	or Death	For Cause	Not For Cause	Change in Control

Compensation
Severance(2)	$0	$0	$0	$1,350,000	$2,700,000
Short-term Incentive(3)	0	0	0	0	0
Long-term Incentives
• 2005-2007 LRIP(3)	0	0	0	0	0
• 2006-2008 LRIP(3)	0	0	0	0	0
• 2007-2009 LRIP(3)	0	0	0	0	0
• Stock Options (Unvested and Accelerated)(4)	0	2,410	0	0	2,410
• Restricted Stock Units (Unvested and Accelerated)(4)	0	8,877,434	0	0	8,877,434
Benefits and Perquisites(5)(8)
Health and Welfare Benefits Continuation(6)	0	0	0	23,648	47,295
280G Tax Gross-up(7)	0	0	0	0	5,115,549

TOTAL	$0	$8,879,844	$0	$1,373,648	$16,742,688	(9)

PROXY STATEMENT

Stuart C. Reed*
Former Executive Vice President, President	Voluntary
Mobile Devices	Termination	Total and
	Good	Permanent
Executive Benefits and Payments	Reason or	Disability	Involuntary Termination
Upon Termination(1)	Retirement	or Death	For Cause	Not For Cause	Change in Control

Compensation
Severance(2)	$0	$0	$0	$900,000	$3,342,858
Short-term Incentive(3)	0	478,236	0	478,236	570,000
Long-term Incentives
• 2005-2007 LRIP(3)	0	602,083	0	602,083	602,083
• 2006-2008 LRIP(3)	0	425,000	0	425,000	637,500
• 2007-2009 LRIP(3)	0	237,500	0	237,500	712,500
• Stock Options (Unvested and Accelerated)(4)	0	8,250	0	0	8,250
• Restricted Stock Units (Unvested and Accelerated)(4)	0	4,972,400	0	0	4,972,400
Benefits and Perquisites(5)(8)
Health and Welfare Benefits Continuation(6)	0	0	0	16,644	39,945
280G Tax Gross-up(7)	0	0	0	0	3,049,223

TOTAL	$0	$6,723,469	$0	$2,659,463	$14,063,929	(9)

*	On March 7, 2008, the Company and Mr. Reed entered into a separation agreement, which is described in detail in “Separation Agreement with Stuart C. Reed” under “Employment Contracts, Termination of Employment and Change in Control Arrangements”.

Daniel M. Moloney
Executive Vice President, President	Voluntary
Home and Networks Mobility	Termination	Total and
	Good	Permanent
Executive Benefits and Payments	Reason or	Disability	Involuntary Termination
Upon Termination(1)	Retirement	or Death	For Cause	Not For Cause	Change in Control

Compensation
Severance(2)	$0	$0	$0	$900,000	$3,708,960
Short-term Incentive(3)	0	546,250	0	546,250	570,000
Long-term Incentives
• 2005-2007 LRIP(3)	0	720,000	0	720,000	720,000
• 2006-2008 LRIP(3)	0	480,000	0	480,000	720,000
• 2007-2009 LRIP(3)	0	275,000	0	275,000	825,000
• Stock Options (Unvested and Accelerated)(4)	0	64,125	0	64,125	64,125
• Restricted Stock Units (Unvested and Accelerated)(4)	0	4,812,000	0	0	4,812,000
Benefits and Perquisites(5)(8)
Health and Welfare Benefits Continuation(6)	0	0	0	19,973	39,945
Retiree Medical and Dental Benefits	0	0	0	0	129,170
280G Tax Gross-up(7)	0	0	0	0	0

TOTAL	$0	$6,897,375	$0	$2,941,223	$11,589,200	(9)

PROXY STATEMENT

Ruth A. Fattori
Former Executive Vice President,	Total and
Human Resources(10)	Permanent	Involuntary
Executive Benefits and Payments	Disability	Termination		Separation
Upon Termination(1)	or Death	Change in Control		Agreement

Compensation
Severance(2)	$0	$3,558,000		$612,500
Short-term Incentive(3)	416,500	416,500		0
Long-term Incentives
• 2005-2007 LRIP(3)	712,500	712,500		237,500
• 2006-2008 LRIP(3)	475,000	712,500		0
• 2007-2009 LRIP(3)	245,000	735,000		0
• Stock Options (Unvested and Accelerated)(4)	111,691	111,691		72,503
• Restricted Stock Units (Unvested and Accelerated)(4)	2,486,200	2,486,200		1,203,000
Benefits and Perquisites(5)(8)
Health and Welfare Benefits Continuation(6)	0	37,635		15,681
280G Tax Gross-up(7)	0	2,262,322		0

TOTAL	$4,446,891	$11,032,348	(9)	$2,141,184

(1)	For purposes of this analysis, we assumed the Named Executive Officers’ compensation is as follows: Greg Brown’s base salary was equal to $950,000, short-term incentive target opportunity is equal to 121.71% of base salary, long-term incentive target opportunity under the 2005-2007 LRIP cycle is equal to 183.33% of cycle salary and under the 2006-2008 LRIP cycle is equal to 211.67% of cycle salary; David Devonshire’s base salary was equal to $625,000, short-term incentive target opportunity is equal to 95% of base salary, long-term incentive target opportunity under the 2005-2007 LRIP cycle is equal to 150% of cycle salary; Mr. Devonshire is not eligible for participation in 2006-2008 LRIP and 2007-2009 LRIP; Thomas Meredith’s base salary was equal to $75,000 per month; Mr. Meredith is not eligible to participate in the Motorola Incentive Plan or the Long-Range Incentive Plan; Stuart Reed’s base salary was equal to $600,000, short-term incentive target opportunity was equal to 89.62% of base salary, long-term incentive target opportunity under 2005-2007 LRIP was equal to 150% of cycle salary, under 2006-2008 LRIP was equal to 150% of cycle salary and under 2007-2009 LRIP was equal to 150% of cycle salary; Daniel Moloney’s base salary was equal to $600,000, short-term incentive target opportunity was equal to 95% of base salary, long-term incentive target opportunity under 2005-2007 LRIP was equal to 150% of cycle salary, under 2006-2008 LRIP was equal to 150% of cycle salary and under 2007-2009 LRIP was equal to 150% of cycle salary; Ruth Fattori’s base salary was equal to $490,000, short-term incentive target opportunity was equal to 85% of base salary, long-term incentive target opportunity under 2005-2007 LRIP was equal to 150% of cycle salary, under 2006-2008 LRIP was equal to 150% of cycle salary and under 2007-2009 LRIP was equal to 150% of cycle salary.

(2)	Under Involuntary Termination—Not for Cause, severance is generally calculated as 18 months of base salary. Under Involuntary Termination—Change in Control, severance is calculated as 3x base salary + 3x highest bonus during the five full years preceding the termination date. Under Separation Agreement, if applicable, severance is as provided under the relevant Separation Agreement. Actual severance payments may vary.

(3)	Assumes the effective date of termination is December 31, 2007 and that the pro rata payment under the short-term incentive plan is equal to 12/12ths of the target award; the pro rata payment under 2005-2007 LRIP cycle is equal to 36/36ths of the target award; the pro rata payment under 2006-2008 LRIP cycle is equal to 24/36ths of the target award; and the pro rata payment under 2007-2009 LRIP is equal to 12/36ths of the target award or as otherwise provided in a Separation Agreement, if applicable. If the Named Executive Officer does not meet the rule of retirement under the 2006 Motorola Incentive Plan, as amended, (age 50 + 5 years service) or under the Long-Range Incentive Plans (either age 55 + 20 years service, age 60 + 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. If a Named Executive Officer has not met the applicable rule of retirement, they are not automatically entitled to a pro rata payment under the Company’s short-term or long-term incentive plans in the event of an Involuntary Termination—Not for Cause. However, such pro rata payments have been included in the tables.

(4)	Assumes the effective date of termination is December 31, 2007 and the price per share of the Company’s Common Stock on the date of termination is $16.04 per share, the closing price on December 31, 2007. If the Named Executive Officer does not meet the rule of retirement under the equity plans (either age 55 + 20 years service, age 60 + 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement.

68

PROXY STATEMENT

(5)	Payments associated with Benefits and Perquisites are limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed that are not otherwise available to all regular U.S. employees.

(6)	Health and Welfare Benefits Continuation is calculated as 18 months under Involuntary Termination—Not for Cause and as 36 months under Involuntary Termination—Change in Control and as provided for in a Separation Agreement under Separation Agreement, if applicable.

(7)	If the “parachute payment” (severance + value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds the average W-2 reported compensation for the preceding years. Per Motorola’s Change In Control Severance Plan, an additional “gross up payment” equal to the value of the excise tax imposed will be paid. These estimates do not take into account mitigation tax payments made in consideration of non-competition agreements or as reasonable compensation. The determination to whether and when a “gross up payment” is required, the amount of the “gross up payment” and the assumptions to be utilized in arriving at such determination, will be made by the Company’s independent registered public accounting firm, currently KPMG LLP.

(8)	See “Nonqualified Deferred Compensation in 2007” for a discussion of nonqualified deferred compensation. There would be no further enhancement or acceleration upon a termination or change in control.

(9)	Our Senior Officer Change in Control Severance Plan uses a “double trigger”. In other words, in order for severance benefits to be “triggered”, (1) a change in control must occur and (2) an executive must be involuntarily terminated for a reason other than “cause” or must leave for “good reason” within 24 months of the change in control.

(10)	On December 20, 2007, Ms. Fattori agreed that she would step down from her position as Executive Vice President, Human Resources effective as of January 11, 2008. As required, her table reflects theoretical potential pay-outs to Ms. Fattori upon the occurrence of certain termination triggering events. Ms. Fattori’s Separation Agreement is described in detail in “Separation Agreement with Ruth A. Fattori” under “Employment Contracts, Termination of Employment and Change in Control Arrangements”.

PROXY STATEMENT

The following “Report of Audit and Legal Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT AND LEGAL COMMITTEE MATTERS

Report of Audit and Legal Committee

The Audit and Legal Committee is comprised of four non-employee directors. Dr. J. White, the Chair, Mr. Dorman, Ms. Lewent and Mr. Vinciquerra were the members of the Committee at the end of 2007. The Committee operates pursuant to a written charter that was amended and restated by the Board as of January 31, 2008. A copy of the Committee’s current charter is available at www.motorola.com/investor.

On February 21, 2008, the Board determined that each member of the Committee was independent within the meaning of relevant NYSE listing standards, SEC rules and the Motorola, Inc. Director Independence Guidelines. The Board also determined that (i) each member of the Committee is an “audit committee financial expert” as defined by SEC rules, whose expertise has been attained through relevant experience as discussed in “Who Are the Nominees”, and (ii) each member of the Committee is “financially literate.” During all of 2007 and to the date of this filing in 2008, the Committee was comprised of non-employee directors who were each independent as defined by the NYSE listing standards applicable during 2007 and SEC rules.

The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.

The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2007, the Committee met twelve times. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During certain of these meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the director of internal audit, the chief legal counsel and from time-to-time other members of management. Outside of formal meetings, Committee members had telephone calls to discuss important matters with management and the independent registered public accounting firm. The Committee also obtains a review, of the nature described in Statement on Auditing Standards (SAS) No. 100, from the independent registered public accounting firm containing the results of their review of the interim financial statements.

Throughout the year, the Committee monitors matters related to the independence of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with management, the Committee discussed KPMG’s overall relationship, objectivity and independence with the Company. Based on its review, the Committee is satisfied with the auditors’ independence.

KPMG also has confirmed to the Committee in writing, as required by Independence Standards Board Standard No. 1, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

The Committee also discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the Public Company Accounting Oversight Board (United States), including those described in SAS No. 114, “The Auditor’s Communication with Those Charged with Governance.” With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2007, with

PROXY STATEMENT

management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 and the report of the Company’s independent registered public accounting firm on the effectiveness of internal control over financial reporting as of December 31, 2007. Management is responsible for maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm has the responsibility for auditing the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 and the report of our independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Committee has relied on: (i) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (ii) the reports of the Company’s independent registered public accounting firm with respect to such consolidated financial statements.

Respectfully submitted,

John A. White, Chair
David W. Dorman
Judy C. Lewent
Anthony J. Vinciquerra

PROXY STATEMENT

Independent Registered Public Accounting Firm Fees

KPMG LLP (“KPMG”) served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2007 and December 31, 2006 and is serving in such capacity for the current fiscal year. The Audit and Legal Committee appoints and engages the independent registered public accounting firm annually. The decision of the Committee is based on auditor qualifications and performance on audit engagements.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

Total Fees Billed by KPMG

The aggregate fees billed by KPMG for professional services to the Company were $18.0 million in 2007 and $16.2 million in 2006.

Audit Fees

The aggregate fees billed by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting, the review of the Company’s quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements were $15.3 million in 2007 and $12.5 million in 2006.

Audit-Related Fees

The aggregate fees billed by KPMG for assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees, were $1.3 million in 2007 and $2.3 million in 2006. These fees primarily related to audits and due diligence in connection with acquisitions and dispositions by the Company, miscellaneous assurance services, and benefit plan audits.

Tax Fees

The aggregate fees billed by KPMG for tax services were $1.4 million in both 2007 and 2006. These fees primarily related to assistance with tax returns, U.S. tax appeals and international subsidiary tax audit services.

All Other Fees

The aggregate fees for all other services rendered by KPMG were $0 in both 2007 and 2006.

The following table further summarizes fees billed to the Company by KPMG during 2007 and 2006.

(In millions)	2007	2006

Audit Fees	$15.3	$12.5

Audit-Related Fees
Acquisition & Disposition Audits, Due Diligence, and Assurance Services	$1.1	$2.1
Benefit Plan Audits	$0.2	$0.2

	$1.3	$2.3

Tax Fees
International Tax Services	$0.6	$0.4
U.S. Tax Services	$0.8	$1.0

	$1.4	$1.4

All Other Fees	$0.0	$0.0

Total	$18.0	$16.2

Audit and Legal Committee Pre-Approval Policies

In addition to retaining KPMG to audit the Company’s consolidated financial statements and internal control over financial reporting for 2007, KPMG and other accounting firms were retained to provide auditing and advisory services in 2007. The Audit and Legal Committee (the “Audit Committee”) has restricted the non-audit services that KPMG may provide to the Company primarily to divestiture and acquisition-related due diligence and audit services, financial statement audits of employee benefit plans, audit-related assurance services, and certain tax services. The Audit Committee has further determined that the Company will obtain non-audit services from KPMG only when the services offered by KPMG are more effective than other service providers and do not impair the independence of KPMG.

The Audit Committee Auditor Fee Policy requires the pre-approval of all professional services provided to the Company by KPMG. Below is a summary of the policy and procedures.

The Audit Committee pre-approves the annual audit plan and the annual audit fee. The Audit Committee policy includes an approved list of non-audit services that KPMG can provide including audit-related services, tax services, and other services. The Audit Committee pre-approves the annual non-audit related services and budget. The

PROXY STATEMENT

Audit Committee allows the Company’s Controller to authorize payment for any audit and non-audit service in the approved budget. The Committee also provides the Company’s Controller with the authority to pre-approve fees less than $25,000 that were not in the annual budget but that are in the list of services approved by the Committee. The Controller is responsible to report any approval decisions to the Committee at its next scheduled meeting. The Committee reviews, and if necessary, approves updated audit and non-audit services and fees in comparison to the previous approved budget at each regular Committee meeting.

In 2007, management did not approve any services that were not on the list of services pre-approved by the Committee.

COMMUNICATIONS

How Can I Recommend a Director Candidate to the Governance and Nominating Committee?

The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications in writing to the Governance and Nominating Committee, c/o Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196.

The Governance and Nominating Committee will consider nominees recommended by Motorola stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive.

What is the Deadline and How Do I Submit Nominations to the Board?

A stockholder wishing to nominate a candidate for election to the Board at the 2009 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196 of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address above no later than February 26, 2009.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s bylaws. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination that does not comply with the above requirements will not be considered.

What is the Deadline and How Do I Submit Proposals For the 2009 Annual Meeting?

Any stockholder who intends to present a proposal at the Company’s 2009 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

If the stockholder intends to present the proposal at the Company’s 2009 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than December 13, 2008, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any shareholder proposal in its proxy materials for the 2009 Annual Meeting of Stockholders if the proposal is received after the December 13, 2008 deadline.

If a stockholder wishes to present a proposal at the 2009 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal: (1) must be received by the Company no later than February 26, 2009, (2) must present a proper matter for shareholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s amended and restated certificate of incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

How Can I Communicate with the Board?

All communications to the Board of Directors, presiding director, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, IL 60196 or by email to boardofdirectors@motorola.com.

PROXY STATEMENT

OTHER MATTERS

The Board knows of no other business to be transacted at the 2008 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Motorola Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2007 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that a Form 4 was filed late by Mr. Devonshire, a former executive officer, for tax withholding.

Manner and Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone, personal interview or other electronic means. You may also be solicited by means of press releases issued by the Company and advertisements in periodicals. Also, the Company has retained D.F. King & Co., Inc. (“D.F. King”) to aid in soliciting proxies for a fee estimated not to exceed $75,000 plus expenses. The Company also has agreed to indemnify D.F. King against certain liabilities including liabilities arising under the federal securities laws. D.F. King has informed the Company that it intends to employ approximately 40 persons to solicit proxies. The Company will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) are approximately $8.4 million to date.

“Householding” of Proxy Materials

In December of 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

As in the past few years, a number of brokers with accountholders who are Motorola stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Motorola stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call us at 1-800-262-8509 or write us at Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By order of the Board of Directors,

A. Peter Lawson
Secretary

IMPORTANT

Your vote is important.  Regardless of the number of shares of Motorola Common Stock that you own, please submit your proxy (1) via the Internet by following the instructions on your proxy card, (2) via telephone by following the instructions on your proxy card, (3) via mail by marking, signing, dating and promptly mailing your enclosed proxy card or voting instruction form in the postage-paid envelope provided, or (4) in person.

Instructions for “Street Name” Stockholders

If you own shares of Motorola Common Stock in the name of a broker, bank or other nominee, only it can vote your shares of Motorola Common Stock on your behalf and only upon receipt of your instructions. You should vote your shares by following the instructions provided on your proxy card or voting instruction form and submitting it to your bank, broker or other nominee to ensure that your shares are voted on your behalf. Please do so for each separate account you maintain. Your broker, bank or nominee may provide for voting via the Internet, by telephone or by mail. Please refer to the instructions provided by your broker, bank or nominee.

Please vote via the Internet, by telephone or by mail at your earliest convenience.

If you have any questions or need assistance in voting your shares of Motorola Common Stock, please call:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Toll-Free: 1-800-549-6697

Location for the Annual Meeting of Stockholders:
Rosemont Theater
5400 N. River Road, Rosemont, Illinois 60018, (847) 671-5100
May 5, 2008 at 5:00 P.M., local time

Map to the Rosemont Theater

MOTOROLA, INC.
1303 E. ALGONQUIN RD.
SCHAUMBURG, IL 60196

Vote by Internet	WWW.CESVOTE.COM

Use the Internet to submit your proxy up until the closing of the polls at the Annual Meeting, which is expected to occur Monday, May 5, 2008. Have your proxy card in hand when you access the web site and follow the instructions provided.

Vote by Telephone	1-888-693-8683

Use any touch-tone telephone to submit your proxy up until the closing of the polls at the Annual Meeting, which is expected to occur Monday, May 5, 2008. Have your proxy card in hand when you call and then follow the instructions provided.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to: Motorola, Inc., c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230-3230. Receipt of your mailed proxy is needed prior to the closing of the polls at the Annual Meeting, which is expected to occur Monday, May 5, 2008.

Vote by Telephone	Vote by Internet	Vote by Mail

Call Toll-Free using a	Access the Website and	Sign and return your proxy card

touch-tone telephone:	cast your vote:	in the postage-paid

1-888-693-8683	www.cesvote.com	envelope provided.

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at http://ww3.ics.adp.com/streetlink/MOT.
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THIS PROXY IS VALID ONLY WHEN SIGNED.
ê Please fold and detach card at perforation before mailing. ê

Motorola, Inc.	Proxy Card

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW.
Proposal 1:	Election of Directors for a One-Year Term				FOR All	WITHHOLD All	FOR All Except
Nominees:	(01) G. Brown	(05) K. Meister	(09) R. Sommer	(13) J. White
	(02) D. Dorman	(06) T. Meredith	(10) J. Stengel	(14) M. White	☐	☐	☐
	(03) W. Hambrecht	(07) N. Negroponte	(11) A. Vinciquerra
	(04) J. Lewent	(08) S. Scott III	(12) D. Warner III
To withhold authority to vote for any individual nominee(s), mark “FOR All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.		FOR	AGAINST	ABSTAIN
Proposal 2:	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4 AND 5.		FOR	AGAINST	ABSTAIN
Proposal 3:	Shareholder Proposal re: Say-on-Pay	☐	☐	☐
Proposal 4:	Shareholder Proposal re: Policy to Recoup Unearned Management Bonuses	☐	☐	☐
Proposal 5:	Shareholder Proposal re: A Global Set of Corporate Standards at Motorola	☐	☐	☐

Signature	Date

Signature (Joint Owners)	Date
Please vote, date and sign and mail this proxy card promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

ADMISSION TICKET TO MOTOROLA’S
2008 ANNUAL MEETING OF STOCKHOLDERS
This is your admission ticket to gain access to Motorola’s 2008 Annual Meeting of Stockholders to be held at The Rosemont Theater, 5400 North River Road, Rosemont, Illinois on Monday, May 5, 2008 at 5:00 P.M. local time. A map showing directions to the meeting site is shown below. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis.
THIS TICKET IS NOT TRANSFERABLE
Location for the Annual Meeting of Stockholders
Rosemont Theater
5400 N. River Road, Rosemont, Illinois 60018, (847) 671-5100
May 5, 2008 at 5:00 P.M. local time
Map to the Rosemont Theater
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://ww3.ics.adp.com/streetlink/MOT.
ê Please fold and detach card at perforation before mailing. ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Annual Meeting of Stockholders, May 5, 2008
The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Gregory Q. Brown, Paul J. Liska, A. Peter Lawson and Marc E. Rothman, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc. which the stockholder(s) would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held on May 5, 2008, and at any adjournments or postponements thereof.
In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE
INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2,
AGAINST PROPOSAL 3, AGAINST PROPOSAL 4, AND AGAINST PROPOSAL 5.
IMPORTANT — This Proxy must be signed and dated on the reverse side.

MOTOROLA, INC.
1303 E. ALGONQUIN RD.
SCHAUMBURG, IL 60196

Vote by Internet	WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions up until 5:00 p.m. Central Time, Friday, May 2, 2008. Have your voting instruction form in hand when you access the website listed above and follow the instructions.

Vote by Telephone	1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Central Time, Friday, May 2, 2008. Have your voting instruction form in hand when you call and then follow the instructions.

Vote by Mail

Please mark, sign and date your voting instruction form and return it in the postage-paid envelope we have provided or return it to: Motorola, Inc., c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230-3230. To ensure that your vote is received on a timely basis, please act promptly. Receipt of your mailed voting instruction form is needed by 5:00 p.m. Central Time, Friday, May 2, 2008.

Vote by Telephone	Vote by Internet	Vote by Mail

Call Toll-Free using a	Access the website and	Sign and return your

touch-tone telephone:	cast your vote:	voting instruction form in the

1-888-693-8683	www.cesvote.com	postage-paid envelope provided.

If you vote by Internet or by telephone, you do NOT need to mail back your voting instruction form.
You can view the Annual Report and Proxy Statement on the Internet at http://ww3.ics.adp.com/streetlink/MOT.
è
THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED.
ê Please fold and detach card at perforation before mailing. ê

Motorola, Inc.	Voting Instruction Form

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW.
Proposal 1:	Election of Directors for a One-Year Term				FOR All	WITHHOLD All	FOR All Except
Nominees:	(01) G. Brown	(05) K. Meister	(09) R. Sommer	(13) J. White
	(02) D. Dorman	(06) T. Meredith	(10) J. Stengel	(14) M. White	☐	☐	☐
	(03) W. Hambrecht	(07) N. Negroponte	(11) A. Vinciquerra
	(04) J. Lewent	(08) S. Scott III	(12) D. Warner III
To withhold authority to vote for any individual nominee(s), mark “FOR All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.		FOR	AGAINST	ABSTAIN
Proposal 2:	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4 AND 5.		FOR	AGAINST	ABSTAIN
Proposal 3:	Shareholder Proposal re: Say-on-Pay	☐	☐	☐
Proposal 4:	Shareholder Proposal re: Policy to Recoup Unearned Management Bonuses	☐	☐	☐
Proposal 5:	Shareholder Proposal re: A Global Set of Corporate Standards at Motorola	☐	☐	☐

Plan Participant Signature	Date
Please vote, date and sign and mail this voting instruction form promptly in the enclosed envelope. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such.

ADMISSION TICKET TO MOTOROLA’S
2008 ANNUAL MEETING OF STOCKHOLDERS
This is your admission ticket to gain access to Motorola’s 2008 Annual Meeting of Stockholders to be held at The Rosemont Theater, 5400 North River Road, Rosemont, Illinois on Monday, May 5, 2008 at 5:00 P.M. local time. A map showing directions to the meeting site is shown below. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis.
THIS TICKET IS NOT TRANSFERABLE
Location for the Annual Meeting of Stockholders
Rosemont Theater
5400 N. River Road, Rosemont, Illinois 60018, (847) 671-5100
May 5, 2008 at 5:00 P.M. local time
Map to the Rosemont Theater
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://ww3.ics.adp.com/streetlink/MOT .
ê Please fold and detach card at perforation before mailing. ê

THIS VOTING INSTRUCTION FORM IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Annual Meeting of Stockholders, May 5, 2008
The stockholder(s) whose signature(s) appear(s) on the reverse side of this Voting Instruction Form hereby direct(s) that you appoint Gregory Q. Brown, Paul J. Liska, A. Peter Lawson and Marc E. Rothman, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc. which you are entitled to vote for the stockholder(s), at the Annual Meeting of Stockholders of Motorola, Inc. to be held on May 5, 2008, and at any adjournments or postponements thereof.
In addition, the stockholder(s) hereby direct(s) that the proxies be authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournments or postponements thereof.
YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE
INDICATED, YOUR SHARES WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2,
AGAINST PROPOSAL 3, AGAINST PROPOSAL 4, AND AGAINST PROPOSAL 5.
IMPORTANT — This Voting Instruction Form must be signed and dated on the reverse side.